     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 2000



                                                      REGISTRATION NO. 333-34880

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                              INFOCURE CORPORATION
             (Exact name of Registrant as specified in its charter)
                           -------------------------

              DELAWARE                                7372                               58-2271614
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                               1765 THE EXCHANGE
                                   SUITE 500
                             ATLANTA, GEORGIA 30339
                                 (770) 221-9990
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           -------------------------

                                JAMES A. COCHRAN
                      SENIOR VICE PRESIDENT -- FINANCE AND
                            CHIEF FINANCIAL OFFICER
                               1765 THE EXCHANGE
                                   SUITE 500
                             ATLANTA, GEORGIA 30339
                                 (770) 221-9990
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           -------------------------

                                                 COPIES TO:
        JOHN J. KELLEY III                  RICHARD L. HAURY, JR.              HERRICK K. LIDSTONE, JR.
          KING & SPALDING             MORRIS, MANNING & MARTIN, L.L.P.           NORTON LIDSTONE, P.C.
       191 PEACHTREE STREET             1600 ATLANTA FINANCIAL CENTRE           THE QUADRANT, SUITE 850
      ATLANTA, GEORGIA 30303              3343 PEACHTREE ROAD, N.E.                5445 DTC PARKWAY
          (404) 572-4600                   ATLANTA, GEORGIA 30326              ENGLEWOOD, COLORADO 80111
                                               (404) 504-7713                       (303) 221-5552

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the effective time of the merger of wholly owned subsidiary of the Registrant with and into Medical Dynamics, Inc., which merger shall occur as soon as practicable following the effectiveness of this Registration Statement.
    If any securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                        CALCULATION OF REGISTRATION FEE



------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                                      PROPOSED             PROPOSED
                                                   AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
            TITLE OF SECURITIES                     TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
              TO BE REGISTERED                  REGISTERED(1)         PER SHARE        OFFERING PRICE(2)        FEE(2)(3)
------------------------------------------------------------------------------------------------------------------------------
Common Stock $.001 par value per share......      1,687,000              N/A             $8,902,001.10          $2,350.13
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


(1) This amount is based upon the number of shares of Common Stock anticipated to be issued upon consummation of the transactions contemplated in the Agreement and Plan of Merger and Reorganization dated as of December 21, 1999, by and among Medical Dynamics, Inc., InfoCure Corporation and CADI Acquisition Corporation, as amended by the First Amendment to Agreement and Plan of Merger dated as of April 10, 2000.
(2) Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices of Medical Dynamics common stock on The Nasdaq SmallCap Market on April 13, 2000 ($.672).

(3) The registration fee was previously paid in connection with the initial filing of this registration statement on April 14, 2000.


                           -------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. INFOCURE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT-PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION -- DATED JUNE 20, 2000


                             MEDICAL DYNAMICS, INC.

                            99 INVERNESS DRIVE EAST

                           ENGLEWOOD, COLORADO 80112

Dear Stockholder:

     The Medical Dynamics, Inc. board of directors has unanimously approved a merger which will result in the acquisition of Medical Dynamics by InfoCure Corporation, a publicly-traded company headquartered in Atlanta, Georgia.


     In the merger, each share of Medical Dynamics common stock will be exchanged for 0.05672 shares of InfoCure common stock. This exchange ratio may change in certain circumstances, and we will determine the exact ratio immediately prior to closing of the merger according to the formula specified in the merger agreement and described in this proxy statement-prospectus. InfoCure common stock is traded on The Nasdaq National Market under the symbol "INCX,"
and on June   , 2000, InfoCure common stock closed at $               per share.



     The merger cannot be completed unless the holders of more than a majority of Medical Dynamics' outstanding shares of common stock approve the merger agreement. Only stockholders who hold shares of Medical Dynamics at the close of business on June 9, 2000 will be entitled to vote at the special meeting. In connection with the merger, certain stockholders of Medical Dynamics who hold approximately 17% of the outstanding shares of Medical Dynamics common stock have agreed to vote their shares in favor of the merger.


     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE MERGER IS CONSISTENT WITH AND IN FURTHERANCE OF THE LONG-TERM BUSINESS STRATEGY OF MEDICAL DYNAMICS AND FAIR TO, AND IN THE BEST INTERESTS OF, MEDICAL DYNAMICS AND ITS STOCKHOLDERS. MEDICAL DYNAMICS' BOARD OF DIRECTORS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS ITS APPROVAL BY YOU.


     This proxy statement-prospectus provides you with detailed information concerning InfoCure, Medical Dynamics and the merger. Please give all of the information contained in the proxy statement-prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 19 OF THIS PROXY STATEMENT-PROSPECTUS.



     The special meeting of Medical Dynamics stockholders will be held on July 19, 2000 at 10:00 a.m. at the offices of Medical Dynamics, 99 Inverness Drive East, Englewood, Colorado 80112.


     Please use this opportunity to take part in the affairs of Medical Dynamics by voting on the approval of the merger agreement. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT.

     We appreciate your consideration of this matter.

                                          Van A. Horsley
                                          President, Medical Dynamics, Inc.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This proxy statement-prospectus is dated June   , 2000 and is first being
mailed to stockholders on or about June   , 2000.

                      REFERENCES TO ADDITIONAL INFORMATION

     This proxy statement-prospectus incorporates important business and financial information about Medical Dynamics and InfoCure from other documents that are not included in or delivered with this proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Medical Dynamics, Inc.               InfoCure Corporation
99 Inverness Drive East              1765 The Exchange, Suite 500
Englewood, Colorado 80112            Atlanta, Georgia 30339
Attention: Investor Relations        Attention: Investor Relations
  Department                           Department
Telephone: (303) 790-2990            Telephone: (770) 221-9990


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY JULY 11, 2000 IN ORDER TO RECEIVE THEM BEFORE THE MEDICAL DYNAMICS SPECIAL MEETING.



     See "Where You Can Find More Information" beginning on page 62.

                             MEDICAL DYNAMICS, INC.
                            99 INVERNESS DRIVE EAST
                           ENGLEWOOD, COLORADO 80112

           NOTICE OF SPECIAL MEETING OF MEDICAL DYNAMICS STOCKHOLDERS


                                 JULY 19, 2000

                                 AT 10:00 A.M.

To Medical Dynamics Stockholders:


     Notice is hereby given that a special meeting of stockholders of Medical Dynamics, Inc. will be held on July 19, 2000 at 10:00 a.m. local time at the offices of Medical Dynamics, 99 Inverness Drive East, Englewood, Colorado 80112, for the following purposes:



          1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger and Reorganization, dated December 21, 1999, by and among InfoCure Corporation, CADI Acquisition Corporation, a wholly owned subsidiary of InfoCure, and Medical Dynamics, as amended by the First Amendment to the Agreement and Plan of Merger dated as of April 10, 2000, pursuant to which CADI will merge with and into Medical Dynamics and Medical Dynamics will survive the merger and continue as a wholly owned subsidiary of InfoCure. In the merger, each share of Medical Dynamics common stock, par value $.001 per share, will be exchanged for 0.05672 shares of InfoCure common stock, par value $.001 per share. This exchange ratio may be subject to change in certain circumstances, and the exact ratio will be determined immediately prior to closing of the merger according to the formula specified in the merger agreement and described in this proxy statement-prospectus. Approval of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.


          2. To transact such other business as may properly come before the special meeting or any adjournment thereof.


     These items of business are described in the attached proxy statement-prospectus. Only holders of record of Medical Dynamics shares at the close of business on June 9, 2000, the record date, are entitled to vote on the matters listed in this Notice of Special Meeting of Medical Dynamics Stockholders. You may vote in person at the Medical Dynamics special meeting even if you have returned a proxy.


                                      By Order of the Board of Directors
                                      of Medical Dynamics, Inc.

                                      Van A. Horsley
                                      President

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Questions and Answers About the Merger......................     1
Summary.....................................................     3
  The Companies.............................................     3
  The Merger................................................     3
  What You Will Receive in The Merger.......................     4
  InfoCure Will Assume the Medical Dynamics Options and
     Warrants...............................................     4
  Reasons for the Merger....................................     4
  Accounting Treatment......................................     5
  Non-Solicitation of Third Party Proposals.................     5
  Conditions to Completion of the Merger....................     5
  Termination of the Merger Agreement.......................     5
  Fees and Expenses.........................................     5
  Restrictions on Your Ability to Sell InfoCure Common
     Stock..................................................     6
  Special Meeting of Stockholders...........................     6
  Stockholder Vote Required to Approve the Merger...........     6
  Voting Agreement..........................................     6
  Voting Rights at the Special Meeting......................     6
  Medical Dynamics' Recommendation to Stockholders..........     7
  Voting by Directors and Executive Officers................     7
  Interests of Certain Persons in the Merger That May be
     Different from Yours...................................     7
  Completion of the Merger and Regulatory Approvals.........     7
  Differences in Stockholders' Rights.......................     7
  Listing of InfoCure Common Stock..........................     7
  Market Price Information..................................     7
  Forward-Looking Statements May Prove Inaccurate...........     8
  Who Can Help Answer Your Questions........................     8
  Selected Historical Financial Data........................     9
  Unaudited Pro Forma Condensed Combined Financial
     Statements.............................................    12
  Comparative Per Share Data................................    18
Risk Factors................................................    19
  The Total Number of Shares of InfoCure Common Stock to be
     Issued in the Merger May Change........................    19
  InfoCure May Not Achieve the Anticipated Benefits from the
     Merger.................................................    19
  The Medical Dynamics Board of Directors Did Not Obtain Any
     Third Party Opinion as to the Fairness of the Merger...    20
  Certain of Medical Dynamics' Officers and Directors Have
     Conflicts of Interest That May Influence Them to
     Support or Approve the Merger..........................    20
  The Issuance of InfoCure Common Stock and Medical
     Dynamics' Operating Losses Will Increase InfoCure's
     Losses Per Share.......................................    20
  Your Rights as a Medical Dynamics Stockholder Differ from
     the Rights You Will Have as an InfoCure Stockholder....    21
  Failure to Complete the Merger Could Negatively Impact
     Medical Dynamics' Future Business and Operations.......    21
  Infocure Has Recently Incurred Losses and Expects to
     Continue to Incur Losses for the Foreseeable Future....    21
  InfoCure's Quarterly Operating Results May Vary and in the
     Past it Has Experienced Losses.........................    21


                                       (i)

                                                              PAGE
                                                              ----
  InfoCure's Subscription Pricing Model is Unproven and its
     Success Depends on Acceptance of this Model and
     InfoCure's Ability to Set Subscription Fees at
     Appropriate Levels.....................................    22
  InfoCure's ASP Product Strategy is Unproven and Customers
     May Not Respond Favorably to its New Products..........    23
  The Failure to Successfully Complete the Development of
     InfoCure's Internet Solutions and Enter into Strategic
     Relationships Could Harm InfoCure's Business and Limit
     its Potential Growth...................................    23
  InfoCure's ASP Product Strategy is Dependent Upon the
     Continued Development of the Internet..................    23
  InfoCure's Systems May be Vulnerable to Security Breaches
     and Viruses............................................    24
  InfoCure Plans to Expand Rapidly and it May be Difficult
     to Manage InfoCure's Growth............................    24
  InfoCure's Growth Could be Limited if it is Unable to
     Attract and Retain Qualified Personnel.................    24
  If InfoCure is Unable to Protect Its Intellectual Property
     Rights from Third Party Challenges, InfoCure's
     Competitive Position May Be Significantly Impaired.....    25
  Intellectual Property Infringement Claims Against InfoCure
     Could be Costly to Defend and Could Divert Management's
     Attention Away from InfoCure's Business................    25
  InfoCure May Undertake Acquisitions Which Can Pose Risks
     to its Business........................................    25
  InfoCure May Face Difficulties Integrating Acquired
     Businesses.............................................    25
  Technology Solutions May Change Faster Than InfoCure is
     Able to Update its Technology..........................    26
  InfoCure is Subject to Government Regulation and Legal
     Uncertainties..........................................    26
  Changes in State and Federal Laws Relating to
     Confidentiality of Patient Medical Records Could Limit
     InfoCure's Customers' Ability to Use its Services......    27
  Changes in the Regulatory and Economic Environment in the
     Healthcare Industry Could Adversely Affect InfoCure's
     Business...............................................    27
  Competition Could Reduce Revenue from InfoCure's Products
     and Services...........................................    28
  InfoCure's New Product Strategy and Subscription Pricing
     Model will Require Additional Financing Which May Not
     be Available...........................................    28
  InfoCure's Stock Price has Historically Been Volatile,
     Which May Make it More Difficult for You to Resell
     Shares When You Want at Prices You Find Attractive.....    29
  InfoCure's Certificate of Incorporation and Bylaws Have
     Anti-takeover Provisions...............................    29
  Privately-sold Shares Eligible for Public Resale Could
     Have a Negative Effect on InfoCure's Stock Price.......    29
  Forward-looking Statements May Prove Inaccurate...........    30
The Special Meeting.........................................    31
  Purpose...................................................    31
  Date, Place and Time......................................    31
  Record Date...............................................    31
  Medical Dynamics Stockholders Entitled to Vote............    31
  Vote Required; Voting at the Meeting......................    31
  Voting of Proxies.........................................    32
  Solicitation of Proxies...................................    32
  Appraisal Rights..........................................    32
  Recommendation of the Medical Dynamics Board of
     Directors..............................................    33
  Interests of Certain Medical Dynamics Directors, Officers
     and Affiliates in the Merger...........................    33


                                      (ii)

                                                              PAGE
                                                              ----
Description of the Merger...................................    35
  The Merger................................................    35
  What You Will Receive in the Merger.......................    35
  Effect of the Merger on Medical Dynamics Options and
     Warrants...............................................    35
  Material Federal Income Tax Consequences of the Merger....    37
  Loan to Medical Dynamics..................................    38
  Background of and Reasons for the Merger..................    39
  Completion of the Merger..................................    43
  Distribution of InfoCure Stock Certificates...............    43
  Regulatory Approval.......................................    44
  Management and Operations After the Merger................    44
  Accounting Treatment......................................    44
  Resales of InfoCure Common Stock..........................    44
  Voting Agreement..........................................    45
The Merger Agreement........................................    46
  Conditions to Completion of the Merger....................    46
  No Solicitation...........................................    47
  Waiver, Amendment, and Termination........................    48
  Fees and Expenses.........................................    49
  Termination Fee...........................................    49
  Representations and Warranties............................    50
  Conduct of Business Pending the Merger....................    51
The Stockholders Agreement..................................    52
Comparative Stock Prices and Dividends......................    53
  Recent Closing Prices.....................................    53
  Dividend Information......................................    54
  Number of Stockholders....................................    54
Principal Stockholders......................................    55
Effect of the Merger on Rights of Stockholders..............    56
  Classes of Common Stock of Medical Dynamics and
     InfoCure...............................................    56
  Board of Directors........................................    56
  Number of Directors.......................................    56
  Filling Vacancies on the Board............................    56
  Quorum....................................................    57
  Stockholder Action by Written Consent.....................    57
  Ability to Call Special Meeting...........................    57
  Notice of Meeting.........................................    57
  Advance Notice of Stockholder Proposals...................    57
  Voting Requirements.......................................    59
  Amending Certificate of Incorporation or Articles of
     Incorporation..........................................    59
  Amending Bylaws...........................................    59
  Interested Director Transactions..........................    59
Stockholder Proposals.......................................    61
Other Matters...............................................    61
Experts.....................................................    61
Legal Matters...............................................    62
Where You Can Find More Information.........................    62
APPENDIX A -- Agreement and Plan of Merger, as amended......   A-1


                                      (iii)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY IS MEDICAL DYNAMICS BEING ACQUIRED BY INFOCURE?


A: The Medical Dynamics board believes that the merger is in the best interests of the Company and will provide significant benefits to its stockholders, customers and employees. The board believes that the merger will create a company which will be better positioned to be a strong competitor in the rapidly changing and consolidating healthcare information technology services industry. To review the background and reasons for the merger in greater detail, see pages 39 through 43.


Q:  WHAT WILL I RECEIVE IN THE MERGER?


A: Medical Dynamics stockholders will receive 0.05672 shares of InfoCure common stock in exchange for each share of Medical Dynamics common stock they hold. However, this exchange ratio will change if the average closing price of InfoCure common stock for the 20 trading days immediately prior to the closing of the merger is less than $13.22 per share or more than $22.04 per share. If the average closing price of InfoCure common stock prior to the closing of the merger is below $13.22, then the exchange ratio will be adjusted so that you will receive $0.75 worth of InfoCure common stock, based on the average closing price prior to the closing, for each share of Medical Dynamics common stock. If the average closing price of InfoCure common stock prior to the closing of the merger is above $22.04, then the exchange ratio will be adjusted so that you will receive $1.25 worth of InfoCure common stock, based on the average closing price prior to the closing, for each share of Medical Dynamics common stock. This is the "exchange ratio." You should obtain current market prices for shares of InfoCure common stock and shares of Medical Dynamics common stock.


    For example:
     - If you own 100,000 shares of Medical Dynamics common stock and the average closing price of InfoCure common stock at the time of the merger is between $13.22 and $22.04 per share, you will receive 5,672 shares of InfoCure common stock upon completion of the merger.


     - If you own 100,000 shares of Medical Dynamics common stock and the average closing price of InfoCure common stock at the time of the merger is $30.00 per share, you will receive 4,167 shares of InfoCure common stock upon completion of the merger.



     - If you own 100,000 shares of Medical Dynamics common stock and the average closing price of InfoCure common stock at the time of the merger is $10.00 per share, you will receive 7,500 shares of InfoCure common stock upon completion of the merger.


Q:  AM I ENTITLED TO APPRAISAL RIGHTS?


A: No. Because the shares of InfoCure common stock are listed on The Nasdaq National Market and the shares of Medical Dynamics common stock are held by more than 2,000 stockholders of record, you will not have appraisal rights under Colorado law.


Q:  WHAT RISKS SHOULD I CONSIDER?


A:  You should review "Risk Factors" on pages 19 through 30.



    You should also review the factors considered by the Medical Dynamics board of directors. See "Description of the Merger -- Background of and Reasons for the Merger" beginning on page 39.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:  We are working to complete the merger during the second quarter of 2000.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?


A: We expect that the exchange of your Medical Dynamics shares generally will be tax-free to you for U.S. federal income tax purposes. You may, however, have to pay taxes on cash received for fractional shares. To review the tax consequences to you in greater detail, see pages 37 and 38.


    YOUR TAX CONSEQUENCES WILL DEPEND ON YOUR PERSONAL SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:  WHAT AM I BEING ASKED TO VOTE UPON?

A: You are being asked to approve the merger agreement which provides for the acquisition of Medical Dynamics through a merger of an InfoCure subsidiary into Medical Dynamics, following which Medical Dynamics will become a wholly owned subsidiary of InfoCure. Approval of the proposal requires the affirmative vote of a majority of the outstanding shares of Medical Dynamics common stock.

    THE MEDICAL DYNAMICS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS VOTING FOR THE APPROVAL OF THE MERGER AGREEMENT.

Q:  WHAT DO I NEED TO DO NOW?

A: After you review the proxy statement and resolve any questions you may have, please indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the special meeting of Medical Dynamics stockholders. Specific instructions regarding procedures to be followed in voting are set forth on your proxy card.

    If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the merger agreement. If you do not sign and send in your proxy or you abstain, it will have the effect of a vote against the proposal to approve the merger agreement.


    The special meeting of Medical Dynamics stockholders will take place on July 19, 2000 at 10:00 a.m. at the offices of Medical Dynamics, 99 Inverness Drive East, Englewood, Colorado 80112. You may attend the special meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the special meeting by following the directions on page 32 and either change your vote or attend the special meeting and vote in person.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares of Medical Dynamics common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed we will send you written instructions for exchanging your Medical Dynamics common stock certificates for InfoCure common stock certificates.

                                    SUMMARY


     This summary highlights selected information from this proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement-prospectus. In addition, we incorporate important business and financial information about InfoCure and Medical Dynamics into this proxy statement-prospectus by reference. You may obtain the information incorporated into this proxy statement-prospectus by reference without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 62 of this proxy statement-prospectus.


THE COMPANIES

INFOCURE CORPORATION
1765 THE EXCHANGE
SUITE 500
ATLANTA, GEORGIA 30339
(770) 221-9990

     InfoCure is a leading national provider of healthcare practice management software products and services. Its wide range of practice management software automates the administrative, financial and clinical information management functions for physicians, dentists and other healthcare practitioners in targeted specialty markets. InfoCure also provides its customers with ongoing maintenance and support, training, electronic data interchange, or "EDI," services and electronic commerce services. These products and services are designed to increase the quality and reduce the cost of providing care by enabling physicians to manage their practices more efficiently.


     InfoCure is currently reorganizing its business to facilitate changes in its pricing of practice management software products, its delivery of these products and the scope of its product offerings. For a complete description of the risks associated with this reorganization, please see "Risk Factors -- Risks Related to InfoCure and Medical Dynamics as a Combined Company" on page 21.



     For the year ended December 31, 1999, InfoCure generated revenues of $203.6 million and a net loss, after extraordinary items, of $3.8 million. For the three months ended March 31, 2000, InfoCure generated revenues of $35.7 million and a net loss of $11.2 million. On March 31, 2000, InfoCure had consolidated assets of approximately $223.1 million and consolidated stockholders' equity of $127.6 million.


MEDICAL DYNAMICS, INC.
99 INVERNESS DRIVE EAST
ENGLEWOOD, COLORADO 80112
(303) 790-2990

     Medical Dynamics is engaged in the development and marketing of practice management software and related products for the dental profession. Medical Dynamics' principal products are practice management software, patient education systems, digital x-ray systems and a wide variety of ancillary products utilized in the dental profession.


     For the year ended September 30, 1999, Medical Dynamics generated revenues of $11.0 million and a net loss of $5.4 million. For the three months ended March 31, 2000, Medical Dynamics generated revenues of $893,000 and a net loss of $625,000. On March 31, 2000, Medical Dynamics had consolidated assets of $4.9 million and consolidated stockholders' equity of approximately $2.1 million.


THE MERGER

     InfoCure will acquire Medical Dynamics by means of the merger of CADI Acquisition Corporation, a wholly owned subsidiary of InfoCure, with and into Medical Dynamics. After the merger, Medical Dynamics will be the surviving corporation. The merger agreement is attached as Appendix A to this proxy statement-prospectus. We encourage you to read the merger agreement carefully. The merger agreement is more fully discussed on pages 46 through 51 of this proxy statement-prospectus.


WHAT YOU WILL RECEIVE IN THE MERGER


     Each share of Medical Dynamics common stock will be exchanged for 0.05672 shares of InfoCure common stock. However, this exchange ratio will change if the average closing price of InfoCure common stock for the 20 trading days immediately prior to the closing of the merger is less than $13.22 per share or more than $22.04 per share. If the average closing price of InfoCure common stock prior to the closing of the merger is below $13.22, then the exchange ratio will be adjusted so that you will receive $0.75 worth of InfoCure common stock, based on the average closing price prior to the closing, for each share of Medical Dynamics common stock. If the average closing price of InfoCure common stock prior to the closing of the merger is above $22.04, then the exchange ratio will be adjusted so that you will receive $1.25 worth of InfoCure common stock, based on the average closing price prior to the closing, for each share of Medical Dynamics common stock.


     In addition, InfoCure will not issue fractional shares in the merger. As a result, the total number of shares of InfoCure common stock that Medical Dynamics stockholders will receive in the merger will be rounded down to the nearest whole number. You will receive a cash payment, without interest, for the value of the remaining fraction of a share of InfoCure common stock that you would otherwise be entitled to receive based upon the average closing price of a share of InfoCure common stock at the time of the merger.

INFOCURE WILL ASSUME THE MEDICAL DYNAMICS OPTIONS AND WARRANTS

     Medical Dynamics has issued options and warrants exercisable for shares of Medical Dynamics common stock. When the merger is effective, all outstanding options and warrants to purchase Medical Dynamics common stock will convert into options and warrants to purchase InfoCure common stock. The number of shares of InfoCure common stock issuable upon exercise or conversion and the exercise price and conversion price will each be adjusted to reflect the exchange ratio. All other terms of the Medical Dynamics warrants and options will remain the same.

REASONS FOR THE MERGER

     Medical Dynamics and InfoCure have identified several potential advantages of the merger that they believe will benefit you, Medical Dynamics and InfoCure.

     We anticipate that the merger will benefit you by:

     - reducing your exposure to risks inherent in Medical Dynamics' reliance on a limited number of products and competition with larger companies with more diversified product lines and greater financial resources; and

     - allowing you to participate in the potential for growth of the combined company after the merger.

     Medical Dynamics anticipates that the merger will benefit it by:

     - enabling Medical Dynamics to gain access to additional capital resources;

     - providing increased opportunity for the development of Medical Dynamics' product offerings, thereby augmenting Medical Dynamics' competitive position and maximizing value for stockholders of the combined entity; and

     - providing Medical Dynamics with the opportunity to capitalize on InfoCure's relationships with its customers and vendors.

     InfoCure anticipates that the merger will benefit it by:

     - enhancing InfoCure's product portfolio with the addition of Medical Dynamics' products; and

     - allowing InfoCure to secure ownership of Medical Dynamics' technology.

ACCOUNTING TREATMENT


     We intend to account for the merger as a purchase business combination. Under this method of accounting, after the closing of the merger, Medical Dynamics' assets and liabilities will be recorded at fair value and any excess of the total value of shares exchanged for our assets over our net assets will be recorded as goodwill.


NON-SOLICITATION OF THIRD PARTY PROPOSALS


     Until consummation or abandonment of the merger, Medical Dynamics and its affiliates have agreed not to initiate or facilitate any proposal from a third party with respect to a merger, consolidation, sale or similar transaction involving Medical Dynamics or its subsidiaries (an "acquisition proposal"). However, during the period from the mailing of this proxy statement-prospectus until the Medical Dynamics stockholders have approved the merger, the Medical Dynamics board may engage in discussions regarding an acquisition proposal if certain conditions are met. Those conditions are more fully described on page 46 of this proxy statement-prospectus.


CONDITIONS TO COMPLETION OF THE MERGER

     The merger will be completed only if certain conditions, including, but not limited to the following, are met or waived, if waivable:

     - Medical Dynamics stockholders approve the merger;


     - InfoCure and Medical Dynamics receive legal opinions from their respective counsel concerning the treatment of the merger as a "reorganization" for federal income tax purposes; and


     - neither Medical Dynamics nor InfoCure has breached any of its representations or obligations under the merger agreement in any material respect.

     In addition to these conditions, the merger agreement, attached to this proxy statement-prospectus as Appendix A, describes other conditions that must be met before the merger may be completed.

TERMINATION OF THE MERGER AGREEMENT

     Either InfoCure or Medical Dynamics may terminate the merger agreement under certain circumstances, including if:

     - both parties consent in writing;

     - the merger is not completed before July 31, 2000;

     - legal restraints prevent the consummation of the merger;

     - the Medical Dynamics stockholders do not approve the merger agreement; or

     - the other party breaches in a material manner any of its representations, warranties or covenants under the merger agreement and such breach is not cured within 30 days of notice.

     In addition, InfoCure may terminate the merger agreement, among other things, if Medical Dynamics accepts or recommends acceptance of an acquisition proposal with another party or withdraws, or adversely modifies, its recommendation of the merger.

FEES AND EXPENSES

     InfoCure and Medical Dynamics will generally pay their own fees, costs and expenses incurred in connection with the merger agreement. However, Medical Dynamics will pay InfoCure a "break up" fee of $1.3 million, under certain circumstances, if:

     - Medical Dynamics approves, enters into, or consummates a transaction contemplated by an acquisition proposal;

     - the Medical Dynamics board withdraws, modifies or changes its recommendation as to the merger; or

     - certain principal stockholders of Medical Dynamics who own 17% of the outstanding shares of Medical Dynamics stock fail to comply with their obligations under a stockholders agreement to vote in favor of the merger.

     In addition, InfoCure will pay Medical Dynamics a fee of $150,000 if Medical Dynamics terminates the merger agreement because InfoCure breaches its representations, warranties or obligations under the merger agreement in any material respect.

RESTRICTIONS ON YOUR ABILITY TO SELL INFOCURE COMMON STOCK

     All shares of InfoCure common stock received by you in connection with the merger will be freely transferable, unless you are an "affiliate" of Medical Dynamics or InfoCure under the securities laws. If you are considered an affiliate of Medical Dynamics or InfoCure, your shares of common stock received in the merger may only be sold pursuant to an exemption under the securities laws or pursuant to an effective registration statement covering the resale of such shares.

SPECIAL MEETING OF STOCKHOLDERS


     The special meeting of Medical Dynamics Stockholders will be held at the offices of Medical Dynamics, 99 Inverness Drive East, Englewood, Colorado 80112, at 10:00 a.m., on July 19, 2000. At the special meeting, we will ask you to approve the merger agreement. In order for the special meeting to be held, a quorum must be present. A quorum is present if a majority of the outstanding shares of Medical Dynamics common stock are represented at the special meeting either in person or by proxy.


STOCKHOLDER VOTE REQUIRED TO APPROVE THE MERGER

     The affirmative vote of the holders of a majority of the outstanding shares of Medical Dynamics common stock is required to approve the merger agreement. In connection with the merger, certain stockholders of Medical Dynamics who hold approximately 17% of the outstanding shares of Medical Dynamics common stock have agreed to vote their shares in favor of the merger.

VOTING AGREEMENT

     The holders of approximately 17% of the outstanding Medical Dynamics common stock have agreed to vote in favor of the merger agreement.

VOTING RIGHTS AT THE SPECIAL MEETING


     You are entitled to vote at the special meeting if you owned shares as of the close of business on June 9, 2000, the record date. As of the record date, there were 13,240,066 shares of Medical Dynamics common stock outstanding and such shares of Medical Dynamics common stock were held by 11,609 holders of record. You will be entitled to one vote for each share of Medical Dynamics common stock that you owned on the record date. You may vote either by attending the special meeting and voting your shares in person or by completing the enclosed proxy card and mailing it in the enclosed envelope.


     Medical Dynamics is seeking your proxy to use at the special meeting. Medical Dynamics and InfoCure have prepared this proxy statement-prospectus to assist you in deciding how to vote. Whether or not you plan to attend the meeting, please indicate on your proxy card how you want to vote. Please sign, date and mail it as soon as possible so that your shares will be represented at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR approval of the merger agreement. If you fail to return your proxy card and fail to vote at the meeting, the effect will be a vote AGAINST approval of the merger agreement. If you sign a proxy, you may revoke it at any time before the special meeting or by attending and voting at the special meeting.

MEDICAL DYNAMICS' RECOMMENDATION TO STOCKHOLDERS

     Medical Dynamics' board of directors unanimously approved the merger agreement. The board believes that the proposed merger is consistent with and in furtherance of the long-term business strategy of Medical Dynamics and fair to, and in the best interests of, Medical Dynamics and its stockholders and recommends that you vote to approve the merger agreement.

VOTING BY DIRECTORS AND EXECUTIVE OFFICERS

     On the record date, Medical Dynamics' directors and executive officers owned 2,259,716 shares, or approximately 17% of the outstanding shares of Medical Dynamics common stock. This number does not include stock that the Medical Dynamics directors and executive officers may acquire through the exercise of stock options or warrants. On the record date and as of the date of this proxy statement-prospectus, InfoCure's directors and executive officers owned no shares of Medical Dynamics common stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT MAY BE DIFFERENT FROM YOURS

     When considering the recommendation of Medical Dynamics' board of directors, you should be aware that certain Medical Dynamics directors and officers have interests in the merger that are different from, or are in addition to, yours. Your board of directors was aware of these interests and considered them in approving and recommending the merger.
COMPLETION OF THE MERGER AND REGULATORY APPROVALS


     The merger will become effective upon the filing of articles of merger with the Colorado Secretary of State. If the Medical Dynamics stockholders approve the merger at the special meeting and all required regulatory approvals are obtained, we currently anticipate that the merger will be completed on or about July 20, 2000.


     InfoCure and Medical Dynamics are required to make filings with or obtain approvals from certain regulatory authorities in connection with the merger. InfoCure and Medical Dynamics cannot assure you that they can obtain the necessary regulatory approvals or that the other conditions to consummation of the merger can or will be satisfied.

DIFFERENCES IN STOCKHOLDERS' RIGHTS

     When the merger is completed, you will automatically become an InfoCure stockholder whether or not you surrender your Medical Dynamics stock certificates. Your rights as a Medical Dynamics stockholder are governed by the Medical Dynamics articles of incorporation and bylaws and by Colorado law. The rights of InfoCure stockholders differ from the rights of Medical Dynamics stockholders in several important ways. Many of these have to do with provisions in InfoCure's certificate of incorporation and bylaws and with Delaware law.

LISTING OF INFOCURE COMMON STOCK

     InfoCure has agreed to list the shares of InfoCure common stock to be issued in connection with the merger on The Nasdaq National Market.

MARKET PRICE INFORMATION

     Shares of InfoCure common stock are traded on The Nasdaq National Market under the trading symbol "INCX." Shares of Medical

Dynamics common stock are traded on The
Nasdaq SmallCap Market under the trading symbol "MEDY." The following table presents:

     - the last reported sale price of one share of InfoCure common stock;

     - the last reported sale price of one share of Medical Dynamics common stock; and

     - the market value of one share of Medical Dynamics common stock on an equivalent per share basis,


in each case as if the merger had been completed on December 20, 1999, the last full trading day before the public announcement of the merger agreement, and on
June   , 2000, the last practicable day before the date of this proxy statement-prospectus. The equivalent price per share data for Medical Dynamics common stock has been determined by multiplying the applicable last reported sale price of one share of InfoCure common stock on each of these dates by the assumed exchange ratio of 0.05672, as adjusted to reflect the per share collar.


INFOCURE:


                              PRICE PER SHARE
DATE                           COMMON STOCK
----                          ---------------
December 20, 1999...........     $  27.00
June   , 2000...............


MEDICAL DYNAMICS:


                                           EQUIVALENT
                       PRICE PER SHARE   PRICE PER SHARE
DATE                    COMMON STOCK      COMMON STOCK
----                   ---------------   ---------------
December 20, 1999....     $ 0.9375          $  1.25*
June   , 2000........


------------------------

* reflects the $1.25 per share collar.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE


     InfoCure and Medical Dynamics have made forward-looking statements in this document and in documents to which we have referred you. These statements are subject to risks and uncertainties, and we cannot assure you that these statements will prove to be correct. Forward-looking statements include assumptions as to how InfoCure and Medical Dynamics may perform in the future. When we use words like "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. For those statements, InfoCure and Medical Dynamics claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the important factors discussed in this document and in the documents that we incorporate by reference could affect the future results of InfoCure and Medical Dynamics and could cause those results to differ materially from those expressed in our forward-looking statements. See "Risk Factors" beginning on page 19.


WHO CAN HELP ANSWER YOUR QUESTIONS

     If you have any questions about the merger, please call Van A. Horsley, Medical Dynamics' President, at (303) 790-2990, Extension 13.

                       SELECTED HISTORICAL FINANCIAL DATA



INFOCURE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA



     The selected historical consolidated financial data set forth below as of January 31, 1996 and 1997 and December 31, 1997 and for the two years ended January 31, 1997 have been derived from the audited consolidated financial statements of American Medcare Corporation, the predecessor of InfoCure, not included or incorporated by reference into this proxy statement-prospectus. The selected historical consolidated financial data set forth below as of March 31, 2000, December 31, 1999 and 1998, and for the three months ended March 31, 2000 and 1999, and for the years ended December 31, 1999 and 1998, and the eleven months ended December 31, 1997 have been derived from InfoCure's consolidated financial statements which are incorporated by reference in this proxy statement-prospectus. These consolidated financial statements have been audited by BDO Seidman, LLP, whose report on these consolidated financial statements is also incorporated by reference in this proxy statement-prospectus, except as noted below. The information presented gives retroactive effect to pooling-of-interests treatment for acquisitions completed on or before December 31, 1999 and a 2-for-1 stock split in August 1999. The following financial information should be read in conjunction with InfoCure's consolidated financial statements and related notes thereto provided in InfoCure's Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Report on Form 10-Q for the three months ended March 31, 2000 incorporated by reference in this proxy statement-prospectus.



                                             THREE MONTHS                               ELEVEN
                                                ENDED              YEAR ENDED           MONTHS         YEAR ENDED
CONSOLIDATED STATEMENT                        MARCH 31,           DECEMBER 31,          ENDED          JANUARY 31,
OF OPERATIONS DATA (IN THOUSANDS,         ------------------   -------------------   DECEMBER 31,   -----------------
EXCEPT PER SHARE DATA):                     2000      1999       1999     1998(1)        1997        1997      1996
---------------------------------         --------   -------   --------   --------   ------------   -------   -------
                                             (UNAUDITED)
Total revenue...........................  $ 35,719   $48,993   $203,634   $129,845     $ 75,229     $53,644   $53,756
Compensatory stock awards...............        --        --      1,431      6,447           78          --        --
Purchased research and development......        --        --         --      9,000           --          --        --
Restructuring and other charges.........     1,204       618     10,681      1,874       13,052          --        --
Merger costs............................        --        --      3,764        123           --          --        --
Operating income (loss).................   (15,380)    6,481      3,230     (4,007)     (25,340)     (7,576)   (4,287)
Net income (loss) available to common
  stockholders before extraordinary
  item..................................   (11,181)    2,479       (859)    (7,599)     (18,709)     (5,946)   (4,686)
Net income (loss) per share before
  extraordinary item (2):
  Basic.................................  $  (0.34)  $  0.12   $  (0.03)  $  (0.39)    $  (1.21)
  Diluted...............................     (0.34)     0.09      (0.03)     (0.39)       (1.21)
Shares used in computing net loss per
  share:
  Basic.................................    32,773    21,059     27,994     19,312       15,523
  Diluted...............................    32,773    27,499     27,994     19,312       15,523

                                          AS OF
                                        MARCH 31,         AS OF DECEMBER 31,         AS OF JANUARY 31,
CONSOLIDATED BALANCE SHEET DATA (IN    -----------   -----------------------------   -----------------
THOUSANDS):                               2000         1999     1998(1)     1997      1997      1996
-----------------------------------    -----------   --------   --------   -------   -------   -------
                                       (UNAUDITED)
Cash and cash equivalents............    $ 18,109    $ 16,836   $ 10,302   $ 6,795   $ 3,822   $ 1,280
Working capital......................      31,243      25,993     (3,598)   (6,736)   (5,233)   (5,000)
Total assets.........................     223,068     220,504    160,132    65,794    33,013    24,434
Long-term debt, less current
  portion............................      51,859      41,178     72,896    12,394     5,962     5,883
Convertible, redeemable preferred
  stock..............................          --          --      8,501        --        --        --
Convertible, redeemable subsidiary
  preferred stock issuable...........      10,000          --         --        --        --        --
Stockholders' equity (capital
  deficit)...........................     127,613     135,339     22,772    11,615     5,501    (1,138)



(1) During 1998, InfoCure acquired the net assets of the Healthcare Systems Division of The Reynolds and Reynolds Company in a transaction accounted for as a purchase.


(2) Loss per share for the years ended January 31, 1997 and 1996 has not been presented as it is not considered meaningful due to the acquisition of the Founding Companies and the Company's initial public offering in conjunction with the formation of the Company in the period ended December 31, 1997.



MEDICAL DYNAMICS SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION



     The selected historical financial data set forth below as of September 30, 1995, 1996 and 1997, and for each of the years in the two years ended September 30, 1996 have been derived from Medical Dynamics' audited consolidated financial statements not included or incorporated by reference into this proxy statement-prospectus. The selected historical financial data set forth below as of March 31, 2000, September 30, 1999 and 1998, and for the six months ended March 31, 2000 and 1999 and for each of the years in the three year-period ended September 30, 1999 have been derived from Medical Dynamics' consolidated financial statements which are incorporated by reference into this proxy statement-prospectus. These consolidated financial statements have been audited by Hein + Associates LLP, whose report on these consolidated financial statements is also incorporated by reference in this proxy statement-prospectus, except as noted below. The following financial information should be read in conjunction with Medical Dynamics' consolidated financial statements and consolidated condensed financial statements incorporated by reference into this proxy statement-prospectus.



                                  SIX MONTHS ENDED
STATEMENT OF                          MARCH 31,                    YEARS ENDED SEPTEMBER 30,
OPERATIONS DATA (IN THOUSANDS,  ---------------------   -----------------------------------------------
EXCEPT PER SHARE DATA)             2000        1999      1999      1998      1997      1996      1995
------------------------------  -----------   -------   -------   -------   -------   -------   -------
                                     (UNAUDITED)
Revenues...................       $ 2,242     $ 6,264   $10,959   $ 7,847   $   983   $   668   $ 1,195
Cost of revenues...........         1,053       3,034     6,108     4,059     1,296       652     1,012
Gross profit...............         1,189       3,230     4,851     3,788      (313)       16       183
Operating loss.............          (901)     (1,990)   (4,520)   (2,304)   (1,684)   (1,787)   (1,618)
Net loss...................        (1,073)     (2,302)   (5,398)   (2,522)   (1,548)   (1,742)   (1,484)
Net loss per share.........         (0.09)      (0.22)    (0.52)    (0.27)    (0.21)    (0.25)    (0.22)

                                                                     SEPTEMBER 30,
                                         MARCH 31,    -------------------------------------------
BALANCE SHEET DATA (IN THOUSANDS):         2000        1999      1998     1997     1996     1995
----------------------------------      -----------   -------   ------   ------   ------   ------
                                        (UNAUDITED)
Cash and cash equivalents.............    $   352     $   180   $  553   $  836   $  993   $1,072
Working capital.......................     (2,190)     (1,787)     449    1,343    1,148    2,203
Total assets..........................      4,905       5,603    9,170    1,917    2,237    2,886
Long-term debt, less current
  portion.............................        167         578    1,769       --       --       --
Stockholders' equity..................      2,102       2,593    5,464    1,547    1,926    2,531



SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION



     The following selected unaudited pro forma combined financial information has been derived from the historical financial statements of InfoCure and Medical Dynamics. The unaudited pro forma combined balance sheet data as of March 31, 2000 has been presented as if the pending acquisition of Medical Dynamics had been consummated on that date. The unaudited pro forma combined statements of operations data for the year ended December 31, 1999 and the three months ended March 31, 2000 have been presented as if the pending acquisition of Medical Dynamics had been consummated on January 1, 1999.



     The selected unaudited pro forma combined financial information gives effect to the acquisition of Medical Dynamics under the purchase method of accounting for business combinations and is based upon the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.



                                                        THREE MONTHS ENDED      YEAR ENDED
                                                          MARCH 31, 2000     DECEMBER 31, 1999
                                                        ------------------   -----------------
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenue.........................................       $ 36,612            $214,593
Compensatory stock awards.............................             --               1,481
Restructuring and other charges.......................          1,204              11,336
Merger costs..........................................             --               3,764
Operating loss........................................        (16,678)             (1,573)
Net loss..............................................        (12,325)             (4,489)
Net loss per share before extraordinary item, basic
  and diluted.........................................          (0.37)              (0.16)



                                                              MARCH 31, 2000
                                                              --------------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................     $ 17,986
Working capital.............................................       29,953
Total assets................................................      234,926
Long-term debt, less current portion........................       52,026
Convertible, redeemable subsidiary preferred stock
  issuable..................................................       10,000
Stockholders' equity........................................      138,043

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS


     The unaudited pro forma condensed combined financial statements have been prepared to give effect to InfoCure's proposed acquisition of all the outstanding equity interest of Medical Dynamics. Pursuant to the merger agreement, if the average closing price for InfoCure common stock for the 20 trading days immediately preceding the closing of the merger is between $13.22 and $22.04 per share, each share of Medical Dynamics common stock will be exchanged for 0.05672 shares of InfoCure common stock, in which case InfoCure will issue 751,000 shares of common stock in the merger. If the average closing price of InfoCure common stock is less than $13.22, the exchange ratio will be adjusted so that each share of Medical Dynamics common stock will be exchanged for $0.75 shares worth of InfoCure common stock, based on the average closing price prior to the closing of the merger. The average closing price for InfoCure common stock for the 20 trading days prior to the date of this proxy statement-prospectus was $5.89, which would result in an exchange ratio of
0.1274. The unaudited pro forma condensed combined financial statements have been prepared assuming an exchange ratio of 0.1274 and, as a result, the issuance of approximately 1,687,000 shares of InfoCure common stock in the merger in exchange for the outstanding equity interest in Medical Dynamics. If the average closing price of InfoCure common stock for the 20 trading days prior to the closing of the merger is higher than $5.89, the exchange ratio will be lower than 0.1274 and InfoCure will issue fewer shares in the merger. If the average closing price for the 20 trading days prior to the closing of the merger is lower than $5.89, the exchange ratio will be higher than 0.1274 and InfoCure will issue a greater number of shares in the merger. The unaudited pro forma condensed combined financial statements assume 13.2 million shares of Medical Dynamics common stock are outstanding on a fully diluted basis as of the date of the acquisition. The pro forma condensed combined financial statements included herein reflect application of the purchase method of accounting for the acquisition. Such financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of InfoCure included in InfoCure's annual report on Form 10-K for the year ended December 31, 1999 and its quarterly report on Form 10-Q for the three months ended March 31, 2000, incorporated herein by reference and the Medical Dynamics historical consolidated financial statements and notes thereto of Medical Dynamics included in Medical Dynamics' annual report on Form 10-KSB for the year ended September 30, 1999 and its quarterly report on Form 10-QSB for the quarter ended March 31, 2000, incorporated herein by reference.



     The pro forma condensed combined balance sheet gives effect to the acquisition as if it had occurred on March 31, 2000 combining the balance sheets of InfoCure and Medical Dynamics as of that date. The pro forma condensed combined statement of operations give effect to the acquisition as if it had occurred on January 1, 1999, combining the results of InfoCure for the three months ended March 31, 2000 and for the year ended December 31, 1999 with those of Medical Dynamics for the year ended September 30, 1999 which, for pro forma purposes, are considered comparable to the results of a calendar twelve-month period.



     The pro forma combined statements of operations for the three months ended March 31, 2000 and for the year ended December 31, 1999 include appropriate adjustments for amortization and other items related to the transaction, but exclude any potential cost savings. InfoCure believes that it may be able to reduce salaries and related costs and general and administrative expenses as it eliminates duplication of overhead and, together with Medical Dynamics, has formulated a plan of restructuring to implement such savings. There can be no assurance that the restructuring plan will be successful in effecting such cost savings.


     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The pro forma combined financial information is unaudited and does not purport to represent the consolidated results that would have been obtained had the transaction occurred at the dates indicated, as assumed, nor does it purport to present the results which may be obtained in the future.

                              INFOCURE CORPORATION

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 MARCH 31, 2000


                                 (IN THOUSANDS)



                                                         MEDICAL                    PRO FORMA
                                              INFOCURE   DYNAMICS   ADJUSTMENTS     COMBINED
                                              --------   --------   -----------     ---------
ASSETS
CURRENT:
Cash and cash equivalents...................  $ 18,109   $    352    $   (475)(A)   $ 17,986
Accounts and notes receivable, net..........    32,371         47          --         32,418
Inventory, net..............................     4,726         46          --          4,772
Refundable income taxes.....................     3,256         --          --          3,256
Deferred tax assets.........................     2,843         --          --          2,843
Prepaid expense and other current assets....     2,443          1          --          2,444
                                              --------   --------    --------       --------
     Total current assets...................    63,748        446      (1,272)        63,719
Property and equipment, net.................    25,655        359                     26,014
Goodwill, net...............................   101,905      1,093      11,411(B)     114,409
Other intangible assets, net................     9,888      2,983      (2,983)(B)      9,888
Deferred tax asset..........................    18,567         --          --         18,567
Other assets................................     3,305         24      (1,000)(C)      2,329
                                              --------   --------    --------       --------
     Total assets...........................  $223,068   $  4,905    $  6,156       $234,926
                                              ========   ========    ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT:
Note payable................................  $  1,222   $     --    $     --       $  1,222
Accounts payable............................     3,401        157          --          3,558
Accrued expense.............................    13,732        445        (148)(A)     14,129
                                                                          100(B)
Accrued restructuring costs.................     2,264         --          --          2,264
Deferred revenue and customer deposits......    11,331        364          --         11,695
Current portion of long-term debt...........       555      1,670      (1,000)(C)        898
                                                                         (327)(A)
                                              --------   --------    --------       --------
     Total current liabilities..............    32,505      2,636      (1,375)        33,766
Long-term debt, less current portion........    51,859        167          --         52,026
Other liabilities...........................     1,091         --          --          1,091
                                              --------   --------    --------       --------
     Total liabilities......................    85,455      2,803      (1,375)        86,883
                                              --------   --------    --------       --------
Convertible redeemable subsidiary preferred
  stock issuable............................    10,000         --          --         10,000
                                              --------   --------    --------       --------
Stockholders' equity:
Common stock................................        33         13         (11)(B)         35
Additional paid-in capital..................   193,291     28,353     (17,925)(B)    203,719
Accumulated deficit.........................   (65,711)   (26,264)     26,264(B)     (65,711)
                                              --------   --------    --------       --------
     Total stockholders' equity.............   127,613      2,102       7,531        138,043
                                              --------   --------    --------       --------
     Total liabilities and stockholders'
       equity...............................  $223,068   $  4,905    $  6,156       $234,926
                                              ========   ========    ========       ========



           See accompanying notes to pro forma financial statements.

                              INFOCURE CORPORATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                               DECEMBER 31, 1999
                                 (IN THOUSANDS)


                                                                        PRO FORMA     PRO FORMA
                                        INFOCURE    MEDICAL DYNAMICS   ADJUSTMENTS    COMBINED
                                        ---------   ----------------   -----------    ---------
Total revenue.........................  $ 203,634       $ 10,959         $    --      $ 214,593
                                        ---------       --------         -------      ---------
Operating expense:
  Hardware and other items purchased
     for resale.......................     49,613          4,050              --         53,663
  Selling, general and
     administrative...................    104,770          9,592              --        114,362
  Research and development............     15,655              3              --         15,658
  Depreciation and amortization.......     14,490          1,129             283(D)      15,902
  Compensatory stock awards...........      1,431             50              --          1,481
  Restructuring and other charges.....     10,681            655              --         11,336
  Merger costs........................      3,764             --              --          3,764
                                        ---------       --------         -------      ---------
     Total operating expense..........    200,404         15,479             283        216,166
                                        ---------       --------         -------      ---------
Operating income (loss)...............      3,230         (4,520)           (283)        (1,573)
Interest and other expense, net.......      3,513            878              --          4,391
                                        ---------       --------         -------      ---------
Loss before income taxes and
  extraordinary item..................       (283)        (5,398)           (283)        (5,964)
Provision (benefit) for income
  taxes...............................        576             --          (2,051)(E)     (1,475)
                                        ---------       --------         -------      ---------
Loss before extraordinary item........  $    (859)      $ (5,398)        $ 1,768      $  (4,489)
                                        =========       ========         =======      =========
  (loss) per share before
     extraordinary item:
       Basic and diluted..............  $   (0.03)                                    $   (0.15)
                                        =========                                     =========
  Weighted average shares
     outstanding:.....................     27,994                                        29,681
                                        =========                                     =========


            See accompanying notes to pro forma financial statements

                              INFOCURE CORPORATION



         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                          QUARTER ENDED MARCH 31, 2000


                                 (IN THOUSANDS)



                                                           MEDICAL     PRO FORMA     PRO FORMA
                                               INFOCURE   DYNAMICS    ADJUSTMENTS    COMBINED
                                               --------   ---------   -----------    ---------
Total revenue................................  $ 35,719    $  893        $  --       $ 36,612
                                               --------    ------        -----       --------
Operating expense:
  Hardware and other items purchased for
     resale..................................     7,923       105           --          8,028
  Selling, general and administrative........    27,611       821           --         28,432
  Research and development...................     4,909        --           --          4,909
  Depreciation and amortization..............    10,050       508          757(D)      11,315
  Restructuring and other charges............     1,204        --           --          1,204
  Gain on disposal of fixed assets...........      (598)       --           --           (598)
                                               --------    ------        -----       --------
     Total operating expense.................    51,099     1,434          757         53,290
                                               --------    ------        -----       --------
Operating income (loss)......................   (15,380)     (541)        (757)       (16,678)
Interest and other expense, net..............     1,226        84           --          1,310
Loss before income taxes and extraordinary
  item.......................................   (16,606)     (625)        (757)       (17,988)
Income tax benefit...........................    (5,425)       --         (238)(E)     (5,663)
                                               --------    ------        -----       --------
     Net loss                                  $(11,181)   $ (625)       $(519)      $(12,325)
                                               ========    ======        =====       ========
     Net loss per share:
       Basic and diluted.....................  $  (0.34)                             $  (0.36)
                                               ========                              ========
     Weighted average shares outstanding:....    32,773                                34,460
                                               ========                              ========



           See accompanying notes to pro forma financial statements.

                              INFOCURE CORPORATION


                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

                              FINANCIAL STATEMENTS

UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS


(A) Records payments of accrued salary and vacation and certain promissory notes to Medical Dynamics stockholders, officers and directors upon closing.



(B) Records issuance of approximately 1,687,000 shares of InfoCure common stock in exchange for 13.2 million shares of Medical Dynamics common stock, including the estimated fair value of InfoCure options exchanged for Medical Dynamics options and estimated merger costs of the transaction. The merger agreement provides that the InfoCure shares to be exchanged are valued based on the average of the closing price of InfoCure common stock for the 20 trading days preceding closing, however, the exchange ratio of 0.05672 shares will change if the average closing price of InfoCure common stock prior to the closing of the merger is less than $13.22 per share or more than $22.04 per share. If the average closing price prior to the closing of the merger is below $13.22, each share of Medical Dynamics common stock will be exchanged for $0.75 worth of InfoCure common stock, based on the average closing price prior to the closing. If the average closing price prior to the closing of the merger is above $22.04, each share of Medical Dynamics common stock will be exchanged for $1.25 worth of InfoCure common stock, based on the average closing price prior to the closing. The average closing price for InfoCure common stock for the 20 trading days prior to the date of this proxy statement-prospectus was $5.89, which would result in an exchange ratio of 0.1274. The unaudited pro forma condensed combined financial statements have been prepared assuming an exchange ratio of 0.1274 and, as a result, the issuance of approximately 1,687,000 shares of InfoCure common stock in the merger in exchange for the outstanding equity interest in Medical Dynamics. For pro forma purposes the total consideration is estimated at $10.5 million, representing 1,678,000 shares of InfoCure common stock valued at $5.89 per share plus approximately $500,000 for the estimated fair value of InfoCure options exchanged for Medical Dynamics options with estimated transactions costs of $100,000. If the average closing price of InfoCure common stock for the 20 trading days prior to the closing of the merger is higher than $5.89, the exchange ratio will be lower than 0.1274 and InfoCure will issue fewer shares in the merger. If the average closing price for the 20 trading days prior to the closing of the merger is lower than $5.89, the exchange ratio will be higher than 0.1274 and InfoCure will issue a greater number of shares in the merger.

                              INFOCURE CORPORATION


                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

                       FINANCIAL STATEMENTS -- CONTINUED


(C) Records elimination of InfoCure loan to Medical Dynamics



        This acquisition will be accounted for as a purchase with the total consideration estimated to be allocated to the assets acquired as follows:



DESCRIPTION                                                       AMOUNT
-----------                                                   --------------
                                                              (IN THOUSANDS)
Current assets..............................................     $   446
Property and equipment......................................         359
Other assets................................................          24
Current liabilities.........................................      (2,636)
Long-term debt, net of current portion......................        (167)
                                                                 -------
  Net assets................................................      (1,974)
Goodwill....................................................      12,504
                                                                 -------
                                                                 $10,530
                                                                 =======


UNAUDITED PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS


(D) Records adjustment to amortization expense to reflect increase for new basis of goodwill and eliminate amortization for other intangibles to which no value was assigned. Goodwill is amortized using the straight line method over a 15 year life from January 1 to November 15, and over a 3 year life effective in the fourth quarter consistent with InfoCure's adoption of a change in accounting estimate effected in 1999.


(E) Provides the effect of income taxes as though the companies filed consolidated tax returns. Goodwill arising from the transaction is not deductible for income tax purposes and therefore does not provide a pro forma income tax benefit.

                              INFOCURE CORPORATION


                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

                       FINANCIAL STATEMENTS -- CONTINUED

                             COMPARATIVE PER SHARE DATA


     We are providing the following comparative per share information to aid you in your analysis of the financial aspects of the merger. You should read this information in conjunction with the historical consolidated financial statements of InfoCure and Medical Dynamics contained in reports that have been previously filed with the SEC and that are incorporated by reference in this proxy statement-prospectus. See "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 12. The pro forma loss per share amounts presented below reflect the pending acquisition of Medical Dynamics as if it had occurred on January 1, 1999. The pro forma book value per share amounts presented below reflect the pending acquisition of Medical Dynamics as though it had occurred on December 31, 1999 and March 31, 2000. The Medical Dynamics pro forma equivalent per share data were calculated by multiplying the InfoCure pro forma per share data by 0.1274, the applicable exchange ratio (subject to certain adjustments), so that the InfoCure pro forma per share amounts are equated to the respective values for one share of Medical Dynamics, assuming an all stock conversion. The pro forma per share data are not necessarily indicative of the results that would have occurred, your financial interest in such results, or the future results that will occur after the merger. Neither InfoCure nor Medical Dynamics has paid cash dividends on its common stock.


LOSS PER COMMON SHARE BEFORE EXTRAORDINARY ITEM:


                                                             THREE MONTHS
                                                                ENDED           YEAR ENDED
                                                            MARCH 31, 2000   DECEMBER 31, 1999
                                                            --------------   -----------------
BASIC AND DILUTED:
  InfoCure historical.....................................      $(0.34)           $(0.03)
  Medical Dynamics historical(1)..........................       (0.05)            (0.52)
  Pro forma combined......................................       (0.36)            (0.15)
  Medical Dynamics pro forma equivalent...................       (0.05)            (0.02)



                                                               MARCH 31, 2000
                                                              -----------------
BOOK VALUE PER COMMON SHARE:
  InfoCure historical.......................................        $3.85
  Medical Dynamics historical...............................         0.16
  Pro forma combined........................................         3.96
  Medical Dynamics pro forma equivalent.....................         0.50


-------------------------


(1) Medical Dynamics historical data for the year ended December 31, 1999 is derived from its consolidated financial statements for the year ended for the year ended September 30, 1999.

                                  RISK FACTORS

     If the merger is consummated, you will receive shares of InfoCure common stock in exchange for your shares of Medical Dynamics common stock. You should be aware of particular risks and uncertainties that are applicable to an investment in InfoCure common stock. In addition to the other information included and incorporated by reference in this proxy statement-prospectus, you should consider carefully the matters described below in determining whether to approve the merger agreement.

RISKS RELATED TO THE MERGER

THE TOTAL NUMBER OF SHARES OF INFOCURE COMMON STOCK TO BE ISSUED IN THE MERGER MAY CHANGE.


     The number of shares of InfoCure common stock to be issued for each share of Medical Dynamics common stock will be adjusted in the event of certain fluctuations in the market price of the InfoCure common stock prior to the merger. The exchange ratio is 0.05672 shares of InfoCure common stock for each share of Medical Dynamics common stock provided the average closing price of InfoCure common stock for the 20 trading days immediately prior to the closing of the merger is between $13.22 and $22.04 per share. If the average closing price of InfoCure common stock is below $13.22 per share, then the exchange ratio will be adjusted so that you will receive $0.75 worth of InfoCure common stock, based on the average closing price prior to the closing, for each share of Medical Dynamics common stock. If the average closing price of InfoCure common stock is above $22.04 per share, then the exchange ratio will be adjusted so that you will receive $1.25 worth of InfoCure common stock, based on the average closing price prior to the closing, for each share of Medical Dynamics common stock. Thus, the specific dollar value of the InfoCure common stock you will receive upon closing of the merger will depend on the market value of the InfoCure common stock at the time of closing of the merger. Accordingly, the value of the consideration that you will receive if the merger occurs may decrease from the date you vote your shares. The closing sale price of InfoCure common stock on The Nasdaq National Market on December 20, 1999, the last trading day prior to the public announcement of the proposed merger, was $27.00,
and on June   , 2000, the most recent practicable date prior to the printing of
this proxy statement-prospectus, was $     . However, neither Medical Dynamics
nor InfoCure can assure you as to the market price of InfoCure common stock at any time before or after the merger.


     Neither InfoCure nor Medical Dynamics will have the right to terminate the merger agreement as a result of changes in InfoCure's common stock price. You should obtain current market quotations for the InfoCure common stock.

INFOCURE MAY NOT ACHIEVE THE ANTICIPATED BENEFITS FROM THE MERGER.

     InfoCure cannot guarantee that it will realize the benefits that it anticipates from integrating Medical Dynamics' operations and InfoCure's operations as fully or as quickly as it expects. InfoCure may encounter difficulties integrating Medical Dynamics' operations, including, without limitation:

     - difficulty integrating the financial, operational and administrative functions of Medical Dynamics;

     - difficulty integrating Medical Dynamics' products and services;

     - delays in realizing the benefits of InfoCure's strategies for Medical Dynamics' business;

     - diversion of management's attention from existing operations;

     - difficulty operating in markets in which InfoCure has little prior experience;

     - inability to retain key employees necessary to continue the operations of Medical Dynamics; or

     - Medical Dynamics' unknown or contingent liabilities.

     The challenges and risks of integrating the operations of Medical Dynamics will be made greater because InfoCure is still integrating several recent acquisitions. Moreover, InfoCure anticipates that it will make additional future acquisitions. The integration of multiple acquisitions at the same time will place an even greater strain on InfoCure's management's resources and attention.

THE MEDICAL DYNAMICS BOARD OF DIRECTORS DID NOT OBTAIN ANY THIRD PARTY OPINION AS TO THE FAIRNESS OF THE MERGER.

     The Medical Dynamics board of directors did not seek or obtain any third party fairness opinion or any valuation or appraisal of either Medical Dynamics or InfoCure. Therefore, in voting to approve the merger, the Medical Dynamics stockholders will not have the benefit of a third party opinion that the number of shares of InfoCure common stock to be received by them in the merger is fair from a financial point of view. The number of shares of InfoCure common stock to be received in the merger was negotiated directly between representatives of InfoCure and Medical Dynamics.

CERTAIN OF MEDICAL DYNAMICS' OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

     The directors and officers of Medical Dynamics participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, your interests. As a result, these directors and officers could be more likely to approve the merger agreement than if they did not hold these interests. You should consider whether these interests may have influenced these directors or officers to support or recommend the merger.

THE ISSUANCE OF INFOCURE COMMON STOCK AND MEDICAL DYNAMICS' OPERATING LOSSES WILL INCREASE INFOCURE'S LOSSES PER SHARE.


     Approximately 1,687,000 shares of InfoCure common stock will be issued pursuant to the terms of the merger agreement, representing approximately 5% of the total number of shares of InfoCure common stock that are outstanding as of June 16, 2000. In addition, Medical Dynamics continues to experience operating losses. As a result, InfoCure's losses per share will be increased which may negatively affect the market price of InfoCure common stock.

YOUR RIGHTS AS A MEDICAL DYNAMICS STOCKHOLDER DIFFER FROM THE RIGHTS YOU WILL HAVE AS AN INFOCURE STOCKHOLDER.

     Following the merger, you will become a holder of InfoCure common stock. Certain material differences exist between the rights of stockholders of Medical Dynamics under Medical Dynamics' articles of incorporation and bylaws and Colorado law, and the rights of stockholders of InfoCure under InfoCure's certificate of incorporation and bylaws and Delaware law.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT MEDICAL DYNAMICS' FUTURE BUSINESS AND OPERATIONS.

     If the merger is not completed for any reason, Medical Dynamics may be subject to a number of material risks, including the following:

     - Medical Dynamics has a substantial working capital deficit and may have difficulty paying its debts;

     - Medical Dynamics may incur substantial operating losses and may need to immediately and successfully establish new sources of financing, the availability of which is uncertain;

     - potential customers may defer purchases of Medical Dynamics products;

     - potential partners may refrain from entering into agreements with Medical Dynamics;

     - employee turnover may increase; and


     - Medical Dynamics will likely be delisted from The Nasdaq SmallCap Market.


     The occurrence of any of these factors would likely result in serious harm to Medical Dynamics' business, results of operations and financial condition.

RISKS RELATED TO INFOCURE AND MEDICAL DYNAMICS AS A COMBINED COMPANY


INFOCURE HAS RECENTLY INCURRED LOSSES AND EXPECTS TO CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.



     InfoCure had net losses of $11.2 million for the three months ended March 31, 2000. InfoCure expects the transition to a subscription pricing model (as discussed below) to continue to adversely impact its cash flow until revenue from subscription fees replaces revenue from software license fees and hardware sales. InfoCure also expects to incur increased marketing and sales expenses in connection with offering its new ASP-delivered products and Internet solutions, each of which is discussed below. As a result, based on current estimates, InfoCure expects to continue to incur net losses for the foreseeable future.

INFOCURE'S QUARTERLY OPERATING RESULTS MAY VARY AND IN THE PAST IT HAS


EXPERIENCED LOSSES.



     InfoCure's operating results may vary significantly from quarter to quarter. In addition, InfoCure has historically experienced losses. InfoCure's operating results will be influenced by such factors as:



     - its success in appropriately pricing and transitioning to the subscription pricing model;



     - the rate at which its existing customers convert and new customers subscribe to its subscription pricing model;



     - its release of the ASP-delivered product and Internet solutions and the rate of adoption of these products and services by new and existing customers;



     - the timing of and charges associated with completed acquisitions or other events;



     - changes in customer purchasing patterns;



     - competition;



     - the timing of and cost related to development its new products;



     - the length of sales cycles; and



     - the levels of advertising and promotional expenditures.


INFOCURE'S SUBSCRIPTION PRICING MODEL IS UNPROVEN AND ITS SUCCESS DEPENDS ON ACCEPTANCE OF THIS MODEL AND INFOCURE'S ABILITY TO SET SUBSCRIPTION FEES AT APPROPRIATE LEVELS.

     InfoCure is currently reorganizing its business to facilitate changes in its pricing of practice management software products, its delivery of these products to customers and the scope of its product offerings. As part of the reorganization, InfoCure plans to convert to subscription-based pricing for substantially all of its products and services. Under this subscription pricing model, customers will pay a fixed, monthly fee for use of InfoCure's products and services and the computer hardware necessary to utilize those products and services. This represents a change in InfoCure's historical pricing model in which customers were charged an initial licensing fee for use of practice management products and continuing maintenance, support and electronic data interchange, or EDI, transaction fees. Potential customers may not accept InfoCure's subscription pricing model. The success of this subscription pricing model depends on InfoCure's ability to set subscription fees at rates that will allow InfoCure to achieve profitability.


     The markets for practice management applications delivered through subscription pricing are relatively new and evolving. There are relatively few similar products whose subscription fees InfoCure can evaluate in setting fees and the providers of those products have also had to set their fees in the context of an undeveloped market. As a result, InfoCure has limited information from which to evaluate the appropriate level for its subscription fees and InfoCure may fail to set subscription fees at levels that enable it to become profitable. In addition, InfoCure will enter into multi-year agreements with subscribers pursuant to which subscription fees or increases in fees will be locked-in typically for three to five years, limiting InfoCure's ability to increase subscription fees for those subscribers. If InfoCure fails to appropriately price its subscription fees, achieving profitability could take longer than expected or InfoCure may never achieve profitability.

INFOCURE'S ASP PRODUCT STRATEGY IS UNPROVEN AND CUSTOMERS MAY NOT RESPOND FAVORABLY TO ITS NEW PRODUCTS.

     As part of the reorganization which InfoCure is undertaking, InfoCure intends to develop and offer new practice management software applications that can be delivered through the application services provider, or "ASP," delivery model. In the ASP delivery model, InfoCure would remotely host applications from an offsite central server which customers would access over dedicated lines, virtual private networks or the Internet. Providing software applications to physicians through the ASP delivery model is a business that has only recently begun to develop, and this concept may not achieve acceptance in the market. In order to successfully sell InfoCure's ASP-delivered products, InfoCure will need to convince new and existing customers that the features of these products justify their cost, as well as the time and administrative expense required to convert to these products. If InfoCure is unsuccessful or if the market for its ASP-delivered products does not grow or grows slowly, achieving profitability could take longer than expected or InfoCure may never achieve profitability. Achieving market acceptance for these products will require substantial sales and marketing efforts and expenditure of significant funds to increase awareness and demand by InfoCure's target customers. In addition, InfoCure's potential customers may have made extensive investment in hardware, software and training for existing systems. As a result, they may be unwilling to adopt new systems. Further, InfoCure's potential customers could perceive that InfoCure's ASP-delivered products will not adequately or cost-effectively address their requirements.

THE FAILURE TO SUCCESSFULLY COMPLETE THE DEVELOPMENT OF INFOCURE'S INTERNET SOLUTIONS AND ENTER INTO STRATEGIC RELATIONSHIPS COULD HARM INFOCURE'S BUSINESS AND LIMIT ITS POTENTIAL GROWTH.

     As part of InfoCure's reorganization, it intends to offer Internet solutions that will allow its customers to utilize the Internet to enhance office workflow and conduct business-to-business e-commerce. InfoCure is continuing to develop its Internet solutions and to establish strategic relationships to facilitate these product offerings. InfoCure's ability to attract new customers may be dependent upon its ability to complete the development of its Internet solutions. In addition, InfoCure's ability to offer some Internet solutions is contingent upon it entering into strategic relationships. If InfoCure is unsuccessful in completing the development of InfoCure's Internet solutions or fails to enter into strategic relationships, the offering of these products may be delayed or these products may never become available.

INFOCURE'S ASP PRODUCT STRATEGY IS DEPENDENT UPON THE CONTINUED DEVELOPMENT OF THE INTERNET.

     InfoCure's ability to offer ASP-delivered products that can be accessed over the Internet and its Internet solutions on a widespread basis depends on InfoCure's potential customers having access to Internet connections with the necessary speed, bandwidth and data capacity. The availability of this Internet access will depend on others for the ongoing development of the Internet infrastructure, including the necessary speed, bandwidth, data capacity and security, as well as timely development of complementary products for providing reliable Internet access and service. InfoCure cannot predict whether the

Internet will evolve to the point where its customers will be able to take full advantage of the services that InfoCure offers. If the Internet fails to develop into an efficient medium for these transactions, InfoCure's ASP product strategy will be unsuccessful.

INFOCURE'S SYSTEMS MAY BE VULNERABLE TO SECURITY BREACHES AND VIRUSES.

     The success of InfoCure's strategy to offer ASP-delivered products and Internet solutions depends on the confidence of its customers in InfoCure's ability to securely transmit confidential information. Any failure to provide secure electronic communication services could harm InfoCure's business and reputation. InfoCure's ASP-delivered products and Internet solutions will rely on encryption, authentication and other security technology licensed from third parties to achieve secure transmission of confidential information. InfoCure may not be able to stop unauthorized attempts to gain access to or disrupt the transmission of communications by InfoCure's customers. Anyone who is able to circumvent InfoCure's security measures could misappropriate confidential user information or interrupt InfoCure's, or InfoCure's customers', operations. In addition, InfoCure's ASP-delivered products may be vulnerable to viruses, physical or electronic break-ins, and similar disruptions.

INFOCURE PLANS TO EXPAND RAPIDLY AND IT MAY BE DIFFICULT TO MANAGE INFOCURE'S GROWTH.

     InfoCure intends to rapidly grow its business. However, InfoCure cannot be sure that it will successfully manage its growth. In order to successfully manage its growth, InfoCure must:

     - expand and enhance its administrative infrastructure;

     - improve its management, financial and information systems and controls;
       and

     - expand, train and manage its employees effectively

     Continued growth could place a further strain on InfoCure's management, operations and financial resources. There will also be additional demands on InfoCure's sales, marketing and administrative resources as InfoCure increases its product offerings and expands its target markets and customers. InfoCure cannot assure you that its operating and financial control systems, administrative infrastructure, facilities and personnel will be adequate to support its future operations or to effectively adapt to future growth. If InfoCure cannot manage its growth effectively, InfoCure's business may be harmed.

INFOCURE'S GROWTH COULD BE LIMITED IF IT IS UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

     InfoCure believes its success depends largely on its ability to attract and retain highly skilled technical, managerial and marketing personnel to develop its products and services. Individuals with the information technology skills InfoCure needs to further develop its products and services are in short supply and competition for qualified personnel is particularly intense. InfoCure may not be able to hire the necessary personnel to implement its business strategy, or InfoCure may need to pay higher compensation for employees than it currently expects. There can be no assurance InfoCure will succeed in attracting and retaining the personnel it needs to continue to grow and to implement its business strategy. In addition, InfoCure depends on the performance of its executive officers and other key employees. The loss of any member of InfoCure's senior management team could negatively impact its ability to execute its new product strategy and subscription pricing model.

IF INFOCURE IS UNABLE TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS FROM THIRD PARTY CHALLENGES, INFOCURE'S COMPETITIVE POSITION MAY BE SIGNIFICANTLY IMPAIRED.

     InfoCure relies on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect the intellectual property rights related to InfoCure's software applications. InfoCure's software technology is not patented and existing copyright laws offer only limited practical protection. In addition, InfoCure has not generally entered into confidentiality agreements with its employees. InfoCure cannot guarantee that the legal protections that it relies on will be adequate to prevent misappropriation of its technology.

     Further, these protections do not prevent independent third-party development of competitive products or services. Unauthorized parties may attempt to copy or otherwise obtain and use InfoCure's products or technology. Monitoring use of InfoCure's products is difficult, and InfoCure cannot assure you that the steps it has taken will prevent unauthorized use of InfoCure's technology, particularly in foreign countries where the laws may not protect InfoCure's proprietary rights as fully as in the United States.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST INFOCURE COULD BE COSTLY TO DEFEND AND COULD DIVERT MANAGEMENT'S ATTENTION AWAY FROM INFOCURE'S BUSINESS.

     As the number of software products in InfoCure's target markets increases and as the functionality of these products overlaps, InfoCure may become increasingly subject to the threat of infringement claims. InfoCure cannot guarantee that third parties will not assert infringement claims against it in the future. Any infringement claims alleged against InfoCure, even if without merit, can be time-consuming and expensive to defend. Any infringement claims may divert management's attention and resources and could also cause delays in the delivery of InfoCure's applications to its customers. Settlement of any infringement claims could require InfoCure to enter into costly royalty or licensing agreements. If a claim of product infringement against InfoCure was successful and InfoCure was unable to license the infringing or similar technology, InfoCure's business, financial condition and results of operations could be harmed.

INFOCURE MAY UNDERTAKE ACQUISITIONS WHICH CAN POSE RISKS TO ITS BUSINESS.

     InfoCure may undertake acquisitions if it identifies companies with complementary applications, services, businesses or technologies. InfoCure may be unable to retain the acquired companies' personnel or integrate them into its company. InfoCure's profitability may suffer because of acquisition-related costs or amortization of acquired goodwill and other intangible assets. Similarly, the time and expense associated with finding suitable and compatible companies to enhance InfoCure's product offering could disrupt InfoCure's ongoing business and divert its management's focus.

INFOCURE MAY FACE DIFFICULTIES INTEGRATING ACQUIRED BUSINESSES.

     InfoCure's successful integration of the businesses it has acquired is critical to its future success. Integrating the management and operations of acquired businesses is time consuming, and InfoCure cannot guarantee that it will achieve any of the anticipated synergies and other benefits expected to be realized from these acquisitions.

TECHNOLOGY SOLUTIONS MAY CHANGE FASTER THAN INFOCURE IS ABLE TO UPDATE ITS TECHNOLOGY.

     The healthcare software application market in which InfoCure competes is characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. InfoCure's success depends partly on its ability to:

     - develop new or enhance existing applications, software and services to meet its customers' changing needs in a timely and cost-effective way;

     - respond effectively to technological changes and new product offerings of its competitors; and

     - develop relationships with strategic partners necessary to offer its Internet solutions and ASP-delivered products.

     InfoCure cannot assure you that it will be able to accomplish any or all of these goals. Many of InfoCure's competitors may develop products or technologies that are better or more attractive than InfoCure's or that may render InfoCure's technology or applications obsolete. If InfoCure does not succeed in adapting its technology, its business could be harmed.

INFOCURE IS SUBJECT TO GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES.


     Legislation currently being considered at the federal level could impact the manner in which InfoCure conducts its business. The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") mandates the adoption of national standards for the transmission of certain types of medical information and the data elements used in such transmissions to insure the integrity and confidentiality of such information. On November 3, 1999, the Secretary of Health and Human Services promulgated regulations to protect the privacy of electronically transmitted or maintained, individually identifiable health information. InfoCure believes that its products will enable compliance with the proposed regulations but cannot assure you that it will be able to comply with those proposed regulations in a timely manner or at all. Moreover, until the proposed regulations become final, they could change, which could require InfoCure to expend additional resources to comply with the revised standards and InfoCure may not be able to comply with the revised standards in a timely manner or at all. If any of InfoCure's products or services are subject to those regulations, it may be required to incur additional expenses in order to comply with these requirements, and InfoCure may not be able to comply with them in a timely manner or at all. In addition, the success of InfoCure's compliance efforts may also be dependent on the success of healthcare participants in dealing with the standards. If InfoCure is unable to comply with regulations implementing HIPAA in a timely manner or at all, the sale of InfoCure's products and InfoCure's business could be harmed.


     The United States Food and Drug Administration is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer applications and software are considered medical devices and are subject to regulation by the FDA when they are indicated, labeled or intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. InfoCure does not believe any of its current products or services are subject to FDA regulation as medical devices; however, InfoCure plans to expand its product and service offerings into areas that may be subject to FDA regulation. InfoCure has no experience in complying with FDA regulations. InfoCure's compliance with such FDA regulations could prove to be time consuming, burdensome and expensive, which could adversely affect its ability to introduce new applications or services in a timely manner.

     In addition, InfoCure may become subject to additional government regulations in connection with its changing product strategy. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. Laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics, and quality of products and services. Because of the increasing use of the Internet as a communication and commercial medium, the government has adopted and may adopt additional laws and regulations with respect to the Internet covering such areas as user privacy, pricing, content, taxation, copyright protection, distribution and characteristics and quality of production and services.

CHANGES IN STATE AND FEDERAL LAWS RELATING TO CONFIDENTIALITY OF PATIENT MEDICAL RECORDS COULD LIMIT INFOCURE'S CUSTOMERS' ABILITY TO USE ITS SERVICES.

     InfoCure cannot assure you that changes to state or federal laws will not materially restrict the ability of healthcare providers to submit information from patient records using InfoCure's applications. Such restrictions would decrease the value of InfoCure's applications to its customers, which could materially harm InfoCure's business. The confidentiality of patient records and the circumstances under which records may be released for inclusion in InfoCure's databases are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the healthcare provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of this information to implement security measures. Such legislation might require InfoCure to make substantial expenditures to implement such measures.

CHANGES IN THE REGULATORY AND ECONOMIC ENVIRONMENT IN THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT INFOCURE'S BUSINESS.

     The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. These factors affect the purchasing practices and operation of healthcare organizations. Changes in current healthcare financing and reimbursement systems could require InfoCure to make unplanned enhancements of applications or services, or result in delays or cancellations of orders or in the revocation of endorsement of InfoCure's services by its strategic partners and others. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in InfoCure's applications and services.


COMPETITION COULD REDUCE REVENUE FROM INFOCURE'S PRODUCTS AND SERVICES.


     InfoCure's principal competitors include both national and regional practice management systems vendors. Currently, the practice management systems industry in the United States is characterized by a large number of relatively small, regionally-focused companies, comprising a highly fragmented industry with only a few national vendors. Smaller, regionally-focused companies typically market their products to a single practice specialty. Until recently, larger, national vendors have targeted primarily large healthcare providers. InfoCure believes that the larger, national vendors may broaden their markets to include both small and large healthcare providers. The healthcare information technology industry is consolidating, which has resulted in large, well-capitalized companies that have not historically been providers of practice management systems entering into the practice management systems market. In addition, InfoCure competes with national and regional providers of computerized billing, insurance processing and record management services to healthcare practices. As the market for InfoCure's products and services expands, additional competitors are likely to enter this market. InfoCure believes that the primary competitive factors in its markets are:

     - product features and functionality;

     - customer service, support and satisfaction;

     - price;

     - ongoing product enhancements; and

     - the reputation and stability of the vendor.

     Some competitors have greater financial, development, technical, marketing and sales resources than InfoCure. If competition in the practice management systems industry intensifies, InfoCure's results of operations may suffer and it may be required to lower the prices of its products and services.

INFOCURE'S NEW PRODUCT STRATEGY AND SUBSCRIPTION PRICING MODEL WILL REQUIRE ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE.

     InfoCure's transition to the subscription pricing model will initially adversely impact InfoCure's cash flow until subscription fees replace the decline in one-time revenue from license fees and hardware sales. In addition, InfoCure expects to incur increased marketing and sales expense in connection with the rollout of InfoCure's ASP-delivered products and Internet solutions. Adequate financing for these needs may not be available to InfoCure.

INVESTMENT RISKS

INFOCURE'S STOCK PRICE HAS HISTORICALLY BEEN VOLATILE, WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO RESELL SHARES WHEN YOU WANT AT PRICES YOU FIND ATTRACTIVE.

     The market price of InfoCure common stock has been volatile in the past and may be volatile in the future. The market price of InfoCure's common stock may be significantly affected by the following factors:

     - public announcements by companies in InfoCure's industry, including announcements of acquisitions, strategic relationships, new technologies and new products or product enhancements;

     - general market conditions or market conditions specific to particular industries;

     - the combined company's technological innovations or those of its competitors; and

     - quarterly variations in InfoCure's results of operations.

     In particular, the stock prices of many companies in the technology and emerging growth sectors have fluctuated widely due to events unrelated to their operating performance. These fluctuations may cause the market price of InfoCure's common stock to decline below current levels.

INFOCURE'S CERTIFICATE OF INCORPORATION AND BYLAWS HAVE ANTI-TAKEOVER
PROVISIONS.

     Provisions of InfoCure's certificate of incorporation and bylaws, as well as the Delaware General Corporation Law, could make it more difficult for a third party to acquire InfoCure even if doing so would be beneficial to its stockholders. InfoCure is subject to the provisions of Section 203 of the Delaware General Corporation Law which restricts certain business combinations with interested stockholders. The combination of these provisions may have the effect of inhibiting a non-negotiated merger or other business combination.

     In addition, the InfoCure board of directors has the authority to issue up to two million shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares, without stockholder action. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could discourage or make difficult the acquisition of a majority of its outstanding voting stock by a third party.

     Moreover, certain provisions of InfoCure's certificate of incorporation and bylaws and Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving InfoCure. These provisions may have the effect of delaying or preventing a change of control.

PRIVATELY-SOLD SHARES ELIGIBLE FOR PUBLIC RESALE COULD HAVE A NEGATIVE EFFECT ON INFOCURE'S STOCK PRICE.


     As of April 17, 2000, InfoCure had 33.1 million shares of common stock outstanding, and there were outstanding options to purchase approximately 8.2 million shares of InfoCure common stock under stock option plans. InfoCure has issued shares in connection with acquisitions and investments and such shares are available for resale pursuant to currently effective registration statements previously filed by InfoCure with the SEC. Sales of substantial amounts of these shares in the public market or the prospect of these sales could adversely affect the market price of InfoCure common stock.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.

     This proxy statement-prospectus contains "forward-looking statements" that involve risks and uncertainties, such as statements concerning: growth and future operating results of Medical Dynamics and InfoCure; the benefits of the merger to Medical Dynamics, InfoCure and Medical Dynamics stockholders; the anticipated closing date of the merger; anticipated difficulties in integrating Medical Dynamics' operations with that of InfoCure's; additional charges and estimated transaction costs that the combined company may encounter; the parties intent to account for the merger as a purchase business combination; the potential fluctuation in market price of InfoCure common stock; the exchange ratio of the merger; the number of shares of Medical Dynamics common stock outstanding on the closing date of the merger; InfoCure's ability to reduce expenses; Medical Dynamics' belief that its size and limited access to capital resources may inhibit future growth; future customer benefits attributable to Medical Dynamics' or InfoCure's products; developments in Medical Dynamics' or InfoCure's markets and strategic focus; InfoCure's transition to subscription pricing, InfoCure's development of ASP-delivered products, Internet solutions and other new products and product enhancements; potential acquisitions and the integration of acquired businesses, products and technologies; strategic relationships; future economic, business and regulatory conditions; future levels of Medical Dynamics' costs of goods sold, sales and marketing expenses, research and development expenses, general and administrative expenses, depreciation and amortization expenses and net loss; and Medical Dynamics' liquidity.

     Such forward-looking statements are generally accompanied by words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," "may," or other words that convey uncertainty of future events or outcomes. Although each of Medical Dynamics and InfoCure believes that such forward-looking statements are reasonable, neither can assure you that such expectations will prove to be correct. Factors that could cause actual results to differ materially from these forward-looking statements are disclosed herein. These factors and other cautionary statements made in this document should be read as being applicable to all related forward-looking statements whenever they appear in this document. Neither Medical Dynamics nor InfoCure undertakes any obligation to update any forward-looking statements.

                              THE SPECIAL MEETING

PURPOSE


     InfoCure and Medical Dynamics are furnishing this proxy statement-prospectus to Medical Dynamics stockholders in connection with the solicitation of proxies by the Medical Dynamics board of directors. The Medical Dynamics board of directors will use the proxies at the special meeting of stockholders of Medical Dynamics to be held on July 19, 2000 and at any adjournment or postponement thereof.


     At the special meeting, you will be asked to vote upon the proposal to approve the merger agreement attached to this proxy statement-prospectus as Appendix A and to authorize the merger of a wholly owned subsidiary of InfoCure into Medical Dynamics, with Medical Dynamics being the surviving corporation and a wholly owned subsidiary of InfoCure.

DATE, PLACE AND TIME


     The special meeting of Medical Dynamics' stockholders will be held on July 19, 2000, at the offices of Medical Dynamics, 99 Inverness Drive East, Englewood, Colorado 80112 commencing at 10:00 a.m., local time.


RECORD DATE


     The Medical Dynamics board of directors fixed the close of business on June 9, 2000 as the record date for the special meeting. Accordingly, only holders of Medical Dynamics common stock of record at the close of business on June 9, 2000 will be entitled to notice of, and to vote at, the special meeting.


MEDICAL DYNAMICS STOCKHOLDERS ENTITLED TO VOTE


     As of June 9, 2000, there were outstanding 13,240,066 shares of Medical Dynamics common stock and such shares of common stock were held by 11,609 holders of record. Each share of Medical Dynamics common stock entitles the holder thereof to one vote.



     As of the date of this proxy statement-prospectus, directors and executive officers of Medical Dynamics may be deemed to be beneficial owners of 2,259,716 of the outstanding shares of Medical Dynamics common stock. This number does not include stock that the Medical Dynamics directors and executive officers may acquire through the exercise of stock options or warrants.


     On the record date and as of the date of this proxy statement-prospectus, InfoCure's directors and executive officers owned no shares of Medical Dynamics common stock.

VOTE REQUIRED; VOTING AT THE MEETING

     The holders of a majority of the outstanding shares of Medical Dynamics common stock must be present in person or by proxy for a quorum to exist at the special meeting. Approval of the merger agreement and authorization of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Medical Dynamics common stock.

     The holders of 17% of the outstanding shares of Medical Dynamics common stock have agreed to vote in favor of the merger agreement pursuant to a voting agreement with InfoCure.

VOTING OF PROXIES

     All properly executed proxies received before the vote at the special meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to approve the merger agreement, and the proxy holder may vote the proxy in its discretion as to any other matter which may properly come before the meeting.

     Any abstention will have the same effect as a vote AGAINST the approval of the merger agreement.

     A Medical Dynamics stockholder who has given a proxy solicited by Medical Dynamics' board of directors may revoke it by:

     - giving written notice of revocation to the Secretary of Medical Dynamics;

     - delivering a later dated proxy to the Secretary of Medical Dynamics; or

     - attending the special meeting and voting in person.

     Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the special meeting to Medical Dynamics, Inc., 99 Inverness Drive East, Englewood, Colorado 80112,
Attention: Secretary.

SOLICITATION OF PROXIES

     The expenses of the solicitation of proxies for the special meeting will be borne equally by InfoCure and Medical Dynamics, including the expenses incurred in connection with filing, printing and mailing this proxy statement-prospectus and the forms of proxy to the Medical Dynamics stockholders.

     In addition to solicitation by mail, directors, officers and key employees of Medical Dynamics may solicit proxies in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses.

     You should not send in any stock certificates with your proxies. A transmittal form with instructions for the surrender of stock certificates for shares of Medical Dynamics will be mailed to you as soon as practicable after completion of the merger.

APPRAISAL RIGHTS


     The Colorado Business Corporation Act generally provides that stockholders of a corporation in a merger are not entitled to appraisal rights if (i) the shares of stock they own are, as of the record date, listed on a national securities exchange, quoted on The Nasdaq National Market or held of record by at least 2,000 stockholders and (ii) in the merger they will receive shares of stock of another corporation that are listed on a national securities exchange or quoted on The Nasdaq National Market and/or cash in lieu of fractional shares in exchange for the shares they own. Because the shares of Medical

Dynamics common stock are held of record by more than 2,000 stockholders and the shares of InfoCure common stock are listed on The Nasdaq National Market, no Medical Dynamics stockholder is entitled to dissent from the merger and demand payment of the "fair value" of such holder's shares of Medical Dynamics common stock.


RECOMMENDATION OF THE MEDICAL DYNAMICS BOARD OF DIRECTORS

     The Medical Dynamics board of directors has unanimously determined that the terms of the merger agreement are consistent with and in furtherance of the long-term business strategy of Medical Dynamics and fair to, and in the best interests of, Medical Dynamics and its stockholders. Accordingly, the Medical Dynamics board of directors recommends that Medical Dynamics stockholders vote FOR the proposal to approve the merger agreement.

INTERESTS OF CERTAIN MEDICAL DYNAMICS DIRECTORS, OFFICERS AND AFFILIATES IN THE MERGER

     When considering the recommendation of the Medical Dynamics board of directors, you should be aware that certain Medical Dynamics directors, officers and affiliates have interests in the merger that are different from, or are in addition to, yours. Your board of directors was aware of these interests and considered them in approving and recommending the merger.

     ASSUMPTION OF STOCK OPTIONS AND WARRANTS. At the closing of the merger, all outstanding stock options and warrants held by officers, directors and affiliates of Medical Dynamics will be assumed by InfoCure. Such assumption provisions are pursuant to the terms of the options and warrants.

     ACCELERATION OF OPTIONS AND PAYMENT OF CASH SEVERANCE. Upon closing of the merger, certain options of Van A. Horsley, President of Medical Dynamics, to purchase 400,000 shares of Medical Dynamics common stock will vest and become immediately exercisable. In addition, Mr. Horsley will receive a cash payment of $148,000 related to salary and accrued vacation.

     EXECUTION OF NEW EMPLOYMENT AGREEMENTS. Each of Daniel L. Richmond and Chae U. Kim, directors and officers with one of Medical Dynamics' subsidiaries, currently have employment agreements with Medical Dynamics. The terms of the agreements are five years and provide for annual compensation of $105,000 each and other customary benefits. In connection with the merger, these employment agreements will be cancelled and replaced with new employment agreements with InfoCure.

     The new employment agreement with Daniel L. Richmond provides for Mr. Richmond to serve as manager of national accounts for Medical Dynamics's Dental Division for a term of two years. Mr. Richmond will receive an annual salary of $110,000, a $500 monthly business allowance, a $1,000 monthly automobile allowance, and will be eligible for an annual cash incentive bonus not to exceed his base salary.

     The new employment agreement with Chae U. Kim provides for Mr. Kim to manage all development of the Medical Dynamics Dental Division's "Classic" line of products for a term of two years. Mr. Kim will receive an annual salary of $110,000, a $500 monthly business allowance, a $1,000 monthly automobile allowance, and will be eligible for an annual cash incentive bonus not to exceed his base salary.

     PAYMENT OF PROMISSORY NOTES. Medical Dynamics currently owes Messrs. Richmond and Kim certain consideration from Medical Dynamics' original acquisition of Computer Age Dentist, Inc. Approximately $127,000 is owed under these notes, and these notes are payable in full on August 1, 2000, or, if earlier, upon the sale of Medical Dynamics. These notes bear interest at 12% per annum, with interest being payable when the principal is due. These notes will be paid in full by InfoCure upon closing of the merger.

     On July 30, 1999, Medical Dynamics issued a promissory note in the amount of $400,000 to Edwin L. Adair, M.D. and Mrs. Pat Horsley Adair, each an officer and a director of Medical Dynamics. Dr. and Mrs. Adair advanced the entire amount to Medical Dynamics on July 30, 1999. The note bears interest at 12% per annum, with interest payable monthly in arrears. All unpaid interest and principal is due on July 30, 2000, or, if earlier, upon the sale of Medical Dynamics. The current outstanding principal balance of the note is $200,000. The note will be paid in full by InfoCure upon closing of the merger.

     ASSUMPTION OF ROYALTY AGREEMENTS. Dr. Adair, and I. Dean Bayne, M.D., each an officer and a director of Medical Dynamics, are entitled to receive royalties equal to two percent of the net sales of certain products assigned to Medical Dynamics. These royalty agreements will be assumed by InfoCure in the merger.

     ASSUMPTION OF LICENSE AGREEMENT. Dr. Adair and Medical Dynamics entered into an exclusive revocable license agreement relating to use of certain technology invented and developed by Dr. Adair. The license agreement will be assumed by InfoCure in the merger.

     ASSUMPTION OF DISTRIBUTION AGREEMENT. Medical Dynamics entered into a distribution agreement with Micro-Medical Devices, Inc. ("MMD"), a corporation wholly owned by Dr. Adair. The distribution agreement includes all products developed by Dr. Adair related to his Universal Sterile Endoscopy System. No revenues have been received as a result of the distribution agreement with MMD nor are any revenues currently expected. The distribution agreement will be assumed by InfoCure in the merger.

     INDEMNIFICATION AND INSURANCE. The merger agreement provides that after the effective time of the merger, the surviving corporation will honor the obligations of Medical Dynamics that existed prior to such effective time to indemnify Medical Dynamics' present and former directors and officers and their heirs, executors and assigns. In addition, InfoCure will assume indemnification agreements with certain of Medical Dynamics' directors and officers providing for indemnification of each such director by Medical Dynamics to the full extent permitted by the Colorado Business Corporation Act. The agreements provide that in all circumstances in which a director or officer may receive indemnification by statute, such indemnity shall be provided.

     For four years after the effective time of the merger, the surviving corporation has agreed to indemnify and hold harmless, to the fullest extent permitted under applicable law, each present or former director or officer of Medical Dynamics or any of its subsidiaries (including his or her heirs, executors and assigns) against any costs, expenses and amounts paid in settlement of any claim, action, suit, proceeding or investigation arising out of any act or omission in his or her capacity as a director, or officer which occurred before the effective time of the merger.

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

                           DESCRIPTION OF THE MERGER


     The following information describes material aspects of the merger. This description is only a summary of the terms and conditions of the merger agreement. It is qualified in its entirety by the Appendix A hereto, which is attached to this proxy statement-prospectus. You are urged to read Appendix A in its entirety. Unless otherwise indicated, all references to the merger agreement in this proxy statement-prospectus refer to the merger agreement as amended by the first amendment, which is also included in Appendix A.


THE MERGER

     The merger agreement provides for the acquisition of Medical Dynamics by InfoCure pursuant to the merger of a wholly owned subsidiary of InfoCure into Medical Dynamics. Medical Dynamics will be the surviving corporation following the merger and will be wholly owned by InfoCure.

WHAT YOU WILL RECEIVE IN THE MERGER


     Each share of Medical Dynamics common stock will be exchanged for 0.05672 shares of InfoCure common stock provided the average closing price of InfoCure common stock for the 20 trading days immediately prior to the closing of the merger is between $13.22 and $22.04 per share. If the average closing price of InfoCure common stock is below $13.22, then the exchange ratio will be adjusted so that you will receive $0.75 worth of InfoCure common stock, based on the average closing price prior to the closing, for each share of Medical Dynamics common stock. If the average closing price of InfoCure common stock is above $22.04, then the exchange ratio will be adjusted so that you will receive $1.25 worth of InfoCure common stock, based on the average closing price prior to the closing, for each share of Medical Dynamics common stock. Thus, the specific dollar value of the InfoCure common stock you will receive upon closing of the merger will depend on the market value of the InfoCure common stock at the time of closing of the merger. Accordingly, the value of the consideration that you will receive if the merger occurs may decrease from the date you vote your shares. The closing sale price of InfoCure common stock on The Nasdaq National Market on December 20, 1999, the last trading day prior to the public
announcement of the proposed merger, was $27.00, and on June   , 2000, the most
recent practicable date prior to the printing of this proxy
statement-prospectus, was $               . However, neither Medical Dynamics
nor InfoCure can assure you as to the market price of InfoCure common stock at any time before or after the merger. InfoCure will not issue any fractional shares of common stock. Rather, InfoCure will pay cash for any fractional share. The cash payment will be in an amount equal to the fraction multiplied by the average closing price per share of InfoCure common stock for the 20 trading days prior to the closing of the merger.


EFFECT OF THE MERGER ON MEDICAL DYNAMICS OPTIONS AND WARRANTS

OPTIONS

     When the merger is effective, each option granted under Medical Dynamics' stock option plans that is outstanding, whether or not exercisable, will convert into an option to purchase InfoCure common stock. InfoCure will assume each option in accordance with the terms of Medical Dynamics' stock option plans and the stock option agreement that

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

evidences the option and will deliver InfoCure common stock upon the exercise of each option. After the merger becomes effective:

     - InfoCure and its compensation committee will be substituted for Medical Dynamics and its committee which administers Medical Dynamics' plan, respectively;

     - each option assumed by InfoCure may be exercised only for shares of InfoCure common stock;

     - the number of shares of InfoCure common stock subject to the option will be equal to the number of shares of Medical Dynamics common stock subject to the option immediately before the merger is completed multiplied by the exchange ratio used for outstanding shares of Medical Dynamics common and rounding up to the nearest whole share; and

     - the per share exercise price of each option will be adjusted by dividing it by the exchange ratio used for outstanding shares of Medical Dynamics common stock and rounding up to the nearest cent.

     Notwithstanding the foregoing, each Medical Dynamics option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424 of the Internal Revenue Code.

WARRANTS

     When the merger is effective, each warrant to purchase Medical Dynamics common stock will convert into a warrant to purchase InfoCure common stock. InfoCure will assume each warrant in accordance with the terms of the warrant and will deliver InfoCure common stock upon the exercise of the warrant. After the merger becomes effective:

     - each warrant assumed by InfoCure may be exercised only for shares of InfoCure common stock;

     - the number of shares of InfoCure common stock subject to the warrant will be equal to the number of shares of Medical Dynamics common stock subject to the warrant immediately before the merger is completed multiplied by the exchange ratio used for outstanding shares of Medical Dynamics common and rounding up to the nearest whole share; and

     - the per share exercise price of each warrant will be adjusted by dividing it by the exchange ratio used for outstanding shares of Medical Dynamics common stock and rounding up to the nearest cent.

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

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the material U.S. federal income tax consequences of the merger to the stockholders of Medical Dynamics. Because this is a summary that is intended to address only federal income tax consequences of the merger that generally will apply to all stockholders of Medical Dynamics, it may not contain all of the information that may be important to you. As you review this discussion, you should keep in mind that the tax consequences to you may vary depending on your particular tax situation. For example, this discussion does not address, among other matters:

     - state, local, or foreign tax consequences of the merger;

     - federal income tax consequences to Medical Dynamics stockholders who are subject to special rules under the Internal Revenue Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, persons who hold such stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, and persons who do not own such stock as a capital asset;

     - federal income tax consequences affecting shares of Medical Dynamics common stock acquired upon the exercise of stock options, stock purchase plan rights, or otherwise as compensation;

     - the tax consequences to holders of warrants, options, or other rights to acquire shares of such stock; and

     - the tax consequences to Medical Dynamics stockholders who are not "United States persons" for federal income tax purposes, including stockholders who are not citizens or residents of the United States.

YOU ARE URGED BOTH TO REVIEW THE FOLLOWING DISCUSSION AND CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE EFFECT OF THE MERGER ON YOUR INDIVIDUAL TAX SITUATION, INCLUDING ANY STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES.

     The information in this section is based on the current Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law, possibly on a retroactive basis. Neither InfoCure nor Medical Dynamics intends to request any rulings from the Internal Revenue Service concerning the tax treatment of the merger. It is possible that the Internal Revenue Service would challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court would agree with the Internal Revenue Service.

     The merger is intended to qualify as a "reorganization" under section 368(a) of the Internal Revenue Code. The federal income tax consequences summarized below are based on the assumption that the merger will qualify as a reorganization. The obligation of InfoCure and Medical Dynamics to consummate the merger is conditioned upon the receipt of legal opinions from their respective counsel that the merger will qualify as a reorganization under section 368(a) of the Internal Revenue Code, although the merger agreement provides that if counsel to either party does not render a tax opinion, the merger will be consummated if counsel to the other party delivers a tax opinion to both parties. The opinions of counsel will rely on customary factual assumptions and customary

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

representations made by InfoCure and Medical Dynamics. If any of the factual assumptions or representations relied upon by counsel are inaccurate, the opinions may not accurately describe the federal income tax treatment of the merger, and this discussion may not accurately describe the tax consequences of the merger.

     If the merger constitutes a reorganization within the meaning of section 368(a) of the Internal Revenue Code, the merger will have the following material federal income tax consequences to the stockholders of Medical Dynamics:

     - no gain or loss will be recognized by the stockholders of Medical Dynamics as a result of the receipt of InfoCure common stock in exchange for Medical Dynamics common stock;


     - the aggregate tax basis of InfoCure common stock to be received by the stockholders of Medical Dynamics (including any fractional shares deemed to have been received) will be the same as the aggregate tax basis of the Medical Dynamics common stock surrendered in exchange therefor;


     - the holding period of the InfoCure common stock to be received by stockholders of Medical Dynamics will include the holding period of the Medical Dynamics common stock surrendered in exchange therefor, provided the Medical Dynamics shares were held as a capital asset by the stockholders of Medical Dynamics on the date of the exchange; and

     - the payment of cash to stockholders of Medical Dynamics in lieu of fractional share interests of InfoCure common stock will be treated for federal income tax purposes as if the fractional shares were issued in the merger and then were redeemed by InfoCure. A Medical Dynamics stockholder generally will recognize capital gain or loss equal to the difference between the amount of cash received for the fractional share and the stockholder's tax basis in the fractional share, assuming that the Medical Dynamics shares were held as a capital asset.

     A successful Internal Revenue Service challenge to the reorganization status of the merger generally would result in Medical Dynamics stockholders recognizing gain or loss equal to the difference between the fair market value of the InfoCure common stock received in the merger and such Medical Dynamics stockholders' tax basis in their Medical Dynamics common stock surrendered in the merger.

LOAN TO MEDICAL DYNAMICS


     InfoCure entered into a loan with Medical Dynamics on October 28, 1999, pursuant to which InfoCure advanced $500,000 to Medical Dynamics to repay certain existing obligations and for general working capital purposes. Pursuant to the merger agreement, InfoCure agreed to amend and/or restate the loan, and on January 18, 2000, InfoCure advanced an additional $500,000 to Medical Dynamics. On May 23, 2000, InfoCure advanced an additional $300,000 to Medical Dynamics pursuant to a second amendment to the loan agreement. These additional advances were for general working capital purposes. The maturity date on all advances and interest under the loan is September 30, 2000, unless the merger agreement is terminated by Medical Dynamics because InfoCure has breached a representation, warranty or covenant set forth in the merger agreement and has failed to cure the breach within 30 days of notice. If Medical Dynamics terminates the merger agreement on such grounds, the maturity date for all loan advances will be 120 days after the termination. All security for the original loan will remain in place and each principal stockholder will sign a subordination agreement to ensure that InfoCure is repaid


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

in full by Medical Dynamics before any principal stockholders receive payments from Medical Dynamics.

BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND TO THE MERGER

     The healthcare practice management systems industry is undergoing a period of rapid consolidation favoring large-scale providers that can quickly develop new and diverse software applications and provide enhanced services to healthcare practitioners. Medical Dynamics believes that its smaller size relative to that of many of its competitors and its limited access to capital resources may inhibit its future growth in revenues and profitability. Accordingly, the Medical Dynamics board of directors had considered various alternative means of increasing Medical Dynamics' capital resources through a possible combination, whether through sale, merger or joint venture, with a strong partner in the healthcare systems industry which could provide Medical Dynamics with additional capital resources as well as a competitive advantage.

     On June 2, 1999, the management and board of Directors of Medical Dynamics met to explore a variety of strategic alternatives.

     On June 7, 1999, the board of directors of Medical Dynamics approved the engagement of Neidiger, Tucker, Bruner, Inc., to act as Medical Dynamics' financial advisor and consultant.

     On June 16, 1999, Richard E. Perlman, InfoCure's Chairman, James K. Price, InfoCure's Executive Vice President and Marc Kloner, an InfoCure employee, met with Van A. Horsley, President and CEO of Medical Dynamics, Chae U. Kim, President of Computer Age Dentist, Inc., a wholly owned subsidiary of Medical Dynamics ("CADI"), and Dan L. Richmond, CEO of CADI at CADI's offices in Los Angeles, California. At the meeting, the representatives described their respective business operations, product technology and recent historical financial results. The parties agreed to engage in further discussion regarding a possible business combination of the companies.

     On June 23, 1999, Medical Dynamics executed an agreement engaging Neidiger, Tucker, Bruner, Inc. to act as Medical Dynamics' financial advisor and consultant.

     In early July 1999, Mr. Perlman called Mr. Horsley to inform him that InfoCure had decided not to proceed at that time with discussions regarding a proposed business combination. No further talks between the parties occurred until October.

     During the week of October 4, 1999, Messrs. Perlman, Price and Horsley engaged in several discussions regarding a possible acquisition by InfoCure of a 60% equity interest in Medical Dynamics in exchange for $2 million cash, the transfer of InfoCure's KComp Dental Division, the assignment of InfoCure's contract to acquire the PracticeWorks Division of Zila, Inc. and the procurement of a $10 million facility for future acquisitions. The Medical Dynamics board reviewed the proposed transaction with Mr. Horsley and provided him with authority to negotiate a letter of intent.

     On October 25, 1999, Medical Dynamics informed Neidiger, Tucker, Bruner, Inc. that Medical Dynamics had terminated its engagement with Neidiger since Neidiger was not involved in any discussions related to the proposed InfoCure transaction.

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

     During the last two weeks of October 1999, the parties negotiated the terms of InfoCure's proposed acquisition of a 60% interest in Medical Dynamics. Also during this period, the parties exchanged due diligence request lists and representatives of both companies and their advisors participated in several telephone calls to conduct reciprocal legal, business, accounting and financial due diligence. On October 27, 1999, the Medical Dynamics board approved the terms of a final letter of intent, which was signed by the parties on October 28, 1999.

     Pursuant to the terms of the final letter of intent, InfoCure and Medical Dynamics executed loan documents pursuant to which InfoCure advanced $500,000 to Medical Dynamics so that it could repay certain existing obligations and for general working capital purposes.

     On November 2, 1999, both companies issued a press release prior to the opening of trading on The Nasdaq Stock Market regarding their arrangements.

     During November 1999, senior management of InfoCure re-evaluated the proposed transaction and considered the possibility and merits of a possible business combination of the companies. After extensive review by InfoCure senior management, Mr. Perlman contacted Mr. Horsley on November 19, 1999 to propose a business combination pursuant to which InfoCure would acquire all of the outstanding shares of Medical Dynamics common stock in a stock-for-stock merger transaction.

     In late November 1999, and continuing into mid-December 1999, Messrs. Perlman, Price and Horsley engaged in extensive telephone conversations regarding the proposed merger transaction, including repayment of Medical Dynamics' debt, treatment of options, employment contracts and the stock exchange ratio. During this period, InfoCure's counsel delivered a first draft of the merger agreement to Medical Dynamics and its counsel and subsequent thereto, the parties engaged in several telephone conversations to negotiate the provisions of the merger agreement. Also during this period, representatives of InfoCure conducted on-site financial, operational and accounting due diligence at Medical Dynamics' offices in Denver, Colorado and Los Angeles, California.

     On December 15, 1999, the InfoCure board was briefed on the status of discussions between InfoCure and Medical Dynamics and reviewed the relevant financial, accounting and legal considerations of the proposed transaction. After due consideration, the InfoCure board unanimously approved the merger agreement and the merger.

     On December 20, 1999, the Medical Dynamics board of directors held a special telephone meeting at which Medical Dynamics board of directors reviewed the terms of the merger agreement and related transactions. After due consideration, the Medical Dynamics board unanimously approved the merger agreement and the merger, subject to approval of the Medical Dynamics stockholders.

     Following the approval of the merger by the InfoCure board and the Medical Dynamics board, on December 21, 1999, InfoCure and Medical Dynamics executed the merger agreement and issued a press release prior to the opening of trading on The Nasdaq Stock Market.

     On April 10, 2000, InfoCure and Medical Dynamics entered into an amendment to the merger agreement to extend the termination date of the merger from May 31, 2000 until July 31, 2000, and to reflect the change in accounting for the merger from a pooling-of-interests to purchase transaction.

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

MEDICAL DYNAMICS' REASONS FOR THE MERGER

     The Medical Dynamics board of directors has determined that the merger is in the best interests of Medical Dynamics and its stockholders and has unanimously approved the merger agreement. In reaching its determination, the Medical Dynamics board of directors considered a number of factors, without assigning any relative weights to such factors, including, but not limited to, the following:

     - Medical Dynamics' need to gain access to additional resources. Although Medical Dynamics believed it has the ability to operate profitably in the future and generate sufficient cash flow to service its short-term obligations, Medical Dynamics believed its limited access to capital resources may inhibit its growth in revenues and profitability.

     - The effect on the Medical Dynamics stockholders of Medical Dynamics continuing as an independent entity compared to the effect of a combination with InfoCure. The Medical Dynamics board determined that an integration of Medical Dynamics with InfoCure, given InfoCure's greater marketing, sales and financial resources, may provide a better opportunity for the long-term success of Medical Dynamics' product offerings and thereby maximize value for the Medical Dynamics stockholders.

     - The synergies that existed between InfoCure's business and operations and Medical Dynamics' business and operations. InfoCure and Medical Dynamics share similar types of customers and technologies. They also share a similar vision, strategy and business philosophy in the physician office marketplace. As a result, the combination provides the combined entity with the opportunity to capitalize on the parties' respective existing relationships with customers and vendors in order to cross-market their respective products and services.

     - The financial performance and condition, businesses and prospects of Medical Dynamics and InfoCure, including, but not limited to, information with respect to the historical stock prices of InfoCure and the respective operating performances of Medical Dynamics and InfoCure.

     - The terms of the merger agreement, including the form and amount of the consideration to be received by the Medical Dynamics stockholders and the terms and structure of the merger. The Medical Dynamics board of directors deemed it significant that the merger would provide the stockholders of Medical Dynamics with InfoCure common stock for which there is an active and liquid trading market.

     - The merger is expected to be a tax-free transaction to the Medical Dynamics stockholders and is expected to be treated as a purchase transaction for accounting and financial reporting purposes.

     - The merger affords the Medical Dynamics stockholders the opportunity to reduce the exposure inherent in Medical Dynamics' reliance on a few products and services in a relatively discrete market, and the difficulties Medical Dynamics faces in competing against larger companies with more diversified product lines and greater financial resources.

     In reaching its conclusion, the Medical Dynamics board of directors also considered the following factors, which it believed did not favor entering into the merger agreement:

     - A combination with InfoCure could prevent it from seeking other avenues of maximizing the value of the Medical Dynamics common stock, including seeking a business combination with a third party that offered greater value to the Medical Dynamics stockholders.

     - The merger could prevent Medical Dynamics from maximizing the value of the Medical Dynamics common stock by pursuing its existing strategic plan as an independent entity and that, after the merger, the holders of Medical Dynamics common stock who receive shares of InfoCure common stock in the merger will have to rely on the operating success of InfoCure to maximize the value of their investment.

     - All of the consideration that would be received by the Medical Dynamics stockholders in the merger would consist of InfoCure common stock, rather than cash.

     - The merger could adversely affect Medical Dynamics' existing relationships with customers and partners.

     In reaching its conclusions set forth above, the Medical Dynamics board acknowledged that certain officers and directors (specifically Messrs. Horsley, Richmond and Kim with respect to certain employment matters, and Dr. and Mrs. Adair and Messrs. Richmond and Kim with respect to the repayment of certain indebtedness) would receive benefits in the merger, including those described below under the caption "The Special Meeting -- Interests of Certain Medical Dynamics Directors, Officers and Affiliates in the Merger." After further consideration and discussion among the directors, the Medical Dynamics board (1) concluded that those benefits (a) were not materially different from those to be realized by other Medical Dynamics stockholders in the merger and (b) in the case of Messrs. Horsley, Richmond and Kim, were appropriate compensation for the employment relationship between those individuals and Medical Dynamics and its subsidiary, Computer Age Dentist, Inc., and (2) considered the fact that Dr. and Mrs. Adair and Messrs. Richard and Kim were otherwise in compliance with relevant contractual requirements for the repayment of loans made.

     Other than those considerations described above which the Medical Dynamics board of directors believed did not favor entering into the merger agreement, the Medical Dynamics board of directors did not identify any particular risks or adverse effects on non-affiliated Medical Dynamics stockholders.

     The foregoing discussion of certain information and factors deemed material by the Medical Dynamics board in considering the merger agreement is not intended to be exhaustive but is believed to include all material factors considered by the Medical Dynamics board of directors.

     The Medical Dynamics board of directors has unanimously approved the merger agreement and unanimously recommends to the stockholders of Medical Dynamics that you approve the merger agreement.

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

INFOCURE'S REASONS FOR THE MERGER

     In approving the merger agreement, InfoCure's board of directors considered a number of factors concerning the benefits of the merger. Without assigning any relative or specific weights to the factors, InfoCure's board of directors considered the following material factors, among others:

     - Medical Dynamics' strong positions in the dental practice management specialty.

     - Medical Dynamics' existing customer base.

     - Medical Dynamics' proprietary practice management and clinical software.


     InfoCure's board of directors determined that the merger was in the best interests of InfoCure and its stockholders, and unanimously approved the merger agreement.


COMPLETION OF THE MERGER

     Subject to the conditions and the obligations of the parties to effect the merger, the merger will be completed on the date and at the time specified in the articles of merger to be filed with the Colorado Secretary of State.

     InfoCure and Medical Dynamics agree to exercise their respective best efforts to cause the closing to take place on or before July 31, 2000. However, unexpected delays can occur. InfoCure and Medical Dynamics cannot assure you that Medical Dynamics will be able to obtain necessary stockholder approval, that they will be able to obtain any regulatory approvals required for the merger or that they will be able to satisfy other conditions to completion of the merger. Either Medical Dynamics' or InfoCure's board of directors may terminate the merger agreement if the merger is not completed by July 31, 2000, unless it is not completed because of the breach of the merger agreement by the party seeking termination. See "The Merger Agreement -- Conditions to Completion of the Merger" and "-- Waiver, Amendment, and Termination."

DISTRIBUTION OF INFOCURE STOCK CERTIFICATES

     Promptly after the merger is completed, you will be mailed a letter of transmittal and instructions for the exchange of the certificates representing shares of Medical Dynamics common stock for certificates representing shares of InfoCure common stock.

     You should not send in your certificates until you receive a letter of transmittal and instructions.

     After you surrender to the exchange agent certificates for Medical Dynamics common stock with a properly completed letter of transmittal, the exchange agent will mail you a certificate or certificates representing the number of shares of InfoCure common stock to which you are entitled and a check for the amount to be paid in lieu of any fractional share, without interest, if any, together with all undelivered dividends or distributions in respect of the shares of InfoCure common stock, without interest thereon, if any. InfoCure will not be obligated to deliver the consideration to you, as a former Medical Dynamics stockholder, until you have surrendered your Medical Dynamics common stock certificates.

     Whenever a dividend or other distribution is declared by InfoCure on InfoCure common stock with a record date after the date on which the merger was completed, the

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

declaration will include dividends or other distributions on all shares of InfoCure common stock that may be issued in the merger. However, InfoCure will not pay any dividend or other distribution that is payable after the completion of the merger to you until you surrender the certificate. If your Medical Dynamics stock certificate has been lost, stolen, or destroyed, the exchange agent will issue the shares of InfoCure common stock and any cash in lieu of fractional shares upon your submission of an affidavit claiming the certificate to be lost, stolen, or destroyed, the posting of a bond in such amount as InfoCure may reasonably direct as indemnity against any claim that may be made against InfoCure with respect to the certificate, and submission of any other documents necessary to effect the exchange of the shares represented by the certificate.

     At the time the merger is completed, the stock transfer books of Medical Dynamics will be closed to Medical Dynamics' stockholders and no transfer of shares of Medical Dynamics common stock by any stockholder will thereafter be made or recognized. If certificates for shares of Medical Dynamics common stock are presented for transfer after the merger is completed, they will be canceled and exchanged for shares of InfoCure common stock, a check for the amount due in lieu of fractional shares, if any, and any undelivered dividends on the InfoCure common stock.

REGULATORY APPROVAL

     InfoCure and Medical Dynamics are required to make filings with or obtain approvals from certain regulatory authorities in connection with the merger. InfoCure and Medical Dynamics cannot assure you that they can obtain the necessary regulatory approvals or that the other conditions to consummation of the merger can or will be satisfied.

MANAGEMENT AND OPERATIONS AFTER THE MERGER


     The merger will not change the present management team or board of directors of InfoCure. Information concerning the management of InfoCure is included in the documents incorporated by reference in this proxy statement-prospectus. See "Where You Can Find More Information" on page 62 of this proxy statement-prospectus.


     Medical Dynamics will be the surviving corporation resulting from the merger and will be a wholly owned subsidiary of InfoCure. Medical Dynamics will continue to be governed by the laws of the State of Colorado. Medical Dynamics' officers and directors will, however, resign upon consummation of the merger and be replaced by persons designated by InfoCure.

ACCOUNTING TREATMENT

     It is anticipated that the merger will be accounted for as a purchase business combination. Under this method of accounting, after the closing of the merger, our assets and liabilities will be recorded at fair value and any excess of the total value of shares exchanged for our assets over our net assets will be recorded as goodwill.

RESALES OF INFOCURE COMMON STOCK

     InfoCure common stock to be issued to you in the merger will be registered under the Securities Act of 1933, as amended (the "Securities Act"). All shares of InfoCure common stock received by you in the merger will be freely transferable after the merger provided you are not considered to be an "affiliate" of Medical Dynamics or InfoCure. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with Medical Dynamics or InfoCure at the time of the special meeting (generally, executive officers, directors, and 10% or greater stockholders).

     Rule 145 under the Securities Act restricts the sale of InfoCure common stock received in the merger by affiliates of Medical Dynamics and certain of their family members and related entities. Under the rule, during the first 12-month period after the merger is completed, affiliates of Medical Dynamics or InfoCure may resell publicly the InfoCure common stock they receive in the merger but only within certain limitations as to the amount of InfoCure common stock they can sell in any three-month period and as to the manner of sale. After the one-year period, affiliates of Medical Dynamics who are not affiliates of InfoCure may resell their shares without restriction provided that InfoCure must continue to satisfy its reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). After two years following the closing of the merger, affiliates of Medical Dynamics who are not affiliates of InfoCure and who have not been affiliates for at least three months may resell their shares without restriction. Affiliates also would be permitted to resell InfoCure common stock received in the merger pursuant to an effective registration statement under the Securities Act or an available exemption from the registration requirements of the Securities Act. This proxy statement-prospectus does not cover any resales of InfoCure common stock received by persons who may be deemed to be affiliates of Medical Dynamics or InfoCure.

     Each person who may be deemed to be an affiliate of Medical Dynamics has executed and delivered to InfoCure an agreement intended to ensure compliance with the Securities Act. Each Medical Dynamics affiliate has agreed not to sell, pledge, transfer, or otherwise dispose of any Medical Dynamics common stock held by the affiliate except as contemplated by the merger agreement or the affiliate agreement. In addition, each Medical Dynamics affiliate must agree not to sell, pledge, transfer or otherwise dispose of any InfoCure common stock received in the merger except in compliance with the Securities Act, and the applicable rules. The stock certificates representing InfoCure common stock issued to affiliates in the merger will bear a legend summarizing these restrictions on transfer.

VOTING AGREEMENT

     The holders of 17% of the outstanding shares of Medical Dynamics' common stock have agreed to vote in favor of the merger agreement. The voting agreement terminates upon the earlier of the termination of the merger agreement in accordance with its terms or the effective time of the merger.

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

                              THE MERGER AGREEMENT

     The following description summarizes the material provisions of the merger agreement. Your are urged to read carefully the merger agreement, a copy of which is attached as Appendix A to this proxy statement-prospectus.

CONDITIONS TO COMPLETION OF THE MERGER

     In addition to any required regulatory approvals, the merger will be completed only if certain conditions, including, but not limited to the following, are met or waived, if waivable:

     - Medical Dynamics stockholders approve the merger at the special meeting;


     - InfoCure and Medical Dynamics receive legal opinions from their respective counsel concerning the treatment of the merger as a "reorganization" for federal income tax purposes;


     - InfoCure has not breached any of its representatives or obligations under the merger agreement in any material respect;

     - Medical Dynamics has not breached any of its representations or obligations under the merger agreement in any material respect;

     - the shares of InfoCure common stock to be issued in the merger are approved for listing on The Nasdaq Stock Market;

     - Medical Dynamics and InfoCure receive opinions of counsel in forms reasonably satisfactory to each;

     - no law order or other action taken by any court or governmental authority prohibits or restricts the merger or makes it illegal; and

     - in addition to these conditions, the merger agreement, attached as Appendix A to this proxy statement-prospectus, describes other conditions that must be met before the merger may be completed.

     InfoCure and Medical Dynamics cannot assure you as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not effected on or before July 31, 2000, except as described otherwise in this proxy statement-prospectus or the merger agreement, the board of directors of either Medical Dynamics or InfoCure may terminate the merger agreement and abandon the merger.

NO SOLICITATION

     In the merger agreement, Medical Dynamics has agreed that until the effective time of the merger or the termination of the merger agreement, neither Medical Dynamics nor any of its officers, directors, affiliates, employees, investment bankers, attorneys or other representatives will, directly or indirectly:

     - solicit, initiate, encourage or induce the making of any "acquisition proposal" (as defined below);

     - participate in any discussions or negotiations regarding, or take any other action to facilitate any acquisition proposal;

     - engage in discussions with any person with respect to any acquisition proposal;

     - approve, endorse or recommend any acquisition proposal; or

     - enter into any letter of intent or similar contract relating to any "acquisition transaction" (as defined below);

provided, however, that the Medical Dynamics board of directors may (1) comply with certain SEC rules related to a tender or exchange offers not made in violation of Medical Dynamics' non-solicitation covenants or (2) during the period between mailing of this proxy statement-prospectus and the date the vote required to be obtained from the Medical Dynamics stockholders in connection with the merger has been obtained, in response to an unsolicited, bona fide written acquisition proposal that the Medical Dynamics board of directors reasonably concludes, based upon the advice of its independent financial advisors, constitutes a "superior proposal" (as defined below), engage in discussions with and furnish information to the party making such acquisition proposal to the extent the Medical Dynamics board determines in good faith based on the advice of its outside legal counsel that its fiduciary obligations under applicable law require it to do so. In addition, at least five days prior to furnishing any such nonpublic information to, or entering into discussions with, such party, Medical Dynamics must (1) give InfoCure written notice of its intention to furnish such information or enter into such discussions, (2) receive from the third party an executed confidentiality agreement, and (3) contemporaneously with furnishing any such nonpublic information, furnish such nonpublic information to InfoCure.

     The merger agreement provides that:

     - the term "acquisition transaction" shall mean any transaction or series of related transactions involving: (1) any acquisition or purchase from Medical Dynamics by any person of more than 5% of the total outstanding voting securities of Medical Dynamics or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 5% or more of the total outstanding voting securities of Medical Dynamics or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Medical Dynamics pursuant to which the stockholders of Medical Dynamics immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity of such transaction; (2) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 5% of the assets of Medical Dynamics; or (3) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Medical Dynamics;

     - the term "acquisition proposal" shall mean any offer or proposal relating to any acquisition transaction; and

     - the term "superior proposal" shall mean an acquisition proposal with respect to which: (1) the Medical Dynamics board of directors has concluded in good faith, after considering applicable state law, on the basis of the written opinion of independent outside counsel, that such action is necessary to prevent the board from violating its fiduciary duties to the Medical Dynamics stockholders; (2) if any cash consideration is involved, it is not subject to any financing contingency, and with respect to which the board has determined (based upon the written opinion of its independent financial advisors) in the exercise of its fiduciary duties to the Medical Dynamics stockholders that the acquiring party is capable of consummating the proposed transaction on the terms proposed; and (3) the board has determined in the exercise of its fiduciary duties to the Medical Dynamics stockholders that the proposed transaction provides greater value to such stockholders than the merger with InfoCure (based upon the written opinion of independent financial advisors that such transaction is superior from a financial point of view).

WAIVER, AMENDMENT, AND TERMINATION

     To the extent permitted by law, the boards of directors of InfoCure and Medical Dynamics may agree in writing to amend the merger agreement, whether before or after Medical Dynamics' stockholders have approved it. In addition, at any time before the merger becomes effective, either Medical Dynamics or InfoCure, or both, may waive any default in the performance of any term of the merger agreement by the other party or may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the merger agreement. In addition, either InfoCure or Medical Dynamics may waive any of the conditions precedent to its obligations under the merger agreement, unless a violation of any law or regulation would result. To be effective, a waiver must be in writing and signed by an authorized officer of Medical Dynamics or InfoCure, as the case may be.

     At any time before the merger becomes effective, the boards of directors of InfoCure and Medical Dynamics may agree to terminate the merger agreement. In addition, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after Medical Dynamics obtains your approval, by:

          1. Medical Dynamics or InfoCure, if the transaction is not completed by July 31, 2000, or such later date as may be agreed to by Medical Dynamics and InfoCure; however, neither Medical Dynamics nor InfoCure may terminate the merger agreement if its breach is the reason the merger has not been completed;

          2. Medical Dynamics, if InfoCure breaches its representations, warranties or obligations under the merger agreement in any material respect;

          3. InfoCure, if Medical Dynamics breaches its representations, warranties or obligations under the merger agreement in any material respect;

          4. By Medical Dynamics or InfoCure, if a governmental authority has issued an order or ruling or taken any other action having the effect of permanently restraining or otherwise prohibiting the merger, and such action is final and nonappealable;

          5. Medical Dynamics or InfoCure, if the Medical Dynamics stockholders fail to approve the merger; or

          6. InfoCure, if (A) the Medical Dynamics board withdraws, modifies or changes its recommendation as to the merger in a manner adverse to InfoCure, (B) the Medical Dynamics board recommends to its stockholders a competing transaction, (C) Medical Dynamics breaches its non-solicitation covenant under the merger agreement, (D) a competing transaction for Medical Dynamics is announced and the Medical Dynamics board fails to recommend against acceptance of such proposal, or (E) certain principal stockholders of Medical Dynamics who own 17% of the outstanding shares of Medical Dynamics stock fail to comply with their contractual obligations to vote in favor of the merger,

     If the merger is terminated, the merger agreement will become void and have no effect.

FEES AND EXPENSES

     All fees and expenses incurred in connection with the merger will be paid by the party incurring such expenses whether or not the merger is consummated; provided, however, that InfoCure and Medical Dynamics will share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in connection with the printing and filing of this proxy statement-prospectus.

TERMINATION FEE

     Medical Dynamics must pay InfoCure a $1.3 million cash termination fee if:

          1. InfoCure terminates the merger agreement for the reasons described in paragraph 6 above under "-- Waiver, Amendment, and Termination"; or

          2. InfoCure terminates the merger agreement for the reasons described in paragraph 1 or paragraph 5 above under "-- Waiver, Amendment. and Termination" and (A) at or prior to such termination, there shall exist or have been proposed an acquisition proposal and (B) within nine months after such termination, Medical Dynamics enters into a definitive agreement with respect to any "company acquisition" (as defined below) or any company acquisition shall be consummated.

     The merger agreement provides that the term "company acquisition" shall mean: (1) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Medical Dynamics pursuant to which the stockholders of Medical Dynamics immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction; (2) a sale or other disposition by Medical Dynamics of assets representing in excess of 50% of the aggregate fair market value of Medical Dynamics' business immediately prior to such sale; or (3) an acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Medical Dynamics), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of common stock of Medical Dynamics.

     In addition, in the event that InfoCure terminates the merger agreement for the reason described in paragraph 3 above under "-- Waiver, Amendment, and Termination", then Medical Dynamics shall promptly reimburse InfoCure for its costs and expenses in connection with the merger agreement, and if, within 9 months of such termination, Medical Dynamics shall enter into a definitive agreement with respect to any company acquisition or any company acquisition is consummated, then concurrently with the execution of a definitive agreement with respect to, or the consummation of, as applicable, such company acquisition, Medical Dynamics must pay to InfoCure an amount in cash equal to the amount by which $1.3 million exceeds the amount of InfoCure's expenses previously reimbursed by Medical Dynamics.

     Finally, if Medical Dynamics terminates the merger agreement for the reason described in paragraph 2 above under "-- Waiver, Amendment, and Termination", InfoCure shall pay to Medical Dynamics $150,000 in cash.

REPRESENTATIONS AND WARRANTIES

     Both parties made a number of representations and warranties in the merger agreement regarding aspects of our respective businesses, financial condition, structure and other facts pertinent to the merger.

     Medical Dynamics' representations and warranties include representations as to:

     - corporate organization, good standing and corporate power

     - corporate power and authority to enter into the merger agreement

     - capitalization

     - SEC filings and financial statements

     - books and records

     - real property interests

     - condition and sufficiency of assets

     - accounts receivable

     - inventory

     - liabilities

     - taxes

     - material adverse changes since June 30, 1999

     - employee benefit matters

     - compliance with legal requirements and governmental authorizations

     - legal proceedings or orders

     - absence of certain changes and events since June 30, 1999

     - material contracts

     - insurance

     - environmental matters

     - employees

     - government contracts

     - intellectual property rights

     - year 2000 compliance

     - certain payments

     - relationships with related persons

     - brokers or finders

     - labor relations matters

     - disclosure

     - stockholder approval

     InfoCure's representations and warranties include representations as to:

     - corporate organization, good standing and corporate power

     - corporate power and authority to enter into the merger agreement

     - absence of restrictions and conflicts

     - capitalization

     - SEC filings and financial statements

     - litigation

     - disclosure

     - absence of certain proceedings

     - brokers or finders

CONDUCT OF BUSINESS PENDING THE MERGER

     The merger agreement obligates Medical Dynamics to use its reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect, and imposes certain limitations on the operations of Medical Dynamics and its subsidiaries. These items are set forth in the merger agreement which is attached to this proxy statement-prospectus as Appendix A.

                           THE STOCKHOLDERS AGREEMENT

     Certain stockholders of Medical Dynamics who own 17% of the outstanding shares of common stock of Medical Dynamics have entered into a stockholders agreement with InfoCure.

     The stockholders agreement provides, among other things, that the stockholders subject to the agreement:

     - will not transfer any of the shares subject to the agreement, unless the transferee has agreed in writing to hold the shares subject to the agreement and executes an irrevocable proxy prior to the transfer;

     - will not deposit any shares in a voting trust or grant a proxy or enter into any voting agreement in contravention of the stockholder agreement;

     - will vote the shares subject to the agreement in favor of (1) the merger agreement and the merger, (2) any matter to facilitate the merger, and
       (3) any shareholder proposal related to the merger if directed to do so by InfoCure;

     - will not directly or through a representative solicit, initiate or encourage a third party to make an acquisition proposal to Medical Dynamics, or take any action to facilitate any third party acquisition proposal; and

     - will deliver to InfoCure a proxy that (1) irrevocably appoints the InfoCure board as sole and exclusive attorneys and proxies for the stockholder, (2) authorizes and empowers the InfoCure board to vote and exercise all voting rights of the shares subject to the agreement in favor of the merger agreement and merger, and (3) revokes any and all prior proxies given by the stockholder. The proxy and power of attorney is coupled with an interest throughout the term of the stockholder agreement and granted in consideration of InfoCure entering into the merger agreement.

     The stockholder agreement terminates on the earlier of the termination of the merger agreement or the effective time of the merger.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     InfoCure common stock is quoted on The Nasdaq National Market under the trading symbol "INCX". Medical Dynamics common stock is quoted on The Nasdaq SmallCap Market under the trading symbol "MEDY".

     The following table sets forth, for the periods indicated, the high and low sale prices per share of InfoCure common stock on The Nasdaq National Market and Medical Dynamics common stock on The Nasdaq SmallCap Market. The table also gives retroactive effect, where applicable, to the 2-for-1 stock split of InfoCure which was effective August 19, 1999.

     For current price information, you should consult publicly available sources. InfoCure has never paid dividends on its common stock. Medical Dynamics has never paid dividends on its common stock. InfoCure does not intend to pay dividends on its common stock after consummation of the merger.


                                                                        MEDICAL
                                                     INFOCURE          DYNAMICS
                                                   COMMON STOCK      COMMON STOCK
                                                 ----------------   ---------------
                                                  HIGH      LOW      HIGH     LOW
                                                 -------   ------   ------   ------
Year Ending December 31, 2000
  Second Quarter*..............................  $ 18.38   $ 4.00   $ 0.94   $ 0.25
  First Quarter................................    37.38    14.75     2.00     0.75
Year Ending December 31, 1999:
  Fourth Quarter...............................  $ 18.87   $17.94   $ 1.69   $ 0.66
  Third Quarter................................    28.75    16.94     0.94     0.63
  Second Quarter...............................    26.47    12.25     2.19     0.84
  First Quarter................................    18.00    10.56     2.72     2.56
Year Ending December 31, 1998:
  Fourth Quarter...............................  $ 16.37   $ 5.81   $ 2.56   $ 2.31
  Third Quarter................................     8.47     6.37     3.00     2.00
  Second Quarter...............................     8.09     5.47     3.00     2.13
  First Quarter................................     8.53     4.12     3.50     3.06


-------------------------


*           through June   , 2000


RECENT CLOSING PRICES


     The closing sales price per share of InfoCure common stock on The Nasdaq National Market was $27.00 on December 20, 1999, the last trading day prior to
the public announcement of the proposed merger and $               on June   ,
2000, the latest practicable day before the mailing of this proxy-statement prospectus.


     Because the market price of InfoCure common stock is subject to fluctuation, the market value of the shares of InfoCure common stock that you will receive in the merger may increase or decrease prior to and following the merger. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR INFOCURE COMMON STOCK. NEITHER MEDICAL DYNAMICS NOR INFOCURE CAN ASSURE YOU AS TO THE FUTURE PRICES FOR INFOCURE COMMON STOCK.

DIVIDEND INFORMATION

     Neither InfoCure nor Medical Dynamics has ever paid cash dividends on its stock, and each of InfoCure and Medical Dynamics anticipates that it will continue to retain any earnings for the foreseeable future for use in the operation of its business.

NUMBER OF STOCKHOLDERS


     As of June 16, 2000, there were 423 stockholders of record who held shares of InfoCure common stock and as of June 9, 2000, there were 11,609 stockholders of record who held shares of Medical Dynamics common stock.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information known by Medical Dynamics regarding the beneficial ownership of common stock as of May 31, 2000, 1999 by:


     - each person known by Medical Dynamics to be the beneficial owner of more than 5% of its outstanding shares of common stock;

     - each director of Medical Dynamics;

     - each executive officer of Medical Dynamics; and

     - all directors and executive officers of Medical Dynamics as a group.

     Unless otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock owned by them.


NAME OF BENEFICIAL OWNER                 SHARES OWNED BENEFICIALLY(1)   PERCENT OF CLASS*
------------------------                 ----------------------------   -----------------
Edwin L. Adair, M.D....................           1,174,290(2)                 8.7%
Pat Horsley Adair......................           1,174,290(2)                 8.7
Daniel L. Richmond.....................           1,097,760(3)                 8.0
Chae U. Kim............................           1,097,760(3)                 8.0
I. Dean Bayne, M.D.....................              40,000(4)                 0.3
Van A. Horsley.........................             555,586(5)                 4.0
Leroy Bilanich, Ed.D...................              40,000(4)                 0.3
All officers and directors as a group
  (7 persons)..........................           4,005,396(6)                26.7


-------------------------


  * Percent of class based upon 13,240,066 shares outstanding on June 9, 2000.


(1) The term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, beneficial ownership is of record and consists of sole voting and investment power.

(2) Includes 295,000 stock options held by Dr. Adair of which all are presently exercisable.

(3) Includes 450,000 shares under presently exercisable stock options. Does not include option to acquire 150,000 shares which vest upon defined performance goals.

(4) Includes 40,000 shares under presently exercisable stock options.

(5) Includes 470,680 shares under presently exercisable stock options. Does not include options to acquire 400,000 shares which vest based upon definition performance goals.

(6) Includes shares referenced in notes (2) through (5).

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

     The following discussion describes certain material differences between the rights of InfoCure stockholders and the rights of Medical Dynamics stockholders. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement-prospectus and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Medical Dynamics and being a stockholder of InfoCure.

     As a stockholder of Medical Dynamics, your rights are governed by Medical Dynamics' amended and restated articles of incorporation and amended bylaws, as currently in effect. After completion of the merger, you will become a common stockholder of InfoCure. As an InfoCure stockholder, your rights will be governed by InfoCure's amended certificate of incorporation and amended and restated bylaws. InfoCure is incorporated under the laws of the state of Delaware and Medical Dynamics is incorporated under the laws of the state of Colorado, and therefore, your rights as a stockholder of InfoCure will be governed by the Delaware General Corporation Law ("DGCL"), rather than the Colorado Business Corporation Act ("CBCA"), after completion of the merger.

CLASSES OF COMMON STOCK OF MEDICAL DYNAMICS AND INFOCURE

     We each have one class of common stock issued and outstanding. Holders of InfoCure common stock and holders of Medical Dynamics common stock are each entitled to one vote for each share held.

BOARD OF DIRECTORS

     Neither InfoCure's nor Medical Dynamics' board of directors is divided into classes and all directors are elected annually.

NUMBER OF DIRECTORS

     InfoCure's board of directors may contain as few as three directors and as many as twelve. Currently, there are six members. The exact number of authorized directors within such range may be fixed from time to time by a resolution adopted by InfoCure's board of directors. There are currently seven directors on Medical Dynamics' board of directors.

FILLING VACANCIES ON THE BOARD

     Any vacancy occurring on the InfoCure board of directors may be filled by a vote of the majority of the remaining directors, though less than a quorum, or by the sole remaining director, or if no director remains or if the vacancy is not so filled, by the stockholders. A director elected to fill a vacancy will serve until the next election of directors by the stockholders and the election and qualification of the successor.

     Medical Dynamics' bylaws provide that vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. The CBCA provides that stockholders may also fill a vacancy on the board of directors. The term of a director elected to fill a vacancy by the directors expires at the next annual stockholders' meeting at which directors are elected. The term of a director elected to fill a vacancy by the stockholders is the unexpired term of the predecessor director. Directors elected to fill vacancies or newly-created directorships will continue to serve until a successor is elected and qualifies.

QUORUM

     InfoCure's bylaws provide that one-third of the number of shares of stock outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of stockholders. Medical Dynamics' articles of incorporation provide that one-third of all shares entitled to vote shall constitute a quorum.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     InfoCure's bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent is signed by the holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. InfoCure stockholders may act by a written consent (that is less than unanimous) to elect directors in lieu of holding an annual meeting only if all directorships to which directors could be elected at an annual meeting are vacant and are filled by such action.

     Medical Dynamics' bylaws provide that any action required to be taken, or which may be taken at a meeting of the stockholders may be taken without a meeting, if a written consent setting forth the action to be taken is signed by all of the stockholders entitled to vote on that subject matter.

ABILITY TO CALL SPECIAL MEETING

     Special Meetings of InfoCure stockholders may be called by the board of directors or by the chairman of the board of directors. Special meetings of stockholders of Medical Dynamics may be called by the president, the chief executive officer, the board of directors or by the president at the request of the holders of not less than one-tenth of all shares of Medical Dynamics entitled to vote at the meeting.

NOTICE OF MEETING


     InfoCure and Medical Dynamics stockholders are entitled to notice of all stockholder meetings not less than ten nor more than 60 days prior to the date of the meeting.


ADVANCE NOTICE OF STOCKHOLDER PROPOSALS

     The Medical Dynamics bylaws do not contain any provisions related to advance notice of stockholder proposals.


     Business at an annual meeting may be brought by an InfoCure stockholder only upon the stockholder's timely notice thereof in writing to the secretary of InfoCure. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of InfoCure not less than 60 days nor more than 90 days prior to the meeting as originally scheduled; provided, however, that in the event that less than 60 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or the date on which such public disclosure was made.

The InfoCure stockholder's notice to the Secretary shall set forth:

     - a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting;

     - the name and address of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal;

     - the class and number of shares of InfoCure stock that are beneficially owned by the stockholder on the date such stockholder gives notice to the secretary, and the number of shares in InfoCure common stock that are beneficially owned on such date by any other stockholders known to be supporting such proposal; and

     - any financial interest of the stockholder in such proposal.

     With respect to InfoCure stockholders nominating persons to election to InfoCure's board of directors, such nominations shall be made only at an annual or special meeting of the stockholders called for that purpose and only by complying with the notice procedures set forth in InfoCure's bylaws. Specifically, the InfoCure stockholder must provide a timely notice in writing to the secretary of InfoCure, such notice must be delivered to or mailed and received at the principal executive offices of InfoCure not less than sixty days nor more than ninety days prior to the meeting; provided, however, that in the event that less than sixty days notice or public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or the date on which such public disclosure was made.

     The stockholder's notice must set forth:

     (1) as to each person that the stockholder proposes to nominate for election or reelection as a director:

     - the name, age, business address and residence address of such proposed nominee;

     - the principal occupation or employment of such proposed nominee;

     - the class and number of shares of common stock of InfoCure which are beneficially owned by such proposed nominee; and

     - any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the Securities Exchange Act; and

     (2) as to the stockholder giving such notice:

     - the name and address of such stockholder; and

     - the class and number of shares of InfoCure's stock that are beneficially owned by the stockholder on the date of such notice.

VOTING REQUIREMENTS

     InfoCure's bylaws provide that when a quorum is present at any stockholder meeting, a majority of the number of shares of stock entitled to vote shall decide any proposal brought before the meeting, unless the certificate of incorporation, the bylaws or the DGCL provides a different threshold.

     Medical Dynamics' articles of incorporation provide that when a quorum is present at any stockholder meeting, the affirmative vote of the holders of a majority of the shares entitled to vote shall decide any proposal brought before the meeting, unless the articles of incorporation or the CBCA provide a different threshold.

AMENDING CERTIFICATE OF INCORPORATION OR ARTICLES OF INCORPORATION

     InfoCure's certificate of incorporation and Medical Dynamics' articles of incorporation may be amended by the affirmative vote of a majority of the outstanding common stock voting together as a single class and the affirmative vote of a majority of the outstanding stock of each class entitled to vote thereon.

AMENDING BYLAWS

     InfoCure's bylaws may be amended as follows:

     - at any meeting of stockholders at which a quorum is present, by vote of a majority of the number of shares entitled to vote present in person or by proxy, provided that the notice of the meeting contained a statement of the substance of the amendment; or

     - by a majority vote of the board of directors.

     In addition, any stockholder who intends to propose an amendment to the InfoCure bylaws shall notify the secretary of InfoCure in writing of the amendment not later than one hundred eighty days prior to a request by such stockholder to call a special meeting for such purpose or, if such proposal is intended to be made at an annual meeting of stockholders, not later than the latest date permitted for submission of stockholder proposals by Rule 14a-8 under the Exchange Act. Such notice to the secretary shall include the text of the proposed amendment and a brief statement of the reason why such stockholder intends to make such proposal.

     Medical Dynamics' bylaws may be altered, amended, repealed, suspended or replaced by the board of directors at any regular or special meeting. The CBCA also permits stockholders to amend the bylaws.

INTERESTED DIRECTOR TRANSACTIONS

     No contract or transaction between InfoCure and one or more of its directors or officers, or between InfoCure and any other company, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

     - the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

     - the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

     - the contract or transaction is fair as to InfoCure as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, or the stockholders.

     The CBCA contains provisions which are substantially the same as the Interested Director provisions of the InfoCure bylaws.

                             STOCKHOLDER PROPOSALS

     Medical Dynamics anticipates that it will hold its 2000 Annual Meeting of Stockholders on or before September 30, 2000, only if the merger is not consummated before the time of the meeting and only if required to maintain its listing on The Nasdaq SmallCap Market. In the event that this meeting is held, any proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Secretary of Medical Dynamics no later than July 1, 2000 to be considered for inclusion in the Medical Dynamics proxy materials relating to that meeting. Any submission of a stockholder proposal outside of the proxy materials must be received by the Secretary of Medical Dynamics no later than July 1, 2000 to be timely.

                                 OTHER MATTERS

     As of the date of this proxy statement-prospectus, Medical Dynamics' board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement-prospectus. However, if any other matters properly come before the special meeting or any adjournment or postponement of the special meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies to vote the shares represented by such proxy as to any such matters.

                                    EXPERTS

     The consolidated financial statements and schedule of InfoCure Corporation and its subsidiaries incorporated by reference in this proxy statement-prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.


     The financial statements of The Healthcare Systems Division of The Reynolds and Reynolds Company as of September 30, 1998 and 1997 and for the years ended September 30, 1998, 1997 and 1996 incorporated by reference in this proxy statement-prospectus from InfoCure Corporation's Registration Statement on Form S-3 (with respect to a public offering of 3,759,000 common shares), effective April 21, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The consolidated financial statements of Datamedic Holding Corp. and subsidiaries as of March 31, 1999 and 1998, and for each of the years in the three-year period ended March 31, 1999, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Medical Dynamics, Inc. and its subsidiaries incorporated by reference in this proxy statement-prospectus have been audited by Hein + Associates LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters with respect to validity of the shares of InfoCure common stock offered hereby in connection with the merger will be passed upon for InfoCure by Morris, Manning & Martin, L.L.P., Atlanta, Georgia. Employees of
Morris, Manning & Martin, L.L.P. own an aggregate of                shares of
InfoCure's common stock and an aggregate of                shares of Medical
Dynamics' common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

     InfoCure and Medical Dynamics file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission or SEC. You may read and copy any reports, statements or other information that InfoCure and Medical Dynamics file with the SEC at the SEC's public reference rooms at the following locations:

Public Reference Room   New York Regional Office  Chicago Regional
450 Fifth Street, N.W.  7 World Trade Center      Office
Room 1024               Suite 1300                Citicorp Center
Washington, D.C. 20549  New York, NY 10048        500 West Madison
                                                  Street
                                                  Suite 1400
                                                  Chicago, IL 60661-2511

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at "http://www.sec.gov". Reports, proxy statements and other information concerning InfoCure and Medical Dynamics may also be inspected at the offices of The Nasdaq Stock Market, which is located at 1735 K. Street, N.W., Washington, D.C. 20006.

     InfoCure filed a registration statement on Form S-4 on April 13, 2000, to register with the SEC the InfoCure common stock to be issued to Medical Dynamics stockholders in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of InfoCure in addition to being a proxy statement of InfoCure and Medical Dynamics. As allowed by SEC rules, this proxy statement-prospectus does not contain all the information you can find in InfoCure's registration statement or the exhibits to the registration statement.

     The SEC allows InfoCure and Medical Dynamics to "incorporate by reference" information into this proxy statement-prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement-prospectus, except for any information superseded by information contained directly in this proxy statement-prospectus or in later filed documents incorporated by reference in this proxy statement-prospectus.

     This proxy statement-prospectus incorporates by reference the documents set forth below that InfoCure and Medical Dynamics have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about InfoCure and Medical Dynamics that is not included in or delivered with this proxy statement-prospectus.


INFOCURE FILINGS (FILE NO. 001-12799)
-------------------------------------
Annual Report on Form 10-K............  Fiscal year ended December 31, 1999
Quarterly Report on Form 10-Q.........  Three months ended March 31, 2000
Proxy Statement.......................  For meeting held June 14, 2000
The financial statements of the
  Healthcare Systems Division of The
  Reynolds and Reynolds Company
  included in InfoCure's Prospectus
  filed pursuant to Rule 424(b)(4) on
  April 22, 1999, which constitutes
  part of the Registration Statement
  on Form S-3 (No. 333-71109).........  Financial Statements of the Healthcare
                                        Systems Division of The Reynolds and
                                        Reynolds Company as of September 30,
                                        1998 and 1997 and for the years ended
                                        September 30, 1998, 1997 and 1996.
The description of Common Stock in
  InfoCure's Registration Statement on
  Form 8-A............................  Filed January 28, 1999



MEDICAL DYNAMICS FILINGS (FILE NO. 0-8632)
------------------------------------------
Annual Report on Form 10-KSB............    Fiscal Year ended September 30, 1999
Quarterly Report on Form 10-QSB.........    Three months ended December 31, 1999
Quarterly Report on Form 10-QSB.........    Three months ended March 31, 2000
Current Reports on Form 8-K.............    Dated November 2, 1999 (filed November
                                            5, 1999), December 21, 1999 (filed
                                            December 23, 1999) and April 10, 2000
                                            (filed April 25, 2000) and May 22,
                                            2000 (filed May 26, 2000)
Proxy Statement.........................    For meeting held September 30, 1999



     InfoCure and Medical Dynamics also incorporate by reference additional documents that may be filed with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement-prospectus and the date of the Medical Dynamics special meeting on July 19, 2000. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.



     Medical Dynamics' Annual Report on Form 10-KSB for the fiscal year ended September 30, 1999 and Quarterly Report on Form 10-QSB for the three months ended March 31, 2000, excluding exhibits, accompany this proxy statement-prospectus.

     InfoCure has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to InfoCure, and Medical Dynamics has supplied all such information relating to Medical Dynamics.

     Medical Dynamics stockholders should not send in their Medical Dynamics stock certificates until they receive the transmittal materials from the exchange agent. Medical Dynamics stockholders of record who have further questions about their stock certificates or the exchange of their Medical Dynamics common stock for InfoCure common stock should call the exchange agent.

     If you are a Medical Dynamics stockholder, we may have sent you some of the documents incorporated by reference, but you can also obtain any of them through the company, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from Medical Dynamics without charge, excluding all exhibits, except that if the company has specifically incorporated by reference an exhibit in this proxy statement-prospectus, the exhibit will also be provided without charge. You may obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from the company at the following address and telephone number:

                             Medical Dynamics, Inc.
                            99 Inverness Drive East
                           Englewood, Colorado 80112
                    Attention: Investor Relations Department
                           Telephone: (303) 790-2990


     If you would like to request documents, please do so by July 11, 2000 in order to receive them before your special meeting.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS
PROXY STATEMENT-PROSPECTUS. THIS PROXY STATEMENT-PROSPECTUS IS DATED JUNE   ,
2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS PROXY STATEMENT-PROSPECTUS TO MEDICAL DYNAMICS STOCKHOLDERS NOR THE ISSUANCE OF INFOCURE COMMON STOCK IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY.

                                                                      APPENDIX A

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                MEDICAL DYNAMICS, INC., A COLORADO CORPORATION,

                  INFOCURE CORPORATION, A DELAWARE CORPORATION

                                      AND

              CADI ACQUISITION CORPORATION, A COLORADO CORPORATION

                            DATED: DECEMBER 21, 1999

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

 1.  Definitions........................................................   A-6
     1.1.   "Affiliate".................................................   A-6
     1.2.   "Best Efforts"..............................................   A-6
     1.3.   "Breach"....................................................   A-6
     1.4.   "Closing"...................................................   A-6
     1.5.   "Closing Date"..............................................   A-6
     1.6.   "Code"......................................................   A-6
     1.7.   "Company Disclosure Schedule"...............................   A-6
     1.8.   "Company Material Adverse Effect"...........................   A-6
     1.9.   "Consent"...................................................   A-6
     1.10.  "Contemplated Transactions".................................   A-6
     1.11.  "Contract"..................................................   A-7
     1.12.  "Damages"...................................................   A-7
     1.13.  "Effective Time"............................................   A-7
     1.14.  "Encumbrance"...............................................   A-7
     1.15.  "Environmental Requirements"................................   A-7
     1.16.  "ERISA".....................................................   A-7
     1.17.  "ERISA Affiliate"...........................................   A-7
     1.18.  "Exchange Act"..............................................   A-7
     1.19.  "Facilities"................................................   A-7
     1.20.  "GAAP"......................................................   A-7
     1.21.  "Governmental Authorization"................................   A-7
     1.22.  "Governmental Body".........................................   A-7
     1.23.  "HSR Act"...................................................   A-7
     1.24.  "IRS".......................................................   A-8
     1.25.  "Knowledge".................................................   A-8
     1.26.  "Legal Requirement".........................................   A-8
     1.27.  "Order".....................................................   A-8
     1.28.  "Ordinary Course of Business"...............................   A-8
     1.29.  "Organizational Documents"..................................   A-8
     1.30.  "Parent Disclosure Schedule"................................   A-8
     1.31.  "Parent Material Adverse Effect"............................   A-8
     1.32.  "Person"....................................................   A-8

                                                                          PAGE
                                                                          ----
     1.33.  "Plan"......................................................   A-8
     1.34.  "Proceeding"................................................   A-8
     1.35.  "Related Person"............................................   A-8
     1.36.  "Representative"............................................   A-9
     1.37.  "Securities Act"............................................   A-9
     1.38.  "Subsidiary"................................................   A-9
     1.39.  "Tax Returns"...............................................   A-9
     1.40.  "Taxes".....................................................   A-9
     1.41.  "Threatened"................................................   A-9

 2.  Merger.............................................................  A-10
     2.1.   The Merger..................................................  A-10
     2.2.   Effective Time; Closing.....................................  A-10
     2.3.   Effect of the Merger........................................  A-10
     2.4.   Articles of Incorporation; Bylaws; Directors and Officers...  A-10
     2.5.   Effect on Capital Stock.....................................  A-11
     2.6.   Exchange of Certificates....................................  A-12
     2.7.   Lost, Stolen or Destroyed Certificates......................  A-14
     2.8.   No Further Ownership Rights in Company Common Stock.........  A-14
     2.9.   Additional Actions..........................................  A-14
     2.10.  Tax and Accounting Consequences.............................  A-15

 3.  Representations and Warranties of the Company......................  A-15
     3.1.   Organization, Good Standing, Corporate Power and
              Subsidiaries..............................................  A-15
     3.2.   Authority; No Conflict......................................  A-15
     3.3.   Capitalization..............................................  A-17
     3.4.   SEC Filings; Financial Statements...........................  A-18
     3.5.   Books and Records...........................................  A-19
     3.6.   Real Property Interests.....................................  A-19
     3.7.   Condition and Sufficiency of Assets.........................  A-19
     3.8.   Accounts Receivable.........................................  A-19
     3.9.   Inventory...................................................  A-19
     3.10.  No Undisclosed Liabilities..................................  A-20
     3.11.  Taxes.......................................................  A-20
     3.12.  No Company Material Adverse Effect..........................  A-21
     3.13.  Employee Benefits Matters...................................  A-21
     3.14.  Compliance With Legal Requirements; Governmental
              Authorizations............................................  A-24
     3.15.  Legal Proceedings; Orders...................................  A-25
     3.16.  Absence of Certain Changes and Events.......................  A-26
     3.17.  Contracts; No Defaults......................................  A-27
     3.18.  Insurance...................................................  A-29
     3.19.  Environmental Matters.......................................  A-29
     3.20.  Employees...................................................  A-30
     3.21.  Government Contracts........................................  A-31
     3.22.  Intellectual Property Rights of the Company.................  A-31
     3.23.  Certain Payments............................................  A-37
     3.24.  Relationships With Related Persons..........................  A-37
     3.25.  Brokers or Finders..........................................  A-38

                                                                          PAGE
                                                                          ----
     3.26.  Labor Relations; Compliance.................................  A-38
     3.27.  Disclosure Documents........................................  A-38
     3.28.  Disclosure..................................................  A-38
     3.29.  Vote Required...............................................  A-39
     3.30.  Pooling-of-Interests........................................  A-39

 4.  Representations, Warranties and Disclaimers of Merger Sub and
     Parent.............................................................  A-39
     4.1.   Organization................................................  A-39
     4.2.   Authorization...............................................  A-39
     4.3.   Absence of Restrictions and Conflicts.......................  A-40
     4.4.   Capitalization of Parent and Merger Sub.....................  A-40
     4.5.   SEC Filings; Financial Statements...........................  A-40
     4.6.   Litigation..................................................  A-41
     4.7.   Registration Statement; Proxy Statement.....................  A-41
     4.8.   Certain Proceedings.........................................  A-41
     4.9.   Brokers or Finders..........................................  A-42

 5.  Certain Agreements of the Parties..................................  A-42
     5.1.   No Solicitation.............................................  A-42
     5.2.   Public Disclosure...........................................  A-44]
     5.3.   Reasonable Efforts; Notification............................  A-44
     5.4.   Third Party Consents........................................  A-45
     5.5.   Indemnification.............................................  A-45
     5.6.   Nasdaq Listing..............................................  A-45
     5.7.   Affiliates..................................................  A-45
     5.8.   Provision of Loan By Parent to Company......................  A-46

 6.  Additional Covenants of the Parties................................  A-46
     6.1.   Mutual Covenants............................................  A-46
     6.2.   Covenants of the Company....................................  A-49
     6.3.   Form S-8....................................................  A-51
     6.4.   Stock Options and Warrants..................................  A-51

 7.  Conditions.........................................................  A-52
     7.1.   Mutual Conditions...........................................  A-52
     7.2.   Conditions to Obligations of Merger Sub and Parent..........  A-53
     7.3.   Conditions to Obligations of the Company....................  A-54

 8.  Termination........................................................  A-55
     8.1.   Termination.................................................  A-55
     8.2.   Notice of Termination; Effect of Termination................  A-56
     8.3.   Fees and Expenses...........................................  A-56
     8.4.   Amendment...................................................  A-57
     8.5.   Extension; Waiver...........................................  A-57
     8.6.   Special Parent Payment......................................  A-58

 9.  Miscellaneous......................................................  A-58
     9.1.   Survival of Representations and Warranties..................  A-58
     9.2.   Notices.....................................................  A-58
     9.3.   Further Assurances..........................................  A-59
     9.4.   Waiver......................................................  A-59

                                                                          PAGE
                                                                          ----
     9.5.   Entire Agreement and Modification...........................  A-59
     9.6.   Assignments, Successors and No Third-Party Rights...........  A-59
     9.7.   Pooling-of-Interests........................................  A-59
     9.8.   Section Headings, Construction..............................  A-60
     9.9.   Time of Essence.............................................  A-60
     9.10.  Governing Law...............................................  A-60
     9.11.  Counterparts................................................  A-60

Exhibits:
  Exhibit A     Form of Shareholder Agreement
  Exhibit B     Reserved
  Exhibit C-1   Form of Company Affiliate Agreement
  Exhibit C-2   Form of Parent Affiliate Agreement
  Exhibit D-1   Form of Employment Agreement for Daniel L. Richmond
  Exhibit D-2   Form of Employment Agreement for Chae U. Kim
  Exhibit E     Form of Norton Lidstone, P.C. Legal Opinion
  Exhibit F     Form of Morris, Manning & Martin, L.L.P. Legal Opinion

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), is made and entered into as of December 21, 1999, by and among INFOCURE CORPORATION, a Delaware corporation ("Parent"), CADI ACQUISITION CORPORATION, a Colorado corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and MEDICAL DYNAMICS, INC., a Colorado corporation ("Company").

                                   RECITALS:

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Colorado Business Corporation Act ("Colorado Law"), Parent and Company intend to enter into a business combination transaction.

     B. The Board of Directors of Company (i) has determined that the Merger (as defined in Section 2.1.) is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its shareholders; (ii) has approved and declared advisable this Agreement, and has approved the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the shareholders of Company adopt and approve this Agreement and approve the Merger.

     C. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders; (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has approved the issuance of shares of common stock, $.001 par value per share, of Parent ("Parent Common Stock") pursuant to the Merger.

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement (i) Edwin L. Adair, M.D. and Pat Horsley Adair; (ii) Daniel L. Richmond; (iii) Chae U. Kim and (iv) Van A. Horsley (such individuals collectively referred to as the "Principal Shareholders") are entering into Shareholder Agreements in the form attached hereto as Exhibit A (the "Shareholder Agreements").

     E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     F. It is also intended by the parties hereto that the Merger shall qualify for pooling-of-interests accounting treatment.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

     The following terms shall have the following meanings:

     1.1. "AFFILIATE" is used in this Agreement to indicate a relationship with one (1) or more persons and when used shall mean any corporation or organization of which such person is an executive officer, director or partner or is directly or indirectly the beneficial owner of ten percent (10%) or more of any class of equity securities or financial interest therein; any trust or other estate in which such person has a beneficial interest or as to which such person serves as trustee or in any similar fiduciary capacity; any relative or spouse of such person, or any relative of such spouse (such relative being related to the person in question within the second degree); or any person that directly, or indirectly through one (1) or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

     1.2. "BEST EFFORTS" means the efforts that a prudent Person desirous of achieving a result would reasonably use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits of this Agreement and the Contemplated Transactions to such Person.

     1.3. "BREACH" means a "breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement and will be deemed to have occurred if there is or has been any inaccuracy in or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

     1.4. "CLOSING" is defined in this Agreement in Section 2.2.

     1.5. "CLOSING DATE" is defined in this Agreement in Section 2.2.

     1.6. "CODE" means the Internal Revenue Code of 1986, as amended, including regulations or other authoritative notices or rulings issued by the Internal Revenue Service thereunder.

     1.7. "COMPANY DISCLOSURE SCHEDULE" is defined in this Agreement in Section
3.

     1.8. "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, results of operation, business or properties of the Company and Subsidiary taken as a whole.

     1.9. "CONSENT" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     1.10. "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement, including, without limitation:

          A. The Merger; and

          B. The performance by Merger Sub, Parent and the Company of their respective covenants and obligations under this Agreement.

     1.11. "CONTRACT" means any agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

     1.12. "DAMAGES" means any loss, liability, claim, damages, expense (including, without limitation, costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third party.

     1.13. "EFFECTIVE TIME" is defined in this Agreement in Section 2.2.

     1.14. "ENCUMBRANCE" means any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     1.15. "ENVIRONMENTAL REQUIREMENTS" means federal, state and local laws relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes.

     1.16. "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     1.17. "ERISA AFFILIATE" means any Person which would be required to be aggregated with the Company under Code sec. 414(b), (c), (m) and/or (o) and/or under ERISA sec. 4001(a)(14) at any time during the period beginning seven (7) years prior to the Closing Date and ending immediately prior to the Closing.

     1.18. "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

     1.19. "FACILITIES" means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company or any Subsidiary and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company or any Subsidiary.

     1.20. "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the financial statements referred to in Section 3.4. were prepared.

     1.21. "GOVERNMENTAL AUTHORIZATION" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     1.22. "GOVERNMENTAL BODY" means any national, state or municipal or other local government, state or municipal or other local governmental body, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

     1.23. "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. sec. 18a, et seq.

     1.24. "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     1.25. "KNOWLEDGE" means an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter, or a prudent individual given his position with the Company could be expected to discover or otherwise become aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving or has served within the last five (5) years as a director, executive, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     1.26. "LEGAL REQUIREMENT" means any federal, state, local, municipal or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     1.27. "ORDER" means any award, decision, injunction, judgment, order, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

     1.28. "ORDINARY COURSE OF BUSINESS" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

     1.29. "ORGANIZATIONAL DOCUMENTS" means (i) the Articles of Incorporation and the Bylaws of a corporation; (ii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (iii) any amendment to any of the foregoing.

     1.30. "PARENT DISCLOSURE SCHEDULE" is defined in this Agreement in Section
4.

     1.31. "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, results of operation, business or properties of the Parent and all of it subsidiaries taken as a whole.

     1.32. "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     1.33. "PLAN" as defined in Section 3.13.A. of this Agreement.

     1.34. "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     1.35. "RELATED PERSON" means with respect to a particular individual:

          A. Each other member of such individual's Family;

          B. Any Person that is directly or indirectly controlled by such individual or one (1) or more members of such individual's Family;

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

          C. Any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

          D. Any Person with respect to which such individual or one (1) or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

     With respect to a specified Person other than an individual:

          A. Any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

          B. Any Person that holds a Material Interest in such specified Person;

          C. Each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

          D. Any Person in which such specified Person holds a Material
     Interest;

          E. Any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

          F. Any Related Person of any individual described in clause B. or C.

     For purposes of this definition, (i) the "Family" of an individual includes
(1) the individual's spouse and (2) any other natural person who is related to the individual or the individual's spouse within the second degree and (ii) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

     1.36. "REPRESENTATIVE" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     1.37. "SECURITIES ACT" means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     1.38. "SUBSIDIARY" shall mean Computer Age Dentist, Inc., a California corporation.

     1.39. "TAX RETURNS" means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

     1.40. "TAXES" means all taxes, charges, fees, levies, interest, penalties, additions to tax or other assessments, including, but not limited to, income, excise, property, sales, use, value added and franchise taxes and customs duties, imposed by any Governmental Body and any payments with respect thereto required under any tax-sharing agreement.

     1.41. "THREATENED" means a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or

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

in writing) or any notice has been given (orally or in writing), or any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

2. MERGER

     2.1. THE MERGER. At the Effective Time and subject to and upon the terms and conditions of this Agreement, Merger Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. Company as the surviving corporation after the Merger is sometimes hereinafter referred to as the "Surviving Corporation."

     2.2. EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Colorado in accordance with the relevant provisions of Colorado Law (the "Articles of Merger") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Articles of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of Morris, Manning & Martin, L.L.P., 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326, at a time and date to be specified by the parties, which shall be no later than the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Section 7., or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

     2.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Colorado Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     2.4. ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS. At the Effective Time, the Articles of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation and thereafter shall continue to be its Articles of Incorporation (until amended as provided under Colorado Law).

     The Bylaws of Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws (until amended as provided therein and under Colorado
Law).

     The initial directors and officers of the Surviving Corporation shall be the directors and the officers of Merger Sub who are serving in such capacities immediately prior to the Effective Time, and such directors and officers shall continue to serve as the directors and officers of the Surviving Corporation in accordance with the bylaws of the Surviving Corporation.

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

     2.5. EFFECT ON CAPITAL STOCK. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

          A. CONVERSION OF COMPANY COMMON STOCK. Each share of Common Stock, $.001 par value per share, of Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 2.5.B. and any Dissenting Shares (as defined and to the extent provided in Section 2.5.), will be canceled and extinguished and automatically converted (subject to Section 2.5.F.) into the right to receive .05672 of a share, subject to adjustment as provided further in this Section 2.5.A., of Parent Common Stock (the "Exchange Ratio") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in
     Section 2.6. (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.7.). Subject to Section 2.5.E., the Exchange Ratio shall not be adjusted if the Share Value (as defined below) is equal to or greater than Thirteen and 22/100 Dollars ($13.22), but no greater than Twenty-Two and 04/100 ($22.04). If the Share Value is greater than Twenty-Two and 04/100 Dollars ($22.04), then the Exchange Ratio shall automatically be adjusted to equal the product of (i) .05672 multiplied by
     (ii) a fraction, the numerator of which is 22.04 and the denominator of which is the Share Value. If the Share Value is less than 13.22, then the Exchange Ratio shall automatically be adjusted to equal the product of (i) .05672 multiplied by (ii) a fraction, the numerator of which is 13.22 and of the denominator of which is the Share Value. For purposes hereof, the term "Share Value" shall mean an amount equal to the average closing price of a share of Parent Common Stock as reported on NASDAQ for the twenty (20) consecutive trading days immediately preceding closing. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

          B. Cancellation of Company-Owned Stock. Each share of Company Common Stock held by Company or any direct or indirect wholly-owned subsidiary of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          C. Warrants. All warrants to purchase Company Common Stock (collectively, the "Warrants") then outstanding shall be assumed by Parent in accordance with Section 6.4.

          D. Stock Options. All options (collectively, the "Options") to purchase Company Common Stock then outstanding under the Company's stock option plans

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

     referenced in Schedule 3.3 (collectively, the "Company Stock Option Plans") shall be assumed by Parent in accordance with Section 6.4.

          E. Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or Parent Common Stock occurring after the date hereof and prior to the Effective Time.

          F. Fractional Shares. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger. The holders of such certificates previously evidencing such shares of the Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of the Company Common Stock as of the Effective Time except as otherwise provided herein or by law. Such certificates previously representing shares of the Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.6., without interest. No fractional shares of Parent Common Stock will be issued in connection with the Merger, but in lieu thereof, the holder of any shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock shall receive cash in an amount equal to the value of such fractional shares, which shall be equal to the fraction of a share of Parent Common Stock that would otherwise be issued multiplied by the average closing price of Parent Common Stock for the twenty (20) trading days immediately preceding the last full trading day prior to the Effective Time, as reported on the Nasdaq National Market System ("Nasdaq").

     2.6. EXCHANGE OF CERTIFICATES.

          A. Exchange Agent; Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall supply, or shall cause to be supplied, to or for the account of a bank or trust company designated by Parent (the "Exchange Agent"), for exchange in accordance with this Section 2.6., through the Exchange Agent, certificates evidencing the Parent Common Stock issuable pursuant to Section 2.5. in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 2.5.F. and any dividends or other distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 2.6.C.

          B. Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into shares of Parent Common Stock pursuant to
     Section 2.5. cash in lieu of any fractional shares pursuant to Section 2.5.F. and any dividends or other distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 2.6.C. (i) a letter of transmittal

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

     (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 2.5.F. and any dividends or other distributions pursuant to Section 2.6.C. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange thereof (1) certificates evidencing that number of whole shares of Parent Common Stock into which such holder's shares of Company Common Stock were converted at the Effective Time; (2) any dividends or other distributions to which such holder is entitled pursuant to Section 2.6.C. and (3) cash in lieu of fractional shares to which such holder is in entitled pursuant to Section 2.5.F., and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company as of the Effective Time, Parent Common Stock and cash may be issued and paid in accordance with this Section 2. to a transferee if the Certificate evidencing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.6. and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.5.F. and any dividends or distributions payable pursuant to Section 2.6.C.

          C. Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time, with respect to Parent Common Stock with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate shall surrender such Certificate or comply with the lost instrument procedure set forth in Section 2.7. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

          D. Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any person designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          E. Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

          F. No Liability.  Notwithstanding anything to the contrary in this
     Section 2.6., neither the Exchange Agent, Parent, Merger Sub nor the Company shall be liable to any holder of shares of Company Common Stock or Parent Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.7. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Company Common Stock as may be required pursuant to Section 2.5.; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     2.8. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.5.F. and 2.6.C.) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.

     2.9. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation or Parent shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

     2.10. TAX AND ACCOUNTING CONSEQUENCES.

          A. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

          B. It is intended by the parties hereto that the Merger shall be treated as a pooling of interests for accounting purposes.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As of the date hereof and as of the Closing Date, Company represents and warrants to Merger Sub and Parent, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule and referencing a specific representation supplied by the Company to Merger Sub and Parent dated as of the date hereof and certified by a duly authorized officer of Company (the "Company Disclosure Schedule"), as follows:

     3.1. ORGANIZATION, GOOD STANDING, CORPORATE POWER AND SUBSIDIARIES.

          A. Schedule 3.1.A of the Company Disclosure Schedule contains a complete and accurate list of the Company and each Subsidiary's name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business.

          The Company and the Subsidiary are each a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

          The Company and the Subsidiary are each duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or licensed would not result in a Company Material Adverse Effect.

          B. The Company and Subsidiary have delivered to Merger Sub copies of the Organizational Documents of the Company and Subsidiary, as currently in effect.

          C. Neither Company nor Subsidiary has agreed nor is obligated to make nor be bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither the Company nor the Subsidiary owns, directly or indirectly, any equity or similar interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     3.2. AUTHORITY; NO CONFLICT.

          A. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject only to

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

     obtaining the approval of the shareholders of the Company of the Merger (the "Shareholder Approval"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly approved by the Company Board of Directors, as required by applicable law and the Company Board of Directors has, as of the date of this Agreement, determined (i) that the Merger is advisable and fair to, and in the best interests of Company and its shareholders and (ii) to recommend that the shareholders of Company approve and adopt this Agreement and approve the Merger.

          This Agreement is, or when executed and delivered by the Company will be, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as to the effect, if any, of
     (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          B. Except as set forth in Schedule 3.2 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement and the Stock Option Agreement by the Company nor, after obtaining the Shareholder Approval, the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

             (i) Contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company or the Subsidiary;

             (ii) Contravene, conflict with, or result in a violation of, or give any Governmental Body or, to the Knowledge of the Company, other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or the Subsidiary, or any of the assets owned or used by the Company or the Subsidiary, may be subject;

             (iii) Subject to the filing of the Articles of Merger with the Colorado Secretary of State, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or the Subsidiary or that otherwise relates to the business of, or any of the assets owned or used by the Company or the Subsidiary;

             (iv) Cause the Company or the Subsidiary to become subject to, or to become liable for the payment of, any Tax;

             (v) Cause any of the assets owned by the Company or the Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Body;

             (vi) Contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract to which Company or the Subsidiary is a party or by which Company or the Subsidiary or its or any of their respective properties are bound or affected; or

             (vii) Result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company or the Subsidiary.

          C. Except as set forth in Schedule 3.2 of the Company Disclosure Schedule and such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Company Material Adverse Effect or have a material adverse effect on the ability of the parties to consummate the Merger, the Company and the Subsidiary are not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3. CAPITALIZATION. The authorized capital stock of the Company consists of (i) thirty million (30,000,000) shares of Company Common Stock, par value $.001 per share and five million (5,000,000) shares of Preferred Stock, $.001 par value per share ("Company Preferred Stock"). At the close of business on December 10, 1999 (i) twelve million eight hundred sixty-six thousand two hundred sixty-nine (12,866,269) shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Company Common Stock were held in treasury by Company or by any Subsidiary; (iii) three million four hundred thirty-three thousand two hundred thirty-seven (3,433,237) shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Company Stock Option Plans; (iv) one million one hundred four thousand two hundred twenty (1,104,220) shares of Company Common Stock were available for future grant under the Company Stock Option Plans and (v) six hundred seventy-three thousand eight hundred thirty-four (673,834) shares of Company Common Stock were reserved for future issuance upon conversion of warrants of the Company. As of the date hereof, no shares of Company Preferred Stock were issued or outstanding. Schedule 3.3 of the Company Disclosure Schedule sets forth the following information with respect to each Option and Warrant (as defined in Section 6.4.) outstanding as of the date of this
Agreement: (i) the name and address of the optionee or warrant holder; (ii) the particular plan pursuant to which such Option was granted; (iii) the number of shares of Company Common Stock subject to such Option or Warrant; (iv) the exercise price of such Option or Warrant; (v) the date on which such Option or Warrant was granted; (vi) the applicable vesting schedule and (vii) the date on which such Option or Warrant expires. Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted such Options that are currently outstanding and the form of all stock option agreements and instruments evidencing such Options and Warrants. Except as set forth in Schedule 3.3, all shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Option as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Options and Warrants, and all outstanding shares of capital stock of Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. Except for securities Company owns free and clear of all Encumbrances, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of Subsidiary, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Schedule 3.3, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or Subsidiary is a party or by which it is bound obligating Company or Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or Subsidiary or obligating the Company or Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement and except as set forth in Schedule 3.3, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company or Subsidiary is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of Subsidiary. Stockholders of the Company will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

     3.4 SEC FILINGS; FINANCIAL STATEMENTS.

          A. Company has made available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission ("SEC") since September 1, 1998 (the "Company SEC Reports"), which are all the forms, reports and documents required to be filed by Company with the SEC since September 1, 1998. The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company's Subsidiaries is required to file any reports or other documents with the SEC.

          B. Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Company and the Subsidiary at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

          C. Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

     3.5. BOOKS AND RECORDS. The books of account, stock record books, and other records of the Company and the Subsidiary, all of which have been made available to Merger Sub and Parent, are complete and correct in all material respects.

     The minute books of the Company and the Subsidiary made available to counsel for Parent are the only minute books of the Company and the Subsidiary and contain a reasonably accurate summary, in all material respects, of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors and committees of the Board of Directors of Company and the Subsidiary since the time of its incorporation. At the Closing, all of those books and records will be in the possession of the Company.

     3.6. REAL PROPERTY INTERESTS. Neither the Company nor the Subsidiary owns real property. Schedule 3.6 of the Company Disclosure Schedule contains a complete and accurate list of all leaseholds or other interests in real property of the Company and the Subsidiary. The Company has delivered or made available to Merger Sub and Parent copies of the lease agreements and other instruments by which the Company and the Subsidiary acquired such leasehold and other real property interests.

     3.7. CONDITION AND SUFFICIENCY OF ASSETS.  Except as set forth on Schedule
3.7 of the Company Disclosure Schedule, to the Company's Knowledge, the buildings, plants, structures and equipment of the Company and the Subsidiary are structurally sound, are in good operating condition and repair, subject to normal wear and tear, and are adequate for the uses to which they are being put.

     3.8. ACCOUNTS RECEIVABLE. All accounts receivable of the Company and the Subsidiary that are reflected on the Financial Statements or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.

     Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Financial Statements or on the accounting records of the Company and the Subsidiary as of the Closing Date (which reserves are adequate and calculated consistent with past practice).

     Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred fifty
(150) days on which it first becomes due and payable. To the Knowledge of the Company, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any material Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

     Schedule 3.8 of the Company Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of October 31, 1999, which list sets forth the aging of such Accounts Receivable.

     3.9. INVENTORY. All inventory of the Company and the Subsidiary, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been or will be written off or written down to net realizable value in the Financial Statements or on the accounting records of the Company and the Subsidiary as of the Closing Date, as the case may be.

     3.10. NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule 3.10 of the Company Disclosure Schedule, neither the Company nor the Subsidiary have any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Financial Statements and not heretofore paid or discharged and current liabilities incurred in the Ordinary Course of Business since June 30, 1999.

     3.11. TAXES.

          A. Except as set forth on Schedule 3.11 to the Company Disclosure Schedule, the Company and the Subsidiary have timely filed all Tax Returns that they were required to file. All such Tax Returns were correct and complete in all material respects. The Company and the Subsidiary have paid in full or made adequate provision by the establishment of reserves for all Taxes which have become due or which are attributable to the conduct of the Company's and the Subsidiary's business prior to the date hereof. The Company and the Subsidiary will continue to make adequate provision for all such Taxes for all periods through the Closing Date. The Company and the Subsidiary are not the beneficiaries of any extension of time within which to file any Tax Return.

          Except as set forth on Schedule 3.11, the Company has no Knowledge of any Tax deficiency proposed or Threatened against the Company or the Subsidiary. There are no Tax liens upon any property or assets of the Company or the Subsidiary to secure the payment of any delinquent Taxes.

          Except as set forth on Schedule 3.11, the Company and the Subsidiary have made all payments of estimated Taxes when due in amounts sufficient to avoid the imposition of any penalty.

          B. Except as set forth on Schedule 3.11, all Taxes and other assessments and levies which the Company or the Subsidiary were required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper Governmental Body.

          C. Except as set forth in Schedule 3.11, the Tax Returns of the Company and the Subsidiary have never been audited by the IRS or other Governmental Body, nor are any such audits in process. Except as set forth in Schedule 3.11, there are no outstanding agreements or waivers extending the statute of limitations applicable to any Tax Returns of the Company or the Subsidiary for any period.

          D. For federal income tax purposes, the Company and the Subsidiary have a taxable year ending on September 30 in each year.

          E. The Company has not filed a consent under Code sec. 341(f) concerning collapsible corporations. The Company and the Subsidiary have not made any material payments, are not obligated to make any material payments, and are not a party to any agreement that under any circumstances could obligate it to make any material payments that will not be deductible under Code sec. 280G. The Company and the Subsidiary have not been a United States real property holding corporation within the meaning of Code sec. 897(c)(2) during the applicable period specified in Code sec. 897(c)(1)(A)(ii). The Company and the Subsidiary are not a party to any Tax allocation or sharing agreement. Except with respect to the Subsidiary, the Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) has no liability for the Taxes of any Person under Reg. sec.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          F. The Company's and the Subsidiary's Tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's and the Subsidiary's books and records in all material respects.

     3.12. NO COMPANY MATERIAL ADVERSE EFFECT. Since June 30, 1999, there has not been any Company Material Adverse Effect, and to the Company's Knowledge, no event has occurred and no circumstance exists that may result in a Company Material Adverse Effect other than with respect to general domestic or international economic conditions.

     3.13. EMPLOYEE BENEFITS MATTERS.

          A. Schedule 3.13.1 lists all plans, programs, and similar agreements, commitments or arrangements (including, but not limited to, any bonus, profit sharing, pension, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, tuition reimbursement, disability, sick leave, vacation, commission, retention or other arrangements), whether oral or written, sponsored or maintained by or on behalf of, or to which contributions are or were made by, Company and/or any ERISA Affiliate within the last seven (7) years that provide or provided benefits, compensation or other remuneration to, or for the benefit of, current or former employees of Company and/or any ERISA Affiliate or any or any other individual who provides services to the Company and/or any ERISA Affiliate (including, but not limited to, any shareholder, officer, director, employee or consultant), or any spouse, child or other dependent of such current or former employee or other individual ("Plan" or "Plans"). Except as disclosed on Schedule 3.13.1, there are no other benefits to which any current or former employees of Company and/or any ERISA Affiliate or any or any other individual who provides services to the Company and/or any ERISA Affiliate (including, but not limited to, any shareholder, officer, director, employee or consultant), or any spouse, child or other dependent of such current or former employee or other individual is entitled or for which the Company and/or any ERISA Affiliate has any obligation. Except as set forth on
     Schedule 3.13.1, only current employees of Company participate in the Plans, except as required by I.R.C. sec. 4980B and/or ERISA sec.sec. 601-609. Copies of all Plans and, to the extent applicable, all related trust agreements, actuarial reports, and valuations for the most recent three (3) years, all summary plan descriptions, prospectuses, Annual Report Form 5500's or similar forms (and attachments thereto) for the most recent three (3) years, all Internal Revenue Service determination letters, and any related documents requested by Buyer, including all amendments, modifications and supplements thereto, all material employee and/or participant communications relating to each such Plan, and all insurance contracts, administrative services agreements or contracts, have been delivered to Buyer, and all of the same are true, correct and complete.

          B. With respect to each Plan to the extent applicable:

             (i) No litigation or administrative or other proceeding or investigation, claim, lawsuit, arbitration or other action is pending or threatened involving such Plan or any administrator, fiduciary, employee, contributing employer, contractor or agent of such Plan, other than routine claims for benefits in the ordinary course for such Plan.

             (ii) Such Plan has been administered and operated in compliance with, and has been amended to comply with, all applicable laws, rules, and regulations, including, without limitation, ERISA, the Code, and the regulations issued under ERISA and the Code.

             (iii) Company and ERISA Affiliates have made and as of the Closing Date will have made or accrued, all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date, such amounts to be determined using the ongoing actuarial and funding assumptions of the Plan if applicable.

             (iv) Such Plan is fully funded in an amount sufficient to pay all liabilities (whether or not vested) accrued (including liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred to the date hereof.

             (v) On the Closing Date such Plan will be fully funded in an amount sufficient to pay all liabilities (whether or not vested) accrued as of the Closing Date (including liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred as of the Closing Date, or adequate reserves will be set up on Company's books and records, or paid-up insurance will be provided, therefor.

             (vi) Such Plan has been administrated and operated only in the ordinary and usual course and in accordance with its terms, and there has not been in the four (4) years prior hereto any increase in the liabilities of such Plan beyond increases typically experienced as a result of changes in the workforce.

             (vii) Such Plan is not a multiemployer plan (as defined in ERISA sec. 3(37) or 4001(a)(3)), is not a single-employer plan (as defined in ERISA sec. 4001(a)(15)), and is not a defined benefit plan (as defined in ERISA sec. 3(35)), and is not a plan maintained by more than one employer (within the meaning of Code sec. 413(c)).

             (viii) No Person has engaged in any "prohibited transaction" (as defined in ERISA sec. 406 or Code sec. 503(b) or 4975) with respect to such Plan on or prior to the Closing Date, and no Person who would be a fiduciary with respect to such Plan has breached any of his responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which would subject Company or any ERISA Affiliate, or any Person whom the Company has an obligation to indemnify, to any liability.

             (ix) Such Plan contains provisions which allow additional benefits under the Plan to be discontinued at any time and for any reason, and which allow the Plan to be terminated (or the Company's participation in the Plan to be terminated) by the Company at any time and for any reason, and, if such Plan were terminated (or the Company's participation in such Plan were terminated) on or prior to the Closing Date, no additional liability would be incurred by the Company by such action.

             (x) All communications with respect to such Plan by any Person on or prior to the Closing Date have reflected accurately the documents and operations of such Plan, and no Person has, as of the Closing Date, any liability under any applicable law by reason of any communication or failure to communicate with respect to or in connection with such Plan.

             (xi) Such Plan does not provide benefits to any former employee, or any other Person who is not performing services for the Company, except as required by Code sec. 4980B and/or ERISA sec.sec. 601-609.

             (xii) No liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred or will be incurred as of the Closing Date by Company or any ERISA Affiliate, except for PBGC insurance premiums (if any), and all such insurance premiums incurred or accrued up to and including the Closing Date have been timely paid, or will be timely paid prior to the Closing Date.

             (xiii) Neither the Company nor any ERISA Affiliate has ceased operations at any facility or withdrawn from such Plan in a manner which could subject the Company to liability under ERISA sec. 4062, 4063 or 4064, and no events have occurred or will occur on or prior to the Closing Date which might give rise to any liability of Company to the PBGC under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against Company by the PBGC.

             (xiv) No entitlement to any benefit (including, but not limited to, severance pay, unemployment compensation or payment contingent upon a change in control or ownership of the Company) from such Plan shall arise, and no acceleration or increase in benefits due any Person shall occur, by reason of the consummation of the transactions contemplated by this Agreement.

             (xv) An ERISA fiduciary insurance policy issued by a licensed insurance company is in place covering each and every fiduciary of such Plan.

             (xvi) If such Plan purports to provide benefits which qualify for tax-favored treatment under Code sec. 79, 105, 106, 117, 120, 125, 127 129 or 132, the Plan satisfies the requirements of said Code sections.

          C. The participants and beneficiary records with respect to each Plan providing benefits to employees or other Persons performing services for the Company and their spouses, dependents, etc., are in the custody of the Company (or an agent of the Company who must, upon demand, provide such records to the Company), and such records accurately state the history of each participant and beneficiary in connection with each such Plan and accurately state the benefits earned by and/or owed to each such participant and beneficiary.

          D. Except as otherwise set forth on Schedule 3.13.2, the Company is not liable for and neither the Company nor Merger Sub nor Parent will be liable for, any contribution, Tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment or other similar type of liability or expense of any ERISA Affiliate (including predecessors thereof) with regard to any Plan maintained, sponsored or contributed to by an ERISA Affiliate, including, without limitation, withdrawal liability arising under Title IV of ERISA, liabilities to the PBGC, or liabilities under Code sec. 412 or ERISA sec. 302.

     3.14. COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS. For purposes of this Section 3.14. only, the term "Company" shall be deemed to include the Company and the Subsidiary.

     A. Except as set forth in Schedule 3.14 of the Company Disclosure Schedule:

             (i) The Company is, and at all times since September 30, 1998 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except where the failure to comply with a Legal Requirement would not have a Company Material Adverse Effect;

             (ii) To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) (1) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement or (2) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature except for events or circumstances which in the aggregate would not have a Company Material Adverse Effect; and

             (iii) The Company has not received, at any time since September 30, 1998, any written notice or other written communication from any Governmental Body or any other Person regarding (1) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement or (2) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     B. The Company has all Governmental Authorizations necessary to conduct its business as presently conducted. Each Governmental Authorization is valid and in full force and effect. Except as set forth in Schedule 3.14 of the Company Disclosure Schedule:

             (i) The Company is, and at all times since September 30, 1998 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in
        Schedule 3.14 of the Company Disclosure Schedule, except where the failure to comply with a Governmental Authorization would not have a Company Material Adverse Effect;

             (ii) To the Knowledge of the Company, no event has occurred or circumstance exists that may (with or without notice or lapse of time)
        (1) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.14 of the Company Disclosure Schedule or (2) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.14 of the Company Disclosure Schedule, except for events or circumstances which in the aggregate would not have a Company Material Adverse Effect;

             (iii) The Company has not received, at any time since September 30, 1998, any written notice or other written communication from any Governmental Body or any other Person regarding (1) any actual or alleged violation of or failure to comply with any term or requirement of any Governmental Authorization or (2) any actual or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

             (iv) All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in
        Schedule 3.14 of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except where the failure to make such filings in a timely manner would not have a Company Material Adverse Effect.

     The Governmental Authorizations listed in Schedule 3.14 of the Company Disclosure Schedule collectively constitute all of the Governmental Authorizations that are material to the conduct of the Company's business in the manner it is currently conducted and to operate such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

     3.15. LEGAL PROCEEDINGS; ORDERS.

          A. Except as set forth in Schedule 3.15 of the Company Disclosure Schedule, there is no pending Proceeding:

             (i) That has been commenced by or against the Company or the Subsidiary; or

             (ii) To the Knowledge of the Company, that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     Except as set forth in Schedule 3.15 of the Company Disclosure Schedule, to the Knowledge of the Company, (i) no such Proceeding has been Threatened and
(ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any Proceeding that could reasonably be expected to result in a Company Material Adverse Effect. The Company and the Subsidiary have delivered to Merger Sub and Parent copies of all pleadings, correspondence, and other documents relating to each pending Proceeding listed in Schedule 3.15 of the Company Disclosure Schedule. The Proceedings listed in
Schedule 3.15 of the Company Disclosure Schedule will not have a Company Material Adverse Effect.

          B. Except as set forth in Schedule 3.15 of the Company Disclosure
     Schedule:

             (i) There is no Order to which the Company or the Subsidiary, or, to the Company's Knowledge, any of the assets owned or used by the Company or the Subsidiary, is subject; and

             (ii) To the Company's Knowledge, no officer, director, or employee of the Company or the Subsidiary is subject to any Order that prohibits such officer, director, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company or the Subsidiary as currently conducted.

          C. Except as set forth in Schedule 3.15 of the Company Disclosure
     Schedule:

             (i) The Company and the Subsidiary are, and at all times since September 30, 1998 have been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject, except where the failure to comply would not have a Company Material Adverse Effect;

             (ii) To the Knowledge of the Company, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company or the Subsidiary, or any of the assets owned or used by the Company or the Subsidiary, is subject, except for events or circumstances which in the aggregate would not have a Company Material Adverse Effect; and

             (iii) Neither the Company nor the Subsidiary have received, at any time since September 30, 1998, any written notice from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company or the Subsidiary, is or has been subject.

     3.16. ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth in
Schedule 3.16 of the Company Disclosure Schedule, since June 30, 1999, the Company and the Subsidiary have conducted their businesses only in the Ordinary Course of Business and there has not been any:

          A. Change in the Company's or the Subsidiary's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company or the Subsidiary; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company or the Subsidiary of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

          B. Amendment to the Organizational Documents of the Company or the Subsidiary;

          C. Except in the Ordinary Course of Business, payment or increase by the Company or the Subsidiary of any bonuses, salaries, or other compensation to any stockholder, director, officer or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

          D. Adoption of, or substantial increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company or the Subsidiary;

          E. Damage to or destruction or loss of any asset or property of the Company or the Subsidiary, whether or not covered by insurance that had a Company Material Adverse Effect;

          F. Entry into, termination of, or receipt of written notice of termination of any Contract or transaction involving a total remaining commitment by or to the Company or the Subsidiary of at least Twenty-Five Thousand and No/100 Dollars ($25,000.00);

          G. Sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or the Subsidiary or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of the Company or the Subsidiary, including the sale, lease, or other disposition of any of the Software and Intangibles;

          H. Cancellation or waiver of any claims or rights with a value to the Company or the Subsidiary in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00);

          I. Material change in the accounting methods used by the Company or the Subsidiary; or

          J. Agreement, whether oral or written, by the Company or the Subsidiary to do any of the foregoing.

     3.17. CONTRACTS; NO DEFAULTS.

          A. Schedule 3.17(a) of the Company Disclosure Schedule contains a complete and accurate list (other than Customer License Agreements which are disclosed in Section 3.22.), and the Company has delivered to Merger Sub and Parent true and complete copies, of:

             (i) Each Contract that involves performance of services or delivery of goods or materials by the Company or the Subsidiary of an amount or value in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00);

             (ii) Each Contract that involves performance of services or delivery of goods or materials to the Company or the Subsidiary of an amount or value in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00);

             (iii) Except for customer Contracts and inventory and equipment purchase orders incurred in the Ordinary Course of Business, each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company or the Subsidiary in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00);

             (iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than Twenty-Five Thousand and No/100 Dollars ($25,000.00) and with terms of less than one (1)
        year) of the Company or the Subsidiary;

             (v) Each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees relating to the Company or the Subsidiary;

             (vi) Each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company or the Subsidiary with any other Person;

             (vii) Each Contract containing covenants that in any way purport to restrict the business activity of the Company or the Subsidiary or limit the freedom of the Company or the Subsidiary to engage in any line of business or to compete with any Person;

             (viii) Each Contract (relating to the Company or the Subsidiary) providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

             (ix) Each power of attorney relating to the Company or the Subsidiary that is currently effective and outstanding;

             (x) Each Contract relating to the Company or the Subsidiary for capital expenditures in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00);

             (xi) Each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company or the Subsidiary other than in the Ordinary Course of Business; and

             (xii) Each amendment, supplement, and modification in respect of any of the foregoing.

          B. Except as set forth in Schedule 3.17(b) of the Company Disclosure Schedule, to the Knowledge of the Company, no officer, director, or employee of the Company or the Subsidiary is bound by any Contract that purports to limit the ability of such officer, director or employee to (i) engage in or continue any conduct, activity, or practice relating to the business of the Company or any Subsidiary, as currently conducted or (ii) assign to the Company or any Subsidiary any rights to any invention, improvement, or discovery relating to the business of the Company or any Subsidiary.

          C. Except as set forth in Schedule 3.17(c) of the Company Disclosure Schedule, each Contract identified or required to be identified in Schedule 3.17(a) of the Company Disclosure Schedule is in full force and effect, except as to matters or default which in the aggregate would not have a Company Material Adverse Effect.

          D. Except as set forth in Schedule 3.17(d) of the Company Disclosure
     Schedule:

             (i) The Company and each Subsidiary is in full compliance with all material terms and requirements of each Contract under which Company or such Subsidiary has or had any obligation or liability or by which Company or such Subsidiary or any of the assets owned or used by Company or such Subsidiary is or was bound, except where the failure to comply with such terms and requirements would not have a Company Material Adverse Effect;

             (ii) To the Knowledge of the Company, each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is in full compliance with all material terms and requirements of such Contract;

             (iii) To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the

        Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract, except for events or circumstances which in the aggregate would not have a Company Material Adverse Effect; and

             (iv) Neither the Company nor any Subsidiary has given to or received from any other Person, at any time since March 31, 1999, any written notice regarding any actual, alleged, possible, or potential violation or breach of, or default under, any material Contract.

          E. There are no renegotiations of or attempts to renegotiate any material amounts paid or payable to the Company or any Subsidiary under current or completed Contracts with any Person and the Company has not received any written demand for such renegotiation.

     3.18. INSURANCE.

          A. The Company has delivered to Merger Sub and Parent:

             (i) True and complete copies of all policies of insurance to which the Company or the Subsidiary is a party;

             (ii) True and complete copies of all pending applications for policies of insurance; and

             (iii) Any written statement by the auditor of the Financial Statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

          B. Except as set forth on Schedule 3.18(b) of the Company Disclosure
     Schedule:

             (i) All policies to which the Company or the Subsidiary is a party or that provide coverage to the Company or the Subsidiary, or any director of the Company or the Subsidiary:

                  (1) Are in full force and effect, except as to matters or
             defaults which in the aggregate, would not have a Company Material Adverse Effect; and

                  (2) Taken together in the reasonable judgment of the Company, provide adequate insurance coverage for the assets and the operations of the Company or any Subsidiary for all risks to which the Company or the Subsidiary is normally exposed.

             (ii) Neither the Company nor Subsidiary has received any written notice of cancellation or other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

             (iii) The Company and Subsidiary has paid all premiums due and has otherwise performed all of its material obligations under each policy to which the Company or such Subsidiary is a party or that provides coverage to the Company or such Subsidiary or any director thereof, except where the failure to so perform would not in the aggregate have a Company Material Adverse Effect.

     3.19. ENVIRONMENTAL MATTERS. Except as set forth in Schedule 3.19 of the Company Disclosure Schedule, the Company and the Subsidiary have obtained and are in compliance with all permits, licenses and other authorizations (collectively, "Permits") required to do business by Environmental Requirements. To the Company's Knowledge, there are no conditions, circumstances, activities, practices, incidents, or actions (collectively, "Conditions") resulting from the conduct of its business which Conditions may reasonably form the basis of any claim or suit against the Company or the Subsidiary based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling by the Company or the Subsidiary, or the emission, discharge, release or Threatened release by the Company or the Subsidiary into the environment, of any pollutant, contaminant, or hazardous or toxic materials, substances or wastes.

     3.20. EMPLOYEES.

          A. Schedule 3.20.1 contains a complete and accurate list of the following information for each employee or director of Company and Subsidiary, including each employee on leave of absence or layoff status: name of employee or director; date of hire, job title and "essential functions" (as defined in 29 C.F.R. Section 1630.2(n)); current compensation and any change in compensation during the past two (2) years; vacation accrued; and service credited for purposes of vesting and eligibility to participate under Company's Plans to the extent applicable under such Plans.

          B. No employee or director of Company or Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of Company or Subsidiary or (ii) the ability of Company or Subsidiary to conduct its business, including any Proprietary Rights Agreement with Company or Subsidiary by any such employee or director. No key employee of Company or Subsidiary intends to terminate his employment with Company or Subsidiary.

          C. Schedule 3.20.2 contains a complete and accurate list of the following information for each retired employee or director of Company or the Subsidiary, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, listing of benefits to which they are entitled and funding mechanism for such benefits.

          D. Schedule 3.20.3 contains a complete listing of all "covered employees" and "qualified beneficiaries" (as each is defined in ERISA sec.sec. 607(2) and (3) and/or Code sec. 4980B(f)(7)) who have experienced a qualifying event (within the meaning of ERISA sec. 603 and/or Code sec. 4980B(f)(3)) with respect to a Plan, and/or who are eligible for continuation coverage (within the meaning of ERISA sec. 602 and/or Code sec. 4980B(f)(2)) and/or whose period for continuation coverage has not expired. Included in this listing is the current address for each such individual, the date on which they would have (absent continuation coverage) lost coverage, whether the individual has elected continuation coverage, and for individuals who have not yet elected continuation coverage, the date on which the individual was notified of their right to continuation coverage.

          E. Schedule 3.20.4 contains a complete listing of all employees who are on a leave of absence from the Company or the Subsidiary (indicating also whether or not such leave is pursuant to the Family and Medical Leave Act of 1993, as amended) and denoting whether such employee is receiving or entitled to receive health coverage under a Plan during such period of leave.

     3.21. GOVERNMENT CONTRACTS. Except as set forth in Schedule 3.21 of the Company Disclosure Schedule, neither the Company nor the Subsidiary have any business contracts with any independent or executive agency, division, subdivision, audit group or procuring office of the federal government or of a state government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

     3.22. INTELLECTUAL PROPERTY RIGHTS OF THE COMPANY.   For purposes of this
Section 3.22. only, the term "Company" shall be deemed to include the Company and the Subsidiary.

          3.22.1. Schedule 3.22.1 (i) contains a complete list of each governmental filing, whether federal, state, local, foreign or otherwise, related to patents, copyrights, trademarks, service marks, trade names, maskworks, other Intangibles and Software (such terms are defined in Section 3.22.2.M.) (collectively "Registrations") of Company; (ii) identifies each pending Registration of Company with respect to the Intangibles and Software (defined in Section 4.9.2.M.); (iii) identifies all of Company's applications for or Registrations regarding the Intangibles and Software which have been withdrawn, abandoned, or have lapsed or been denied and (iv) specifies any advice to Company with respect to such Registration or protectability of the Intangibles and Software summarizing such advice.

          Schedule 3.22.1 also identifies (i) each license agreement or other written or oral agreement or permission ("License Agreement") and in which Company has granted to any third party any right with respect to any of the Intangibles or Software; (ii) each item of the Intangibles and Software used or possessed by Company that any third party owns and the license, sublicense, agreement or other permission in connection therewith (the "Third Party License Agreement"), together with the term thereof, and all royalties or other amounts due thereon and (iii) each agreement entered into by Company that provides for the sale of license or access to any source code of the Software, including, without limitation, any source code escrow agreement ("Source Code Agreement").

          Company has supplied Parent with correct and complete copies of all License Agreements, Third Party License Agreements and Source Code Agreements.

          Company has complied with all License Agreements, Third Party License Agreements and Source Code Agreements, and to the best of Company's knowledge, all other parties to such agreements have complied with all provisions thereof; and no default or event of default exists under any of the License Agreements, Third Party License Agreements, or Source Code Agreements.

          3.22.2. A. Schedule 3.22.2 is an accurate and complete list and description (including a name, product description, the language in which it is written and the type of hardware platform(s) on which it runs) of all of the following:

             (i) All Software owned by Company, whether purchased from a third party, developed by or on behalf of Company, currently under development or otherwise ("Owned Software").

             (ii) All Software, other than the Owned Software, that is either
        (x) offered or provided by Company, directly or through Distributors, to customers of Company or (y) used by Company to provide information or services to customers of Company for a fee (collectively, "Customer Software"; the Owned Software and the Customer Software are collectively referred to as the "Company Software").

             (iii) All Software, other than Company Software, that is licensed or marketed to or from third parties or otherwise used by Company for any purpose whatsoever (collectively, "Other Software"), other than Other Software that is generally available for license at retail or directly via the Internet ("COTS").

          B. To the extent not set forth in Schedule 3.22.1, Schedule 3.22.2 separately sets forth an accurate and complete list and description of each copyright, trademark, trademark application or registration, service mark, service mark application or registration, patent application or registration, and name and logo included in the Intangibles (as defined below in this Section) owned, marketed or licensed by Company to or from third parties, used or under development by Company. Schedule 3.22.2 indicates Company's ownership of such items or the source of Company's right to use such items.

          C. No Software other than the Owned Software, Customer Software and Other Software is required to operate the Company's businesses as currently conducted and as contemplated by existing Company Software product and service plans. Schedule 3.22.2 identifies all individuals who have contributed to the development of the Owned Software.

          D. Except as explained on Schedule 3.22.2, Company owns and has good and marketable title to the Owned Software and Intangibles attributable to the Owned Software, and has the full right to use all of the Customer Software and Other Software, and Intangibles attributable thereto, as used or required to operate the Company's businesses as currently conducted and as contemplated in the future in accordance with Company's written business plans, free and clear of any liens, claims, charges or encumbrances which would affect the use of such Software in connection with the operation of the Company's businesses as currently conducted and as contemplated in the future in accordance with Company's written business plans.

          E. No rights of any third party not previously obtained are necessary to market, license, sell, modify, update, and/or create derivative works for any Software as to which Company takes any such action in its businesses as currently conducted.

          F. With respect to Software which is licensed by Company to third parties or used in connection with the providing of services to third parties in the Company's businesses:

             (i) Company maintains machine-readable master-reproducible copies, reasonably complete technical documentation and/or user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by Company;

             (ii) In each case, the machine-readable copy substantially conforms to the corresponding source code listing;

             (iii) Such Software is written in the language set forth on
        Schedule 3.22.2, for use on the hardware set forth on Schedule 3.22.2 with standard operating systems;

             (iv) Such Software can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems; and

             (v) In each case the Software operates in accordance with the user manual thereof without operating defects of any material nature.

          G. None of the Software or Intangibles listed on Schedule 3.22.1 or
     Schedule 3.22.2, or their respective past or current uses by or through Company has violated or infringed upon, or is violating or infringing upon, any Software, patent, copyright, trade secret or other Intangible of any person. Company has adequately maintained all trade secrets and copyrights with respect to the Software. Company has performed all obligations imposed upon it with regard to the Customer Software and Other Software which are required to be performed by it on or prior to the date hereof, and neither Company nor, to the knowledge of Company, any other party, is in breach of or default thereunder in any respect, nor to Company's knowledge, is there any event which with notice or lapse of time or both would constitute a default thereunder.

          H. To the knowledge of Company, no person is violating or infringing upon, or has violated or infringed upon at any time, any of Company's proprietary rights to any of the Software or Intangibles listed on either
     Schedule 3.22.1 or Schedule 3.22.2.

          I. None of the Software or Intangibles listed on Schedule 3.22.1 and
     Schedule 3.22.2 are owned by or registered in the name of any of Company's shareholders, any current or former owner or shareholder, partner, director, executive, officer, employee, salesperson, agent, customer, contractor of Company or its representative nor does any such person have any interest therein or right thereto, including, but not limited to, the right to royalty payments. Except as listed on Schedule 3.22.2, Company has granted no third party any exclusive rights related to any Owned Software.

          J. No litigation is pending and no claim has been made against Company or, to the knowledge of Company, is threatened, which contests the right of Company to sell or license to any person or entity or use any of the Owned Software, Customer Software or Other Software. No former employer of any employee or consultant of Company has made a claim against Company or, to the knowledge of Company, against any other person, that Company or such employee or consultant is misappropriating or violating the Intangibles of such former employer.

          K. Company is not a party to or bound by and, upon the consummation of the transactions contemplated by this Agreement, will not be a party to or bound by (as a result of any acts or agreements of Company), any license or other agreement requiring the payment by Company or its assigns of any royalty or license payment, excluding such agreements relating to the Customer Software to the extent such royalty or license payment is expressly set forth on Schedule 3.22.2.

          L. [INTENTIONALLY LEFT BLANK].

          M. For purposes of this Agreement, "Software" means any computer program, operating system, applications system, microcode, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, compilation procedures, execution procedures, flow charts, programmers notes, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

          "Intangible" means:

             (i) Patents, patent applications, patent disclosures, all re-issues, divisions, continuations, renewals, extensions and continuation-in-parts thereof and improvements thereto;

             (ii) Trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof and all goodwill associated therewith;

             (iii) Copyrights and registrations and applications for registration thereof;

             (iv) Maskworks and registrations and applications for registration thereof;

             (v) All right, title and interest in all computer software, data and documentation (including, without limitation, modifications, enhancements, revisions or versions of or to any of the foregoing and prior releases of any of the foregoing applicable to any operating environment);

             (vi) Trade secrets and confidential business information (including, without limitation, ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, flow charts, processes ideas, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information);

             (vii) Other proprietary rights;

             (viii) All rights necessary to prevent claims of invasion of privacy, right of publicity, defamation, infringement of moral rights, or any other causes of action arising out of the use, adaptation, modification, reproduction, distribution, sale, or exhibition of the Software;

             (ix) All income, royalties, damages and payments due at Closing or thereafter with respect to the Owned Software, Customer Software, Other Software, or other Intangibles and all other rights thereunder including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof;

             (x) All rights to use all of the foregoing forever; and

             (xi) All other rights in, to, and under the foregoing in all countries.

          "Distributor" means Company and any other person or entity that has been authorized by Company to sell, license or offer to sell or license any Company Software, other than an employee of Company. Distributors may include, without limitation, value added resellers, original equipment manufacturers, dealers, sales agents, and distributors.

          3.22.3. Millennium Compliance. Except as noted in Schedule 3.22.3, the Owned Software and to the best knowledge of Company, the Customer Software and Other Software, are "Millennium Compliant." For the purposes of this Agreement "Millennium Compliant" means:

             (i) The functions, calculations, and other computing processes of the Owned Software, Other Software and Customer Software (collectively, "Processes") perform in an accurate manner regardless of the date in time on which the Processes are actually performed and regardless of the date input to the Owned Software, Other Software, and Customer Software, whether before, on, or after January 1, 2000, and whether or not the dates are affected by leap years;

             (ii) The Owned Software, Other Software, and Customer Software accept, store, sort, extract, sequence, and otherwise manipulate date inputs and date values, and return and display date values, in an accurate manner regardless of the dates used, whether before, on, or after January 1, 2000;

             (iii) The Owned Software, Other Software, and Customer Software will function without interruptions caused by the date in time on which the Processes are actually performed or by the date input to the Owned Software, Other Software, and Customer Software, whether before, on, or after January 1, 2000;

             (iv) The Owned Software, Other Software, and Customer Software accept and respond to two (2) digit year and four (4) digit year date input in a manner that resolves any ambiguities as to the century in a defined, predetermined, and accurate manner;

             (v) The Owned Software, Other Software, and Customer Software display, print, and provide electronic output of date information in ways that are unambiguous as to the determination of the century; and

             (vi) The Owned Software, Customer Software, and Other Software have been tested by Company to determine whether the Owned Software, Customer Software, and Other Software are Millennium Compliant. Company shall deliver the test plans and results of such tests upon written request from Parent. Company shall notify Parent immediately of the results of any tests or any claim or other information that indicates the Owned Software, Customer Software, and Other Software are not Millennium Complaint.

          B. Except as set forth in Schedule 3.22.3(b) of the Company Disclosure Schedule and except as described in the next following sentence, the Company has inquired as to the Millennium Compliance of the Customer Software and any computer hardware and devices owned or leased by the Company that operates any of the Company Software ("Company Hardware") with the vendor thereof, has obtained assurances that such Customer Software and Company Hardware is Millennium Compliant, and has tested such Customer Software and Company Hardware in conjunction with the Owned Software to determine whether the operation of the

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

     Owned Software would result in dated-related failures or errors in such Customer Software or Company Hardware. In the event that the Company obtains information that such Customer Software or Company Hardware is not Millennium Compliant or such Customer Software or Company Hardware fails the testing as described above, the Company has established and has timely implemented written plans to migrate the Company and all Company customers off of such Customer Software or Company Hardware before the Company anticipates that errors or failures in such Customer Software or Company Hardware will occur.

          C. Except as set forth in Schedule 3.22.3(c) of the Company Disclosure Schedule and except as described in the next following sentence, the Company has inquired as to the Millennium Compliance of the Other Software with the vendor thereof and has obtained assurances that such Other Software is Millennium Compliant. In the event that the Company obtains information that such Other Software is not Millennium Compliant, the Company has established and has timely implemented written plans to migrate the Company off of such Other Software before the Company anticipates that errors or failures in such Other Software will occur.

          D. Each customer of Company identified on Schedule 3.22.3(d) has received a copy of the correspondence attached to Schedule 3.21.3(d).

          E. Schedule 3.22.3(e) of the Company Disclosure Schedule sets forth true and correct information called for therein with respect to each customer of Company.

          3.22.4. Without limiting any of the foregoing, to the best knowledge of Company, none of Company's current or former officers, executives, directors, partners, shareholders, employees, salespersons, customers, or independent contractors have disclosed to (without proper obligation of confidentiality) or otherwise used or utilized on behalf of any person other than Company, any trade secrets or proprietary information, including, without limitation, the source codes for Company Software.

          All License Agreements, Third Party License Agreements, software development agreements, and any other written agreement between Company and any third party in which trade secrets or confidential information of Company, Company's customers, agents, or suppliers are disclosed binds the recipient thereof to take reasonable steps to protect the proprietary rights of Company and its customers, agents, and suppliers in such trade secrets and confidential information.

          Schedule 3.22.4 identifies all individuals who have materially contributed to the development of the Owned Software.

          3.22.5. Company Software:

             A. Performs in accordance with all published specifications for such Software;

             B. Complies with all other published documentation, descriptions and literature with respect to such Software; and

             C. Complies with all representations, warranties and other requirements specified in all of Company's License Agreements.

          3.22.6. Except as set forth on Schedule 3.22.6, none of Company's shareholders have an ownership right or other interest in any Software or Intangibles related to the

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     Acquired Business, and no claims have been made or, to the knowledge of the
     Company, is threatened, that the Company Software substantially fails to perform as set forth in Section 3.22.5.

          3.22.7. All Company's contracts with customers (collectively "Customer Contracts"), whether completed or outstanding, were or are evidenced by written agreements containing provisions reasonably equivalent to those contained in Schedule 3.22.7 hereto, with only such changes as would not affect the rights of Company and would not impose on Company any additional obligations.

          No Customer Contract provided for the transfer to the customer therein of any Intangibles relating to Company Software as to which Company thereafter shall have no further rights. No current Customer Contract provides that the customer therein shall be entitled to sublicense or otherwise transfer to a third party any of the Intangibles relating to Company Software unless such third party agrees to be bound by the confidentiality provisions thereof and agrees to pay Company royalties and other amounts comparable to those under such Customer Contract.

          Except as set forth on Schedule 3.22.7, each past or present customer of Company and each past or present customer of Company to whom Company disclosed any of the Intangibles relating to Company Software is bound by a confidentiality provision which requires such past or present customer to take reasonable steps to protect the rights of Company in the Intangibles relating to Company Software.

     3.23. CERTAIN PAYMENTS. To the Knowledge of the Company, neither the Company or any Subsidiary nor any director, officer, agent, or employee of the Company or any Subsidiary, nor any other Person associated with or acting for or on behalf of the Company or any Subsidiary, has directly or indirectly:

          A. On behalf of the Company or any Subsidiary or for the Company's or any Subsidiary's benefit, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Legal Requirement.

          B. Established or maintained any fund or asset on behalf of the Company or any Subsidiary that has not been recorded in the books and records of the Company or any Subsidiary.

     3.24. RELATIONSHIPS WITH RELATED PERSONS.  Except as set forth in Schedule
3.24 of the Company Disclosure Schedule, no Related Person of the Company or the Subsidiary has, or since September 30, 1998, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in the Company's or the Subsidiary's businesses.

     Except as set forth in Schedule 3.24 of the Company Disclosure Schedule, to the Knowledge of the Company, no Related Person of the Company or the Subsidiary owns, or since September 30, 1998, has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has a material financial interest in any transaction with the Company or the Subsidiary.

     Except as set forth in Schedule 3.24 of the Company Disclosure Schedule, no Related Person of the Company is a party to any Contract or commitment with the Company.

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     3.25. BROKERS OR FINDERS.  Except as set forth on Schedule 3.25, neither the Company, the Subsidiary nor their agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     3.26. LABOR RELATIONS; COMPLIANCE. Neither the Company nor the Subsidiary have been nor are a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and there is not
Threatened:

          A. Any strike, slowdown, picketing, work stoppage or employee grievance process;

          B. Any Proceeding against or affecting Company or Subsidiary relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of Company or their premises; or

          C. Any application for certification of a collective bargaining agent.

     No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Company or Subsidiary, and no such action is contemplated by Company or Subsidiary. Company and Subsidiary have complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. The Company and Subsidiary have only employed individuals authorized to work in the United States.

     Company and Subsidiary are not liable for the payment of any compensation, Damages, taxes, fines, penalties, or other amounts, however, designated, for failure to comply with any of the foregoing Legal Requirements.

     3.27. DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by the Company for inclusion in or incorporation by reference in (i) the Proxy Statement (as defined in section 6.1.) and (ii) the registration statement (as defined in Section 4.3.) including the Proxy Statement included therein, will, in the case of the Proxy Statement, at the time of mailing of the Proxy Statement to stockholders of the Company, contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, the rules and regulations thereunder, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion therein.

     3.28. DISCLOSURE. No representation or warranty made by the Company in this Agreement or any Exhibit hereto or in the Company Disclosure Schedule, when taken

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

together, contains or contained (as of the date made) any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were made.

     3.29. VOTE REQUIRED. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     3.30. POOLING-OF-INTERESTS. Except for (i) that certain loan previously obtained by Company and Subsidiary from Parent and (ii) the loan described in
Section 5.8. below, neither the Company, Subsidiary nor any of their directors, officers or shareholders has taken any action which would interfere with (i) Parent's ability to account for the Merger as a pooling-of-interests or (ii) Parent's, Surviving Corporation's or the Company's ability to continue to account for as a pooling-of-interests any past acquisition by the Company currently accounted for as a pooling-of-interests.

4. REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF MERGER SUB AND PARENT

     Merger Sub and Parent, jointly and severally, hereby represent and warrant to the Company, subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referenced by a specific representation supplied by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "Parent Disclosure Schedule"), as follows:

     4.1. ORGANIZATION. Each of Merger Sub and Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and Merger Sub and Parent each has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted. Each of Merger Sub and Parent is duly qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Merger Sub, Parent or their respective subsidiaries taken as a whole.

     4.2. AUTHORIZATION. Each of Merger Sub and Parent has full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby (the "Parent/Merger Sub Ancillary Agreements"). The execution and delivery of this Agreement by Merger Sub and Parent and the performance by Merger Sub and Parent of their respective obligations hereunder and the consummation of the Merger, the Parent/Merger Sub Ancillary Agreements and the other transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of each of Merger Sub and Parent. This Agreement and the Parent/Merger Sub Ancillary Agreements have been duly executed and delivered by each of Merger Sub and Parent and each constitutes the legal, valid and binding agreement of Merger Sub and Parent, enforceable against each of Merger Sub and Parent in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Each other agreement to be executed by Merger Sub and Parent in connection with this Agreement will be duly executed and delivered by

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

Merger Sub and Parent in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     4.3. ABSENCE OF RESTRICTIONS AND CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Organizational Documents of Merger Sub or Parent;
(ii) any Contract material to the business and operations of Merger Sub or Parent; (iii) any judgment, decree, injunction or order of any court or governmental authority or agency to which Merger Sub or Parent is a party or by which Merger Sub or Parent or any of their respective properties is bound or
(iv) any statute, law, regulation or rule applicable to Merger Sub or Parent, so as to have, in the case of subsections (ii) through (iv) above, a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Merger Sub or Parent and their respective subsidiaries taken as a whole. Except for (i) filing of the Articles of Merger;
(ii) the filing of a Form S-4 Registration Statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act; (iii) the filing of the Proxy Statement (as defined in Section 6.1.) with the SEC in accordance with the Exchange Act and (iv) the filing of such consents, approvals, orders, authorizations, registrations, declarations and filing as may be required under applicable state securities laws, no Consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to Merger Sub or Parent is required in connection with the execution, delivery or performance of this Agreement by Merger Sub or Parent or the consummation of the Contemplated Transactions contemplated by this Agreement by Merger Sub or Parent, the failure to obtain which would have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of Merger Sub or Parent and its subsidiaries taken as a whole.

     4.4 CAPITALIZATION OF PARENT AND MERGER SUB. The authorized capital stock of Parent consists of two hundred million (200,000,000) shares of common stock, $.001 par value per share of which thirty million three hundred fifty-two thousand seven hundred sixty-five (30,352,765) shares were issued and outstanding as of December 10, 1999 and two million (2,000,000) shares of preferred stock, $.001 par value per share, of which zero (0) shares are issued and outstanding. The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of common stock, par value $.01 per share, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective capital stock are duly authorized, validly issued, fully paid and nonassessable. The shares of Parent Common Stock to be issued pursuant to this Agreement have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable.

     4.5. SEC FILINGS; FINANCIAL STATEMENTS.

          A. Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after January 1, 1999 (the "Parent SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC since

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

     January 1, 1999. The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

          B. Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly represents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

          C. Parent has previously furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     4.6. LITIGATION. Except as may be disclosed in the Parent SEC Reports, there are no suits, arbitrations, actions, claims, complaints, grievances, investigations or proceedings pending or, to the Knowledge of Parent or Merger Sub, Threatened against Parent or Merger Sub that, if resolved against Parent or Merger Sub could be reasonably expected to have a material adverse effect on Parent or Merger Sub on their ability to consummate the Merger and the other transactions contemplated hereby.

     4.7. REGISTRATION STATEMENT; PROXY STATEMENT. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Proxy Statement will, at the dates mailed to the shareholders of Company at the time of the Company Shareholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

     4.8. CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Merger Sub or Parent that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated

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

Transactions. To the knowledge of Merger Sub or Parent, no such Proceeding has been Threatened.

     4.9. BROKERS OR FINDERS. Except as set forth on Schedule 4.9 of the Parent Disclosure Schedule, neither Merger Sub or Parent nor any of their respective officers or agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

5. CERTAIN AGREEMENTS OF THE PARTIES

     5.1. NO SOLICITATION.

          A. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Section 8, Company and Subsidiary will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) engage in discussions with any person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below); provided, however, that nothing contained in this Section 5.1. shall prohibit the Board of Directors of Company (1) from complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this Section 5.1. or (2) during the period between mailing of the Proxy Statement to Company's shareholders and receipt of the approval by the shareholders of Company of this Agreement and the Merger from, in response to an unsolicited, bona fide written Acquisition Proposal that Company's Board of Directors reasonably concludes based upon the advice of its independent financial advisors constitutes a Superior Proposal (as defined below), engaging in discussions with and furnishing information to the party making such Acquisition Proposal to the extent (a) the Board of Directors of the Company determines in good faith based on the advice of its outside legal counsel that its fiduciary obligations under applicable law require it to do so; (b) (x) at least five
     (5) days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such party, Company gives Parent written notice of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such party and (y) Company receives from such party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such party by or on behalf of Company and
     (c) contemporaneously with furnishing any such nonpublic information to such party, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Company and its subsidiaries will immediately case any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in

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     this Section 5.1. by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.1. by Company.

          For purposes of this Agreement, (i) "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement; (ii) "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (1) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a five percent (5%) interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning five percent (5%) or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than ninety-five percent (95%) of the equity interests in the surviving or resulting entity of such transaction; (2) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than five percent (5%) of the assets of the Company or (3) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company and (iii) "Superior Proposal" shall mean an Acquisition Proposal with respect to which (x) Company's Board of Directors shall have concluded in good faith, after considering applicable state law; on the basis of the written opinion of independent outside counsel that such action is necessary to prevent Company's Board of directors from violating its fiduciary duties to Company's shareholders under applicable law; (y) if any cash consideration is involved, shall not be subject to any financing contingency, and with respect to which Company's Board of Directors shall have determined (based upon the written opinion of Company's independent financial advisors) in the exercise of its fiduciary duties to Company's shareholders that the acquiring party is capable of consummating the proposed Acquisition Transaction on the terms proposed and (z) Company's Board of Directors shall have determined in the exercise of its fiduciary duties to Company's shareholders that the proposed Acquisition Transaction provides greater value to the shareholders of Company than the Merger (based upon the written opinion of Company's independent financial advisors that such Acquisition Transaction is superior to the Merger from a financial point of view).

          B. In addition to the obligations of Company set forth in paragraph A. of this Section 5.1., Company as promptly as practicable, and in any event within twenty-four (24) hours, shall advise Parent orally and in writing of any request for information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) or any such request, Acquisition

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

     Proposal or inquiry. In addition to the foregoing, Company shall (i) provide Parent with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors, but in no event less than eight (8) hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider a Superior Offer and (ii) provide Parent with at least five (5) business days prior written notice of a meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to recommend a Superior Offer to its shareholders and together with such notice a copy of the definitive documentation relating to such Superior Offer.

     5.2. PUBLIC DISCLOSURE. Parent and Company will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.3. REASONABLE EFFORTS; NOTIFICATION.

          A. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Section 7. to be satisfied;
     (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Bodies and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Bodies, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Body; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or

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     any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

          B. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2.A. or 7.2.B. would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          C. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3.A. or 7.3.B. would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.4. THIRD PARTY CONSENTS. As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.5. INDEMNIFICATION. From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers in effect immediately prior to the Effective Time and any indemnification provisions under the Company Organizational Documents as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties thereunder (the "Indemnified Parties") as those contained in the Company Organizational Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of four (4) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

     5.6. NASDAQ LISTING. Parent agrees to authorize for listing on Nasdaq the shares of Parent Common Stock issuable and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.7. AFFILIATES.

          A. Set forth in Schedule 5.7. of the Company Disclosure Schedule is a list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act or Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations (each, a "Company Affiliate"). Company will provide Parent with such

                                      A-45
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     information and documents as Parent reasonably requests of reviewing such list. Company will use its commercially reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit C-1 (the "Company Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

          B. Set forth in Schedule 5.7. of the Parent Disclosure Schedule is a list of those persons who may be deemed to be, in Parent's reasonable judgment, affiliates of Parent under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations (each, a "Parent Affiliate"). Parent will provide Company with such information and documents as Company reasonably requests of reviewing such list. Parent will use its commercially reasonable efforts to deliver or cause to be delivered to Company, as promptly as practicable on or following the date hereof, from each Parent Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit C-2 (the "Parent Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time.

     5.8. PROVISION OF LOAN BY PARENT TO COMPANY. No later than January 15, 2000, Parent shall amend and/or restate that certain Loan and Security Agreement dated October 28, 1999 by and among Company, Subsidiary and Parent and related documents (collectively, the "Loan Documents") pursuant to which the following shall occur: (i) Parent shall advance an additional Five Hundred Thousand and No/100 Dollars ($500,000.00) to be used for general working capital purposes and such new advance shall not be used to pay any indebtedness owed to the Principal Shareholders; (ii) subject to clause (iii) below, the maturity date on the original advance under the Loan Documents and the advance under clause (i) above (and all interest accrued thereon) shall be July 31, 2000; (iii) if the Agreement is terminated by Company pursuant to Section 8.6., the maturity date for such original advance and such new advance shall be modified to become the later of (x) one hundred twenty (120) days from the date of such termination or
(y) July 31, 2000; (iv) all security covered under the Loan Documents shall continue in place and (v) the Principal Shareholders shall sign such subordination agreements and/or forbearance agreements as are requested by Parent to ensure that no payments are made by the Company to the Principal Shareholders until all amounts due Parent for the foregoing advances are paid in full.

6. ADDITIONAL COVENANTS OF THE PARTIES

     The parties hereto hereby agree as follows with respect to the period from and after the date of this Agreement.

     6.1 MUTUAL COVENANTS.

          A. Pooling-of-Interests. Each of the parties shall use its Best Efforts to cause the Merger to qualify for pooling-of-interests accounting treatment for financial reporting purposes. Neither the Company nor any Affiliate of the Company shall knowingly take any action that would jeopardize the treatment of the Merger as a "pooling-of-interests" for accounting purposes.

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          B. Tax-Deferred Treatment.  Each of the parties shall use its reasonable efforts to cause the Merger to constitute a tax-deferred "reorganization" under Section 368(a) of the Code.

          C. Confidentiality; Access to Information.

             (i) Prior to the Effective Time and after any termination of this Agreement each party hereto will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) and representatives (collectively, the "Representatives"), to hold, in confidence all confidential documents and information concerning the other parties hereto and the Subsidiary furnished to such party in connection with the transactions contemplated by this Agreement, including, without limitation, all analyses, compilations, studies or records prepared by the party receiving the information or by such party's Representatives, that contain or otherwise reflect or are generated from such information (collectively, the "Confidential Material"). The party furnishing any Confidential Material is herein referred to as the "Delivering Company" and the party receiving any Confidential Material is herein referred to as the "Receiving Company."

             (ii) The Receiving Company agrees that the Confidential Material will not be used other than for the purpose of the transaction contemplated by this Agreement, and that such information will be kept confidential by the Receiving Company and its Representatives; provided, however, that (i) any of such information may be disclosed to the Representatives who need to know such information for the purpose described above (it being understood that (a) each such Representative shall be informed by the Receiving Company of the confidential nature of such information, shall be directed by the Receiving Company to treat such information confidentially and not to use it other than for the purpose described above and shall agree to be bound by the terms of this
        Section 6.1.C, and (b) in any event, the Receiving Company shall be responsible for any breach of this Agreement by any of its Representatives), and (ii) any other disclosure of such information may be made if the Delivering Company has, in advance, consented to such disclosure in writing. The Receiving Company will make all reasonable, necessary and appropriate efforts to safeguard the Confidential Material from disclosure to anyone other than as permitted hereby.

             (iii) Notwithstanding the foregoing, if the Receiving Company or any of its Representatives is requested or required (by oral question or request for information or documents in legal proceedings, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Confidential Material, the Receiving Company will promptly notify the Delivering Company of such request or requirement so that the Delivering Company may seek an appropriate protective order and/or waive the Receiving Company's compliance with the provisions or this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Company or any of its Representatives is nonetheless, in the reasonable written opinion of the Receiving Company's counsel, compelled to disclose Confidential Material to any tribunal, the Receiving Company or such Representative, after notice to the Delivering Company, may disclose such information to such tribunal. The Receiving Party shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Material so disclosed. The Receiving Company or such Representative shall not be liable for the disclosure of Confidential Material hereunder to a tribunal compelling such disclosure unless such disclosure to such tribunal was caused by or resulted from a previous disclosure by the Receiving Company or any of its Representatives not permitted by this Agreement.

             (iv) This Section 6.1.C shall be inoperative as to particular portions of the Confidential Material if such information (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Company or its Representatives, (ii) was available to the Receiving Company on a non-confidential basis prior to its disclosure to the Receiving Company by the Delivering Company or the Delivering Company's Representatives, or (iii) becomes available to the Receiving Company on a non-confidential basis from a source other than the Delivering Company or the Delivering Company's Representatives, provided that such source is not known by the Receiving Company, after reasonable inquiry, to be bound by a confidentiality agreement with the Delivering Company or the Delivering Company's Representatives and is not otherwise prohibited from transmitting the information to the Receiving Company by a contractual, legal or fiduciary obligation. The fact that information included in the Confidential Material is or becomes otherwise available to the Receiving Company or its Representatives under clauses (i) through (iii) above shall not relieve the Receiving Company or its Representatives of the prohibitions of the confidentiality provisions of this Section 9.8 with respect to the balance of the Confidential Material.

             (v) If this Agreement is terminated, each party hereto will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the party from whom such Confidential Material was obtained, upon request, all documents and other materials, and all copies thereof, obtained by such party or on its behalf from any such other parties in connection with this Agreement that are subject to such confidence.

          D. Proxy Statement/Registration Statement; Shareholder
     Approval. Following the execution of this Agreement, Parent, Merger Sub and the Company will mutually cooperate to prepare and file with the SEC a preliminary proxy statement relating to the Merger (the "Proxy Statement") and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of Parent, Merger Sub and the Company will respond to any comments of the SEC and will use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and when the Registration Statement is declared effective by the SEC, the Company will thereafter promptly cause the Proxy Statement to be mailed to its stockholders. In connection therewith, Parent, Merger Sub and the Company will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal or blue sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each party will notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other party with copies of all correspon-

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

     dence between such party or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Each party agrees to cooperate with the other to provide all materials, documents, exhibits and other requested information necessary to assure such compliance. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, Parent or the Company, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement. The Proxy Statement will also include the approval of this Agreement and the Merger and the recommendation of the Board of Directors of the Company to Company's shareholders that they vote in favor of approval of this Agreement and the Merger, subject to the right of the Board of Directors of the Company to withdraw its recommendation and recommend a Superior Proposal determined to be such in compliance with
     Section 5.1. of this Agreement; provided, however, that the Board of Directors of Company shall submit this Agreement to Company's shareholders whether or not at any time subsequent to the date hereof such board determines that it can no longer make such recommendation. Promptly after the date hereof, the Company will take all action necessary in accordance with Colorado law and its Certificate of Incorporation and Bylaws to convene the Meeting to be held as promptly as practicable, and in any event within (forty-five (45)) days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement. Unless Company's Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 5.1., Company shall use all reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by Colorado Law or applicable stock exchange requirements to obtain such approval. Notwithstanding any provision in this Agreement to the contrary, the Company acknowledges and agrees that Parent may, by notice to the Company, postpone the filing of the Registration Statement, the request to accelerate the declaration of effectiveness of the Registration Statement, or the mailing of the Proxy Statement to the Company's shareholders if at any time the Board of Directors of Parent, in good faith, determines that it would be detrimental to the Parent or Company for such Registration Statement to be filed or declared effective, or for such Proxy Statement to be mailed to the shareholders of the Company; provided, that any such postponement shall not exceed ninety (90) days in duration.

     6.2. COVENANTS OF THE COMPANY.

          A. Conduct of the Company's Operations. During the period from the date of this Agreement to the Effective Time or the date of termination of this Agreement, the Company and the Subsidiary shall use its reasonable efforts to maintain and preserve their respective business organizations and to retain the services of their respective officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the

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

     foregoing, during the period from the date of this Agreement to the Effective Time, neither the Company nor Subsidiary shall, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby, without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed:

          (i) Sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its personal property or assets other than sales or leases of inventory or licensing of Intellectual Property Assets in the Ordinary Course of Business.

          (ii) Make or propose any changes in its Articles of Incorporation or Bylaws.

          (iii) Merge or consolidate with any other Person or acquire a material amount of assets or capital stock of any other Person or enter into any confidentiality agreement with any Person other than in the Ordinary Course of Business.

          (iv) Incur, create, assume or otherwise become liable for indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for obligations of any other individual, corporation or other entity, or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice other than its Subsidiaries, except in the Ordinary Course of Business.

          (v) Create any subsidiaries.

          (vi) Enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee.

          (vii) Change its method of doing business, in any material respect, or change any material method or principle of accounting in a manner that is inconsistent with past practice.

          (viii) Settle any Proceeding, whether now pending or hereafter made or brought involving an amount in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00).

          (ix) Modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any material Contract to which the Company or Subsidiary is a party or any confidentiality agreement to which the Company or Subsidiary is a party.

          (x) Incur or commit to any capital expenditures, obligations or liabilities in respect thereof which in the aggregate exceed or would exceed Fifty Thousand and No/100 Dollars ($50,000.00) on a cumulative basis.

          (xi) Issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any securities of the Company or Subsidiary, or rights or obligations convertible into or exchangeable for any securities of the Company or Subsidiary, or alter the terms of any presently outstanding options or make any changes, by split-up, combination, reorganization or otherwise in the capital structure of the Company or Subsidiary.

          (xii) Declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock.

          (xiii) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan.

          (xiv) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock.

          (xv) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or Subsidiary, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof.

          (xvi) Engage in any action that could (1) cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code or (2) interfere with Parent's ability to account for the Merger as a pooling of interests, whether or not (in each case) otherwise permitted by the provisions of this Section 6.2.

          (xvii) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement.

          (xviii) Make any tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Company or Subsidiary or settle or compromise any material income tax liability.

          (xix) Agree in writing or otherwise to take any of the foregoing actions.

          B. Intellectual Property Matters. The Company shall use its reasonable efforts to preserve its ownership rights to all of the intellectual property ("Intellectual Property") described in Section 3.22. free and clear of any Encumbrances and shall use its reasonable efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark, trade name or copyright that forms a part of the Intellectual Property or any misappropriation or disclosure of any trade secret, confidential information or know-how that forms a part of the Intellectual Property.

          C. Shareholder Agreements. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement, from each of the Principal Shareholders, an executed Shareholder Agreement (the "Shareholder Agreements") in the form attached hereto as Exhibit A, agreeing, among other things, to vote in favor of the Merger.

     6.3. FORM S-8. Parent agrees to file, if available, for use by Parent, a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Options no later than twenty (20) business days after the Closing Date.

     6.4. STOCK OPTIONS AND WARRANTS.

          A. At the Effective Time, the Company's obligations with respect to each outstanding Option or Warrant, whether vested or unvested, will be assumed by Parent. Each Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company

     Stock Option Plans, the agreement or Warrant pursuant to which such security was issued as in effect immediately prior to the Effective Time, except that (i) such security will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were purchasable under such security immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded up to the nearest whole number of shares of Parent Common Stock and
     (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed security will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such security was exercisable immediately prior to the Effective Time by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent.

          B. It is the intention of the parties that Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in the Code ("ISO's") to the extent such Options qualified as ISO's immediately prior to the Effective Time.

          C. After the Effective Time, Parent will issue to each holder of an outstanding Option or Warrant a document evidencing the foregoing assumption by Parent.

          D. Parent will reserve sufficient shares of Parent Common Stock for issuance under this Section 6.4. hereof.

7. CONDITIONS

     7.1. MUTUAL CONDITIONS. The obligations of the parties hereto to consummate the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          A. No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Body which prevents the consummation of the Merger.

          B. [INTENTIONALLY LEFT BLANK].

          C. No Proceeding shall be instituted by any Governmental Body which seeks to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

          D. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement shall have been initiated or, to the knowledge of Parent, Merger Sub or the Company, threatened in writing by the SEC.

          E. The shares of Parent Common Stock issuable to the shareholders of Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

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          F. All waiting periods, if any, under the HSR Act relating to the
     Merger will have expired or terminated early.

          G. The Shareholder Approval shall have been obtained.

          H. Parent and Company shall each have received written opinions from their respective tax counsel in the form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

     7.2. CONDITIONS TO OBLIGATIONS OF MERGER SUB AND PARENT. The obligations of Merger Sub and Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          A. Representations and Warranties. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (1) for such failures to be true and correct that do not in the aggregate constitute a Company Material Adverse Effect; provided, however, such Company Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in Sections 3.2.A., 3.3., 3.29., 3.30. and 3.31. and (2) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (1)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Company Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

          B. The Company shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by such parties hereunder prior to the Effective Time.

          C. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

          D. The Company shall have furnished Merger Sub and Parent with a certificate dated the Closing Date signed on behalf of it by its President to the effect that the conditions set forth in Sections 7.2.A., B. and C. have been satisfied.

          E. Each of the Company Affiliates shall have executed a Company Affiliate Agreement in the form attached hereto as Exhibit C-1.

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          F. Daniel L. Richmond and Chae U. Kim shall each have executed an
     Employment Agreement, in the forms of which are attached hereto as Exhibit D-1 and Exhibit D-2, respectively.

          G. Merger Sub and Parent shall have received the legal opinion, dated the Closing Date, of Norton Lidstone, P.C., counsel to the Company, in substantially the form attached hereto as Exhibit E.

          I. The Company shall have obtained all material consents, waivers, approvals, authorizations or orders, including the consents set forth on
     Schedule 3.2, and made all filings in connection with the authorization, execution and delivery of this Agreement by the Company and the consummation by each of the transactions contemplated hereby.

     7.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          A. Each representation and warranty of Merger Sub and Parent set forth in Section 4. (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date except (1) for such failures to be true and correct that do not in the aggregate constitute a Parent Material Adverse Effect and (2) for those representations and warranties which address matters only as of a specified date, which need be true and correct (which representations and warranties shall have been true and correct (subject to the qualifications set forth in the preceding clause
     (1)) as of such particular date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Parent Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

          B. Each of Merger Sub and Parent shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

          C. Since the date of this Agreement, there shall not have been any material adverse change in the assets, liabilities, results of operations, business or financial condition of Merger Sub and Parent or any material adverse effect on the ability of Merger Sub and Parent to consummate the transactions contemplated hereby.

          D. Each of Merger Sub and Parent shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 7.3.A., B. and C. have been satisfied.

          E. The Company shall have received the legal opinion, dated the Closing Date, of Morris, Manning & Martin, L.L.P., counsel to Merger Sub and Parent, substantially in the form attached hereto as Exhibit F.

8. TERMINATION

     8.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Company:

          A. By mutual written consent duly authorized by the Boards of Directors of Parent and Company;

          B. By either Company or Parent if the Merger shall not have been consummated by May 31, 2000 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1.B. shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          C. By either Company or Parent if a Governmental Body shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          D. By either Company or Parent if the required approval of the shareholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company shareholders duly convened therefor or at any adjournment therefor;

          E. By Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.3.A., B. or C. would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent, then Company may not terminate this Agreement under this Section 8.1.E. for thirty (30) days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise best efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph E. if such breach by Parent is cured during such thirty (30) day period);

          F. By Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 7.2.A., B. or C. would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company, then Parent may not terminate this Agreement under this Section 8.1.F. for thirty (30) days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise best efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph F. if such breach by Company is cured during such thirty (30) day period); or

          G. By Parent, if (i) the Board of Directors of Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or its stockholders; (ii) the Board of Directors of Company shall have recommended to the shareholders of Company an Acquisition Proposal; (iii) the Company fails to comply with Section 5.1. or any provision of the Stock Option Agreement; (iv) an Acquisition Proposal shall have been announced or otherwise become publicly known and the Board of Directors of Company shall have (1) failed to recommend against acceptance of such by its shareholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance by its shareholders of an Acquisition Proposal involving a tender offer or exchange offer) or (2) failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby within five (5) business days thereafter; (v) any of the Principal Shareholders fail to comply with the Shareholder Agreement or (vi) the Board of Directors of Company resolves to take any of the actions described above.

     8.2. NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 8.1. above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or such later time as may be required by Section 8.1.). In the event of the termination of this agreement as provided in Section 8.2., this Agreement shall be of no further force or effect, except (i) as set forth in this Section 8.2.,
Section 6.1.C.(i), Section 8.3. and Section 9., each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, this Agreement.

     8.3. FEES AND EXPENSES.

          A. General. Except as set forth in this Section 8.3., all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred (i) in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto or (ii) for the premerger notification and report forms under the HSR Act.

          B. Termination Fee.

             (i) In the event that (1) Parent shall terminate this Agreement pursuant to Section 8.1.G. or (2) this Agreement shall be terminated (x) pursuant to Section 8.1.B. or (y) pursuant to Section 8.1.D. and, in the case of either (x) or (y), (a) at or prior to such termination, there shall exist or have been proposed an Acquisition Proposal and (b) within nine (9) months after such termination, Company shall enter into a definitive agreement with respect to any Company Acquisition or any Company Acquisition shall be consummated, then, in the case of (1), promptly after such termination, or in the case of (2), concurrently with the execution of a definitive agreement with respect to, or the consummation of, as applicable, such Company Acquisition, Company shall pay to Parent an amount in cash equal to One Million Three Hundred Thousand and No/100 Dollars ($1,300,000.00) (the "Termination Fee").

             (ii) In the event that Parent shall terminate this Agreement pursuant to Section 8.1.F., then Company shall promptly reimburse Parent for Parent's costs and expenses in connection with this Agreement and the transactions contemplated hereby ("Parent's Expenses"), and if, within nine (9) months of such termination of this Agreement, Company shall enter into a definitive agreement with respect to any Company Acquisition or any Company Acquisition involving Company shall be consummated, then concurrently with the execution of a definitive agreement with respect to, or the consummation of, as applicable, such Company Acquisition, then Company shall pay to Parent an amount in cash equal to the amount by which the Termination Fee exceeds the amount of Parent's Expenses previously reimbursed by Company pursuant hereto.

             (iii) The Company acknowledges that the agreements contained in this Section 8.3.B. are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3.B. and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 8.3.B., the Company shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this
        Section 8.3.B. at the prime rate of interest as reported by SunTrust Bank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3.B. shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement, "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by the Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Company.

     8.4. AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company.

     8.5. EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

     8.6. SPECIAL PARENT PAYMENT. In the event that Company shall terminate this Agreement pursuant to Section 8.1.E., the Parent shall pay to Company an amount in cash equal to One Hundred Fifty Thousand and No/100 Dollars ($150,000.00).

9. MISCELLANEOUS

     9.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     9.2. NOTICES. Except as otherwise set forth herein, all notices given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by express courier or delivery service, addressed to the parties hereto at the following addresses:


        A.   Company:                Medical Dynamics, Inc.
                                     99 Inverness Drive East
                                     Englewood, Colorado 80112
                                     Attention: Van Horsley, President
                                     Telecopy No.: (303) 799-1378

             With a copy to:         Norton Lidstone, P.C.
                                     The Quadrant
                                     5445 DTC Parkway
                                     Suite 850
                                     Englewood, Colorado 80111
                                     Attention: Herrick K. Lidstone, Jr., Esq.
                                     Telecopy No.: (303) 221-5553

        B.   Merger Sub and Parent:  InfoCure Corporation and CADI Acquisition
                                     Corporation
                                     1765 The Exchange
                                     Suite 450
                                     Atlanta, Georgia 30339
                                     Attention: Richard E. Perlman
                                     Telecopy No.: (770) 857-1300

             With a copy to:         Morris, Manning & Martin, L.L.P.
                                     1600 Atlanta Financial Center
                                     3343 Peachtree Road, N.E.
                                     Atlanta, Georgia 30326
                                     Attention: Richard L. Haury, Jr., Esq.
                                     Telecopy No.: (404) 365-9532

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given (i) when received, if sent by telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means) and (ii) when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

     9.3. FURTHER ASSURANCES. The parties hereto agree to furnish upon request to each other such further information, to execute and deliver to each other such other documents, and to do such other acts and things, all as the other party hereto may at any time reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

     9.4. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to herein shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, no claim or right arising out of this Agreement or the documents referred to herein can be discharged by one party hereto, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party hereto; no waiver which may be given by a party hereto shall be applicable except in the specific instance for which it is given; and no notice to or demand on one party hereto shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to herein.

     9.5. ENTIRE AGREEMENT AND MODIFICATION. This Agreement, including all exhibits and schedules hereto, are intended by the parties to this Agreement as a final expression of their agreement with respect to the subject matter hereof, and are intended as a complete and exclusive statement of the terms and conditions of that agreement. This Agreement may not be modified, rescinded or terminated orally, and no modification, rescission, termination or attempted waiver of any of the provisions hereof (including this Section) shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

     9.6. ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS. This Agreement shall apply to and be binding in all respect upon, and shall inure to the benefit of, the successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement, their successors and assigns, and for the benefit of no other person or entity; provided, however, that the parties hereto consent to the assignment of interests in this Agreement, including all exhibits and schedules hereto, as collateral security for the obligations of Parent and Merger Sub following the Closing to Finova Capital Corporation.

     9.7. POOLING-OF-INTERESTS. Except for the transaction described in Section 5.8., if any provision of this Agreement or the application of any such provision to any person or circumstance precludes the use of "pooling-of-interests" accounting treatment in connection with the transactions contemplated by this Agreement, then such provision shall be of no force and effect to the extent, and solely to the extent necessary to preserve such accounting treatment and in the event, the remainder of this Agreement shall not be affected, and in lieu of such provision there shall be added as part of this Agreement a provision as similar in terms as may be possible for the transactions contemplated by this Agreement to be treated as a "pooling-of-interests" for accounting purposes.

     9.8. SECTION HEADINGS, CONSTRUCTION. The headings of articles and sections contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation. All references to articles and sections in this Agreement refer to the corresponding articles and sections of this Agreement. All words used herein shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words "herein," "hereof," "hereby," "hereinabove," "hereinbelow," "hereunder," and words of similar import, refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause or other subdivision hereof.

     9.9. TIME OF ESSENCE. With regard to all time periods set forth or referred to in this Agreement, time is of the essence.

     9.10. GOVERNING LAW. Except to the extent mandatorily governed by Colorado Law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     9.11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute, but one and the same agreement.

                    [Signatures Begin on the Following Page]

     IN WITNESS WHEREOF, the Company, Merger Sub and Parent, by their duly authorized officers, have each caused this Agreement to be executed as of the date first written above.

                                          PARENT:

                                          InfoCure Corporation

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          MERGER SUB:

                                          CADI Acquisition Corporation

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          COMPANY:

                                          Medical Dynamics, Inc.

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                     FIRST AMENDMENT TO AGREEMENT AND PLAN
                 OF MERGER BY AND AMONG MEDICAL DYNAMICS, INC.,
                            INFOCURE CORPORATION AND
                          CADI ACQUISITION CORPORATION


     This FIRST AMENDMENT TO THE PLAN AND AGREEMENT OF MERGER by and among INFOCURE CORPORATION, a Delaware corporation ("Parent"), CADI ACQUISITION CORPORATION, a Colorado corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and MEDICAL DYNAMICS, INC., a Colorado corporation ("Company") dated December 21, 1999 (the "Merger Agreement") is entered into this tenth day of April, 2000. Capitalized terms used herein, but not defined shall have the meanings ascribed to such terms in the Merger Agreement.


                             W I T N E S S E T H :


     WHEREAS, pursuant to the Merger Agreement, Merger Sub shall merge with and into Company;



     WHEREAS, the parties desire to amend the Merger Agreement to extend the date by which the Merger must be completed; and


     WHEREAS, the parties also desire to amend the Merger Agreement to express their intention to not attempt to qualify the transaction for pooling-of-interests accounting treatment.

     NOW, THEREFORE, Company, Parent and CADI hereby agree to amend the Merger Agreement as follows:

     1. Term. Section 8.1.B. of the Merger Agreement is hereby amended to delete Section 8.1.B. in its entirety and to insert in lieu thereof the following Section 8.1.B.:

          "8.1.B. By either Company or Parent if the Merger shall not have been consummated by July 31, 2000 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1.B. shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement."

     2. POOLING. Sections 2.10.B, 3.30, 6.1.A. and 9.7 of the Merger Agreement are hereby deleted in their entirety and shall be of no further force and effect.

     3. REORGANIZATION. Section 6.2.A.(xvi) of the Merger Agreement is hereby amended to delete Section 6.2.A.(xvi) in its entirety and to insert in lieu thereof the following Section 6.2.A.(xvi):

          "6.2.A.(xvi) Engage in any action that could cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Section 6.2."

     Except as modified herein, the terms and conditions of the Merger Agreement shall remain in full force and effect.

     The Boards of Directors of Company and Parent have approved and declared advisable this Amendment, and have approved the Merger and the other transactions contemplated by this Agreement and have determined to recommend that the shareholders of Company adopt and approve (i) the Merger Agreement;
(ii) the Amendment to the Merger Agreement and (iii) the Merger transaction.

     This First Amendment may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this First Amendment has been executed as of the date first written above.

                                          PARENT:

                                          InfoCure Corporation

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          MERGER SUB:

                                          CADI Acquisition Corporation

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          COMPANY:

                                          Medical Dynamics, Inc.

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The Delaware General Corporation Law provides that a corporation may pay expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The Delaware General Corporation Law provides that indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     InfoCure's bylaws provide that InfoCure shall, to the full extent permitted by Section 145, indemnify any person, made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is, was or is about to become an officer, director, employee or agent of InfoCure. InfoCure shall pay the expenses (including attorneys' fees) incurred by a person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made by InfoCure only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified.

     In addition, InfoCure's certificate of incorporation eliminates or limits personal liability of its directors to the full extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     For four years after the effective time of the merger, InfoCure has agreed to indemnify and hold harmless, to the fullest extent permitted under applicable law, its certificate of incorporation and bylaws, each present or former director or officer of Medical Dynamics or any of its subsidiaries (including his or her heirs, executors and assigns) against any costs, expenses and amounts paid in settlement of any claim, action, suit, proceeding or investigation arising out of any act or omission in his or her capacity as a director, or officer which occurred before the effective time of the merger.

ITEM 21.  EXHIBITS


EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
  2.1     --   Agreement and Plan of Merger and Reorganization by and among
               Medical Dynamics, Inc., InfoCure Corporation and CADI
               Acquisition Corporation, Inc. dated December 21, 1999
               (included as Appendix A to the proxy statement-prospectus
               contained in this registration statement)
  2.2     --   Stockholder Agreement by and between InfoCure Corporation
               and certain stockholders of Medical Dynamics, Inc.
  5.1     --   Opinion of Morris, Manning & Martin, L.L.P. regarding the
               legality of the Securities being issued*
 23.1     --   Consent of BDO Seidman, LLP
 23.2     --   Consent of KPMG LLP
 23.3     --   Consent of Deloitte & Touche LLP
 23.4     --   Consent of Hein + Associates LLP
 23.5     --   Consent of Morris, Manning & Martin, L.L.P. (included in
               Exhibit 5.1)
 24.1     --   Powers of Attorney (included on signature page)*
 99.1     --   Form of Proxy for Medical Dynamics, Inc. stockholders.


---------------


* Previously filed


ITEM 22.  UNDERTAKINGS

     (a) (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated pursuant to the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 promulgated pursuant to the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (as amended and the rules and regulations thereunder, the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (as amended and the rules and regulations thereunder, the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Atlanta, State of Georgia, on June 20, 2000.


                                       InfoCure Corporation

                                       By:       /s/ FREDERICK L. FINE
                                          --------------------------------------
                                                    Frederick L. Fine
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 20th day of June, 2000.



                      SIGNATURE                                     CAPACITY
                      ---------                                     --------

                /s/ FREDERICK L. FINE                  President, Chief Executive Officer
-----------------------------------------------------    and Director (Principal Executive
                  Frederick L. Fine                      Officer)

                          *                            Executive Vice President, Secretary
-----------------------------------------------------    and Director
                   James K. Price

                          *                            Chairman, Treasurer and Director
-----------------------------------------------------
                 Richard E. Perlman

                /s/ JAMES A. COCHRAN                   Senior Vice President -- Finance
-----------------------------------------------------    and Chief Financial Officer
                  James A. Cochran                       (Principal Financial Officer and
                                                         Principal Accounting Officer)

                                                       Director
-----------------------------------------------------
                   James D. Elliot

                          *                            Director
-----------------------------------------------------
                  Raymond H. Welsh

           *Pursuant to Power of Attorney

              By: /s/ FREDERICK L. FINE
  ------------------------------------------------
                  Frederick L. Fine
                  Attorney-in-Fact